Exhibit 10.14

ALDI MASTER PURCHASE AGREEMENT

This Agreement is made this 18 of March, 2016 by and between Ittella International, INC. with offices located at 6305 Alondra Blvd. Paramount ca. A (“Supplier”), and (a) ALDI Corporate Buying or (b) ALDI Division on behalf of ALDI Inc., an Illinois corporation, with Corporate offices at 1200 North Kirk Road, Batavia, Illinois 60510-1477 (“ALDI”).

ARTICLE I
Introduction

This Master Purchase Agreement (“Agreement”) applies to all products, including Supplier branded or ALDI Private Label brand and fresh produce sold by Supplier directly or through a distributor to ALDI.

ARTICLE II
Prices and Terms

1.	Supplier shall sell, and ALDI shall purchase, products, as the ALDI order or Purchasing Contract indicates, at the prices then currently in effect and or as otherwise mutually agreed. Supplier shall only raise prices with mutual agreement of ALDI effective upon thirty (30) days of such agreement.

2.	If ALDI is exempt from sales and use taxes for the purposes of a purchase made under this Agreement, it will submit an exemption certificate to Supplier. ALDI will not be responsible for such taxes for which ALDI provides Supplier with a valid, properly executed exemption certificate. Except as provided in this Agreement, Supplier is responsible for all other taxes, assessments, duties, permits, tariffs and fees or other charges of any kind.

3.	Payment shall be made to Supplier within 30 days of merchandise receipt or as otherwise agreed. ALDI may set-off any amount owed by ALDI to Supplier against any amount owed by Supplier to ALDI.

ARTICLE III

Production and Inventory

1.	Supplier shall maintain its production and inventory of finished products for sale to ALDI in quantities not to exceed a one (1) month supply of ALDI’s normal orders and requirements and not more than three (3) months’ supply of labels and packaging.

2.	Supplier shall have an annual inspection performed for all facilities used to manufacture, or pack product sold to ALDI with GFSI certification or equivalent. All facilities used to store product sold to ALDI must have an annual inspection and obtain a GMP certification or equivalent. Fresh produce Supplier shall instead have completed GAP (for growers) and GMP (for growers and distributors). All national produce suppliers must have GFSI inspection reports for all facilities used to process or store product sold to ALDI performed annually. A copy of the applicable inspection report shall be sent electronically to ALDI within ten (10) days of receipt by Supplier with Supplier’s written action plan for making corrections or changes outlined in the report.

3.	Supplier agrees to allow persons authorized by ALDI to inspect, upon reasonable notice, any facility used for products sold to ALDI, including but not limited to third-party warehouses and storage facilities.

4.	Notwithstanding the previous provisions, ALDI reserves the right to refuse to accept product from any third-party warehouse or storage facility at any time for any reason. Should ALDI exercise this right, Supplier shall indemnify, defend, and hold ALDI and its agents and employees harmless, from and against any allegation, claim or lawsuit brought by a third-party warehouse or storage facility.

5.	At ALDI’s discretion, Supplier shall have its product tested at Supplier’s expense for compliance with ALDI’s specifications by an outside laboratory approved by ALDI, and Supplier shall furnish ALDI with all test results.

6.	All products sold by Supplier to ALDI shall be properly packaged in order to assure safe delivery. Supplier shall label the outer shipping case for products sold to ALDI with item description, item code and units per case. Individual cases shall not be shrink wrapped.

ARTICLE IV

Private Label Products

1.	ALDI grants Supplier a nonexclusive, non-assignable and revocable license to use ALDI’s Private Labels for the sole purpose of manufacturing ALDI Private Label products for sale to ALDI in accordance with this Agreement.

Please keep a copy for your files, and send the original, completed contract to:

Attn: Julie Jolly

Corporate Buying Director

1200 N. Kirk Road

Batavia, IL 60510-1477

Initial: ALDI	Supplier

ALDI US, Master Purchasing Agreement 3.0	1 of 6

2.	Supplier shall not use, reproduce, distribute or sell ALDI Private Labels or Private Label products without ALDI’s prior written approval and Supplier shall indemnify ALDI for all of its losses and damages, including attorneys’ fees, which result from any unauthorized use.

.3	Supplier shall prepare product packaging for ALDI Private Label products in accordance with the following terms:

a.	Supplier shall use the style guides, artwork and packaging for the product label and display case provided by ALDI’s design agency to develop ALDI Private Label product packaging and labeling, consumer packaging, and outer shipment packaging.

b.	Supplier shall be responsible for use and accuracy of the information, proper terminology, ingredient and nutritional information contained on packaging, as well as any warnings or caution statements necessary to meet industry standards and all applicable federal, state and local laws.

c.	Supplier shall pay the design agency’s fees and expenses for all design, packaging and artwork and such expenses incurred by ALDI. ALDI is authorized to pay design agency and to deduct the amount paid from any amount due to Supplier.

4.	Supplier shall indemnify ALDI for any suit, cost or damages that may be filed against or imposed upon ALDI as a result of any proceedings instituted by any Third Party against ALDI arising out of any activities of Supplier pursuant to this Agreement. Such indemnification shall not apply to the extent any claim arises from material supplied by or design elements required by ALDI.

5.	Supplier agrees that (a) the ALDI Private Labels are the sole and exclusive property of ALDI, (b) Supplier shall not acquire a proprietary interest in the ALDI Private Labels or any other product specific logos, slogans, and other intangibles relating to the products, (c) it will not do anything inconsistent with ALDI’s ownership of the Private Labels, (d) it will not use any trademark, trade name or trade dress which is similar to the ALDI Private Labels for any of Supplier’s products or services, and (e) upon termination of this Agreement, Supplier immediately will discontinue all use of ALDI Private Labels.

ARTICLE V

Supplier’s Warranties

1.	Supplier represents and warrants to ALDI that all products sold by Supplier to ALDI:

a.	are not adulterated or misbranded under the Federal Food, Drug and Cosmetic Act, or the pure food and drug laws or any other legal requirement in the states in which the products are re-distributed by ALDI;

b.	are merchantable and fit for the particular purpose for which they are intended and Supplier has good and merchantable title;

c.	meet all applicable specifications, and are free from defects in material, design, and workmanship, processing and packaging even where ALDI supplies specifications;

d.	conform in all respects to the quantity, nature, substance, design, functionality, performance criteria, description, and specification for such products referred to in Supplier’s sample, literature and representations;

e.	are produced, manufactured, packaged, labeled (including showing country of origin and including labeling requirements for genetically engineered products or ingredients) and sold by Supplier in compliance with applicable laws of the United States, and the states in which the products are redistributed by ALDI;

f.	prepared, designed and manufactured by Supplier to be safe and without risk to health or property when properly used and will not contain any improper unlawful or unspecified contents;

g.	do not infringe, and all labeling and packaging do not infringe, intellectual property rights or Supplier has necessary approvals of, owner of third-party intellectual property rights;

h.	include all necessary and accurate information and warnings about safe use of the product;

i.	are packaged in a manner which protects the product from tampering or interference, damage or deterioration and shall be packed and secured to ensure that the product is delivered to ALDI in good condition;

j.	any non-food products sold by Supplier to ALDI will also comply with applicable rules and regulations including rules and regulations of the Consumer Product Safety Commission; and

k.	there has been no testing with animals of Supplier’s product sold by ALDI, except for pet food.

Initial: ALDI	Supplier

ALDI US, Master Purchasing Agreement 3.0	2 of 6

In addition, Supplier also represents and warrants to ALDI that it:

l.	has complied with all applicable import and export and related laws of the United States and of any foreign nation from which the goods may originate and will comply with any hold or other order or direction issued by the Department of Homeland Security, U.S. Customs and the FDA;

m.	has all licenses, permits and registrations that are necessary to manufacture, sell or deliver any of the products delivered pursuant to this Agreement; and

n.	has full rights and authority to enter into and perform this Agreement and Supplier’s performance will riot violate any agreement to which Supplier is a party.

2	Supplier’s warranties in Section 1 paragraphs a-f and h-j shall also be made by Supplier to ALDI’s customers who purchase Supplier’s product from ALDI. The remedy of ALDI’s customer for breach of any warranty by Supplier shall be recovery from Supplier for any personal injury or property damage caused by Supplier’s products, and any consequential and incidental damages relating thereto including loss of earnings, in addition to repair, replacement or refund of the purchase price of the product by Supplier, as ALDI’s customer may select.

3	For all non-food products, Supplier shall

a.	establish a pre-arranged procedure for the ALDI customer to return the product, including pre-labeled return packages and pre-paid shipping;

b.	bear any costs that ALDI’s customer may incur in connection with returning the product to Supplier at such location as Supplier designates, which shall not be an ALDI store;

c.	make repairs, replacements or refunds, as the ALDI customer elects within ten (10) business days after the ALDI customer ships the item, and any replacement product or repair must be of comparable quality and specifications;

d.	make available a toll-free number, and an email or website, for use by ALDI customers in making warranty claims which will be available during regular business hours throughout the warranty claim period;

e.	sufficiently staff its customer response number, email and website so that customer inquiries are handled promptly when made, but in no event in more than 24 hours after first submitted;

f.	staff its response sites with personnel sufficiently competent to handle common problems, operating instructions and troubleshooting;

g.	maintain a sufficient inventory of replacement parts, products and manuals to comply with customer claims during the warranty period;

h.	keep the customer and ALDI advised promptly of the status and timeline for resolution of the claim or inquiry in all cases of customer claims or inquiries;

i.	respond to any inquiry or claim made directly to ALDI as provided herein, and

j	indemnify ALDI for any costs or expenses it may incur in connection with any ALDI customer making warranty claims against Supplier’s product.

4	The use of a Kosher certification label on Supplier’s products sold to ALDI shall be authorized by the Kosher certifier and Supplier is and shall remain in compliance with the requirements for use of such certification(s). Supplier shall enter into and comply with such agreement as required by the certifier for authorized use of the Kosher label(s) and Supplier shall indemnify ALDI for any liability under such agreement and shall pay all administrative and annual fees of the Kosher certifier(s).

ARTICLE VI

Product Liability/Indemnification

1.	Supplier shall indemnify, defend, and hold ALDI and its agents and employees harmless, from and against any claims, suits, judgments, damages, loss and liability for bodily injury, sickness, disease or death, destruction or damage to property, and any loss, including consequential and incidental damages, lost profit, injury to reputation, reasonable attorneys’ fees and other expenses of litigation, and exemplary damages for which ALDI may be vicariously liable, which arise out of or result from (a) any breach by Supplier of its obligations or warranties and representations under this Agreement, and (b) any lawsuit or claim of any type against ALDI arising out of Supplier’s product sold to ALDI, including any act or omission of Supplier or its agents, employees or subcontractors, in connection with this Agreement or the product furnished by Supplier; provided, however this indemnification obligation of Supplier shall not apply to that portion of any loss and liability due to ALDI’s negligence or willful misconduct.

Initial: ALDI	Supplier

ALDI US, Master Purchasing Agreement 3.0	3 of 6

2.	ALDI shall have the right to participate in the defense of any claim including claims involving ALDI Private Labels, with counsel of its choosing, at the expense of Supplier, without losing the right to indemnity.

3.	Regarding claims by an employee of Supplier or its subcontractor against ALDI, Supplier’s indemnification obligation under this Article is not limited by a limitation on the amount or type of damages, compensation or benefits payable by or for Supplier under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

4.	Supplier’s obligation under this Article shall be independent of, and in addition to, Supplier’s obligation to provide insurance under Article VII.

5.	In addition to ALDI’s remedies, under paragraph 1 of this Article, if (a) products sold to ALDI by Supplier are (i) non- compliant with Supplier’s warranties, (ii) not or will not be delivered in a timely manner, (iii) not in compliance with any requirements of this Agreement, or (iv) rejected or encumbered by U.S. authorities; (b) Supplier advises ALDI that it will not be able to perform any of its obligations under this Agreement; or (c) ALDI believes on reasonable grounds that there will be a delay in delivery, or a failure to comply with any applicable law, or any of Supplier’s obligations under this Agreement, then, in addition to and without limiting any other rights or remedies of ALDI, including any right to claim damages for Supplier’s breach, ALDI shall be entitled to:

a.	issue a “stop sale” for such products, in which case the products will be pulled from sale in ALDI stores;

b.	withhold payment for such products;

c.	cancel an order and terminate the Purchasing Contract, in which case ALDI has no obligation to accept delivery of or pay for the products;

d.	reject any products forming part of the order which have already been received; and

e.	purchase alternative supplies of the products, and Supplier will be liable for any additional costs incurred by ALDI in respect of such alternative suppliers.

6.	Where ALDI exercises a right hereunder to reject any products which have been received by ALDI or to cancel an order which is in shipment to ALDI:

a.	Supplier shall, at its risk and expense, collect any products that have been delivered to ALDI within 14 days of ALDI providing written notice to Supplier that the products are to be collected;

b.	if Supplier does not collect the products within 28 days of ALDI providing written notice to Supplier that the products are to be collected by Supplier, ALDI may destroy those products and Supplier shall have no claim against ALDI with respect to the destruction of those products; and

c.	Supplier shall reimburse ALDI for its lost profit, cost of advertising, cost of returns, any payment made by ALDI for such products, and without limitation, any freight expense, fines, penalties, fees and any other expenses incurred by ALDI with respect thereto.

7.	If ALDI issues a “stop sale” or rejects Supplier’s products, and if Supplier’s product has already been delivered to ALDI and Supplier desires return of its product, Supplier shall pay all expenses in any way associated by such return, and Supplier shall pay ALDI a fee of $50 per store involved as a handling charge for return of the product with a minimum charge to Supplier of $1,000 per ALDI division. If Supplier does not desire return of its product, Supplier shall pay ALDI’s costs of disposing and destruction of the product.

Supplier shall remove all references to ALDI’s Private Labels on any product and packaging which is the subject of an order cancelled by ALDI or which is returned from ALDI, and Supplier shall not sell or dispose of the products until such removal has been effected and approved by ALDI.

ARTICLE VII
Insurance

Supplier shall procure and maintain in full force and effect during the term of this Agreement, insurance with the minimum limits and conditions based upon the category of product furnished by Supplier to ALDI as shown in the Supplier Liability Matrix all as detailed in the Insurance Limits and Conditions made part of this Agreement and made available to Supplier by ALDI at the time this Agreement is presented to Supplier for execution. All insurance carriers shall be rated not less than A-VII by Best’s Key Rating Guide and each insurance policy shall (a) provide that defense costs will not apply against the required coverage limits; (b) contain waiver of subrogation against ALDI Inc., its agents and employees for Commercial General Liability Insurance; (c) provide the insurance is primary, non-contributory and not excess over any other valid collectible insurance and (d) must name ALDI Inc. and its wholly owned subsidiaries, its agents ad employees as additional insureds and certificate holders. Supplier shall provide current Certificates of Insurance verifying Supplier’s compliance with the Insurance Requirements (a) prior to execution of this Agreement, and (b) at any time upon the request of ALDI. For European Suppliers, there is a separate Addendum which is required.

Initial: ALDI	Supplier

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ARTICLE VIII

Corporate Responsibility

Supplier shall comply with ALDI’s Corporate Responsibility Principles which are available on ALDI’s website and made a part of this Agreement.

ARTICLE IX

Customer Complaints

1.	Supplier and ALDI shall promptly advise the other of any complaint which either receives regarding Supplier’s product or packaging.

2.	Supplier shall contact the customer within 24 hours regarding all product inquiries or complaints, and shall resolve all issues within seven (7) days. Supplier shall reply to ALDI’s notification to Supplier of inquiries or complaints received by ALDI detailing Supplier’s actions taken and resolutions. Supplier shall not copy ALDI on any direct email correspondence with the customer.

ARTICLE X

Policy on Special Payments. Gifts, or Gratuities

1.	The offering or making of payments, gifts, contributions or other inducements to any ALDI personnel is contrary to ALDI’s policy regardless of the amount involved. Supplier’s salespersons, representatives and brokers may not under any circumstances make or offer to make any payment, gift, contribution or other inducement to ALDI personnel.

2.	ALDI personnel may not invest in or associate with any entity which could influence any ALDI personnel’s judgment regarding a business decision or is contrary to ALDI Policy. Supplier, as well as Supplier’s salespersons, representatives, brokers and any third party involved in the relationship, may not under any circumstances establish any business relationship with any ALDI personnel or establish any business relationship with any third-party business in which any ALDI personnel or a relative of any ALDI personnel have a significant economic or personal interest.

3.	Supplier is responsible for insuring that its sales representatives, brokers and any third party involved in any relationship with ALDI comply with this Article X.

4.	Supplier represents that its business activities are in strict compliance with all legal requirements applicable to its business, in particular, with those statutory provisions and contractual agreements with ALDI Inc., including, but not limited to this Article X concerning policy on special payments, gifts, gratuities or business relationships set forth above in Sections 1-3 above. Supplier represents that it has taken all required and necessary measures to ensure that compliance with the foregoing requirements is maintained at all times during the period that this Agreement is in effect.

5.	A violation of this Article X is a default under this Agreement and cause for immediate Termination of this Agreement and all related contracts.

ARTICLE XI

Supplier’s Relationship with ALDI

1.	Supplier and ALDI agree that all marketing, product specifications, new product information, sales data and other information received from either party is confidential information and a trade secret. Both parties agree to safeguard and use such information received from the other party only for purposes of this Agreement, and not to disclose such information to any other party without prior written authorization. Each party will return confidential information received from the other party upon any termination of this Agreement. Both parties further agree not to announce publicly that Supplier and ALDI have entered into this Agreement without prior written consent and approval of the content of any such announcement.

Initial: ALDI	Supplier

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ARTICLE XII
Termination

1.	Either party may terminate this Agreement for any reason upon 30 days prior written notice, or in the case of default, immediately upon written notice of default. Default is defined as a failure to perform any obligation under this Agreement, including but not limited to quality of products sold by Supplier to ALDI.

2.	In the event of termination, other than as a result of a default by Supplier, ALDI will pay Supplier and Supplier will deliver to ALDI:

a.	for Special Buy items, an amount sufficient to satisfy the applicable Purchasing Contract.

b.	for all Private Label finished goods Supplier has manufactured for ALDI and bearing ALDI trade names or trademarks, up to an amount equal to a one (1) month average supply.

c.	for all special packaging and labeling materials bearing ALDI Private Labels, Supplier’s cost, but not to exceed a (3) months average supply.

3.	The provisions in Articles II, III, IV, V, VI, VII, IX, and XIII, and other provisions of this Agreement which require performance after termination of this Agreement shall survive any termination of this Agreement and, including all indemnity and insurance obligations of Supplier.

ARTICLE XIII

Binding Agreement

1.	This Agreement is made in the State of Illinois and shall be governed by the Laws of the State of Illinois. Any legal action in any way related to this Agreement shall be brought only in federal and state courts of Illinois, and Supplier consents to personal and subject matter jurisdiction of such courts.

2	If any section of this Agreement is found to be legally not enforceable, all other provisions of this Agreement will remain in full force. If another Agreement is later made between Supplier and ALDI, this Agreement shall take precedence, and any provisions of a later agreement which are inconsistent with this Agreement will be of no force or effect.

3.	Supplier shall not assign or subcontract this Agreement or any of its rights under it, or otherwise involve another party with performance of its obligations hereunder, including co-packaging, without ALDI’s prior written consent.

4.	Supplier’s sub-contractor/sub-supplier shall meet the same insurance requirements and other obligations under this Agreement to ALDI as Supplier.

5.	ALDI shall have the right to assign this Agreement to any affiliate, subsidiary or division of ALDI without Supplier’s consent.

In witness whereof, the parties have initialed each page of, and signed below, this Agreement as of the date first above written.

SUPPLIER: Ittella International, INC.		ALDI INC.

By:	/s/ Martha Martinez	By:
		Title:	Director
Printed Name: Martha Martinez
By:
Title: Controller		Title:	Group Director Corporate Buying or Vice president
Date: 3/18/2016		Date: 4/6/16

Initial: ALDI	Supplier

ALDI US, Master Purchasing Agreement 3.0	6 of 6

ADDENDUM

(For European Suppliers)

Amendment made this 18 day of March, 2016, by and between (“Supplies”), and ALDI Inc. (“ALDI”).

WHEREAS Supplier and ALDI are parties to a Master Purchase Agreement (the “Agreement”) dated 3/10/16;

WHEREAS, Supplier and ALDI desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, ALDI and Supplier agree as follows:

1.	Article VI, Section 1 of the Agreement is replaced with the following:

Supplier shall indemnify, defend, and hold ALDI and its agents and employees harmless, from and against any claims, loss and liability for bodily injury, sickness, disease or death, destruction or damage to property, and any loss, including consequential and incidental damages, lost profit, injury to reputation, attorneys’ fees, including exemplary damages for which ALDI may be vicariously liable, which arise out of or result from any breach by Supplier of its obligations or warranties under this Agreement, the product furnished by Supplier, or any act or omission of Supplier, or its agents, employees or subcontractors, in connection with this Agreement or the product furnished by Supplier; provided, however, this Indemnification obligation of Supplier shall not apply to that portion of any loss and liability which ALDI incurs due to its own negligence or willful misconduct.

2.	The following changes are made to Article VII, of the Agreement:

A.	The second sentence of the first paragraph of Section 1 is replaced with the following:

All insurance carrier(s) must be rated not less than A-VIII by A.M. Best’s Key Rating Guide or an insurer with a lower rating that is approved by Aldi that can provide the required insurance coverages and limits below, at the sole cost of the Supplier.

B.	A new subparagraph b is added to Section 1 immediately following subparagraph a as follows:

b.	Supplier shall obtain a Vendor’s endorsement to the Supplier’s insurance which provides ALDI is indemnified and held harmless under the Supplier’s insurance for any liability arising out of the Supplier’s product supplied to ALDI. This endorsement shall provide indemnification to for ALDI for liability arising out of bodily injury or property damage, except when such liability is (a) assumed by the Vendor under a contract or agreement of ALDI which would not have attached in the absence of the contract or agreement, (b) arising under any express warranty unauthorized by Supplier, (c) arising out of any physical or chemical change in the products made intentionally by ALDI, (d) arising out of repackaging of products by ALDI unless solely for the purpose of inspection, demonstration, testing or the substitution of parts under instructions from the insured and then repackaged in the original container, (e) arising out of any failure to make such inspections, adjustments, tests or servicing as ALDI has agreed to make or normally undertakes to make in the usual course of business in connection with the distribution or sale of products, (f) arising out of demonstration, installation, service or repair operations other than such operations performed at ALDI’s premises in connection with the sale of products, and (g) from products which have been labeled or re-labeled or use as a container, part or ingredient of any other thing or substance by or for ALDI. Such endorsement shall also provide that Supplier’s insurer shall indemnify ALDI for defense cost in any lawsuit arising out of the product sold to ALDI by Supplier.

Initial: ALDI	Supplier

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C.	Section 1 is amended with respect to coverage limits only as follows:

Commercial General Liability:

(Coverage Limits are stated in Euros):

Category of Product*	Required Coverage Amount (each occurrence / in the
I	€ 2,000,000 / € 3,000,000
II	€ 5,000,000 / € 6,000,000
III	€ 10,000,000 / € 11,000,000

*The coverage limits required of Supplier are based upon the category of product furnished by Supplier to ALDI as shown in the Supplier Liability Insurance Matrix. For example, if Supplier furnishes ALDI with a product listed in Category II on the Matrix, the minimum coverage limits which that Supplier shall procure and maintain are €5,000,000 per occurrence and €6,000,000 aggregate. If the product furnished to ALDI is not listed on the Matrix, Supplier shall contact ALDI which will determine coverage requirements based upon its assessment of product risk. If Supplier is furnishing ALDI with products in more than one category, then the highest level of coverage requirements shall be procured and maintained by Supplier. ** Coverage Limits are stated in Euros.

Products Completed Operations Aggregate Limits:

Category of Product	Coverage Amount
I	€2,000,000
II	€5,000,000
III	€10,000,000

●	Automobile Liability insurance: compulsory insurance must be purchased from the auto rental company if the Supplier is traveling to ALDI premises.

●	Worker’s Compensation/Employer’s Liability insurance, with statutory benefits limits with either a private insurer or through the applicable Government Scheme and Employer’s liability Limit of €500,000, if product is delivered to ALDI premises or if Supplier’s employee is on ALDI premises.

Initial: ALDI	Supplier

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D.	Section 2 is amended to provide that the defense costs for claims in the United States do apply to coverage limits.

E.	The following sentence is added after the first sentence of paragraph 4:

If such notice of cancellation or non-renewal is unavailable, then Supplier shall provide prompt notice to ALDI of (i) any cancellation (and the reasons therefor) or (ii) non-renewal.

F.	The last sentence of Section 4 is replaced with the following:

In the event a Supplier’s carrier is downgraded, the Supplier shall procure new coverage from a carrier rated no less than A-VIII by A.M. Best’s Key Rating or an insurer with a lower rating that is approved by ALDI that can provide the coverage and limits required, at the sole cost and expense of the Supplier.

G.	The certificate of insurance requirements in Section 6 are replaced with the following:

i.	Show insurance on an occurrence basis with limits not less than those set forth in Paragraph 1 above
ii.	Show ALDI as Certificate Holder and Vendor’s Endorsement or if available, Additional Insured status, per the requirements set forth in Paragraph 3 above;
iii.	All required insurance must provide coverage as detailed above for occurrences in the U.S.;
iv.	Provide for filing of claims in the United States and payment of claims in U.S. currency unless Supplier’s insurers require payment of claims in the currency of Supplier’s domicile;
v.	Permit legal service of process in the U.S.; and
vi.	State that U.S. law must apply to any and all claims.

3.	Section 4 of Article X is replaced with the following:

Supplier warrants that the prices and terms offered by Supplier do not breach any prohibition against anti-competitive business practices and Supplier confirms it has not engaged in any cartel or price-fixing arrangement or other anti-competitive conduct. Should a court or an antitrust authority or other agency having jurisdiction over such matters find that either Supplier or its agents have violated any such prohibition, or that Supplier has been involved in such activity, Supplier must pay ALDI as liquidated damages and not as a penalty, a lump- sum of five percent (5%) of the purchase price of all goods sold to ALDI in violation of such prohibition during the relevant time period plus interest as prescribed by law, as compensation to ALDI, unless the Supplier can prove that the damage was of a lesser amount (or did not occur at all) or ALDI shows that greater damage was caused. All other legal or contractual claims for compensation which ALDI may have against Supplier shall remain unaffected by such payment. Supplier shall provide ALDI with any information required by ALDI to determine whether there is a basis for such claim(s).

Initial: ALDI	Supplier

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4.	Section 5 of Article X is moved to Section 6 of Article XII.

5.	Section 5 of Article X is replaced with the following:

Supplier represents that its business activities are in strict compliance with all legal requirements applicable to its business, in particular, with those statutory provisions and contractual agreements with ALDI Inc., including, but not limited to this Article X concerning policy on special payments, gifts, gratuities or business relationships set forth in Sections 1-4 above. Supplier represents that it has taken all required and necessary measures to ensure that compliance with the requirements generally described in the above sentence is maintained at all times during the period that this Agreement is in effect.

6.	Except as amended hereby, the Agreement between ALDI and Supplier shall remain in full force and effect.

Supplier: Ittella International, INC.		ALDI INC.

By:	/s/ Martha Martinez	By:	/s/ Jamie Shunick

Printed Name: Martha Martinez		Printed Name: Jamie Shunick
Title: Controller		Title: Director of Corp. Buying

Date: 3/18/2016		Date:4/6/16

Initial: ALDI	Supplier

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Effective Date: 02/03/2020

SAM’S CLUB GROCERY

MERCHANDISE AGREEMENT

General Supplier Information

Agreement Number:	SAP Supplier Number:	Supplier ID:	Category:
607499-64-2	1400560216		44-Frozen Foods

Specialty Group: None

Company Legal Name: Ittella International LLC

Doing Business As: STONEGATE FOODS INC

Legal Entity: Corporation

Taxpayer Identification Number ( TIN ): XX-XXX5710

Company Contacts
Supplier Agreement Accepted By: Al Galletti	Phone: 15624084829
CEO/President: Sam Galletti	Phone: (562)602-0822
CFO: Stephanie Dieckmann	Phone: (562)602-0822

Corporate Address	Remit Address
Address Line 1: 6305 ALONDRA BLVD	Address Line 1: 6305 ALONDRA BLVD
Address Line 2:	Address Line 2:
City: PARAMOUNT	City: PARAMOUNT
State: CA	State: CA
Zip: 90723-3750	Zip: 90723-3750

The Supplier Agreement detailed below has been accepted on behalf of the supplier by:

Al Galletti - (RLID : 6vf2l12 )

1

Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

SUPPLIER AGREEMENT

(Standard Terms and Conditions for Suppliers)

This Supplier Agreement, (“Agreement”) is between supplier indicated on the GENERAL SUPPLIER INFORMATION form that is part of the supplier registration process (“Supplier” or “you”) and Walmart Inc., and its direct and indirect US and Puerto Rico operating subsidiaries (collectively, “Company”). This Agreement consists of (1) these Standard Terms and Conditions for Suppliers (“Terms and Conditions”), (2) the Company policies and guidelines referenced in this Agreement; (3) the Appendix and any Schedule(s) attached hereto and (4) Company’s minimum requirements and Standards for Suppliers posted at http://corporate.walmart.com/suppliers/minimum-requirements and http://corporate.walmart.com/sourcing-standards-resources, each as may be amended from time to time by Company (collectively, the “Standards”), each of which is incorporated in this Agreement.

BY CLICKING “I ACCEPT” AND “SUBMIT” BELOW, BY OFFERING TO SELL, SELLING, OR DELIVERING ANY MERCHANDISE TO COMPANY OR ITS CUSTOMERS, INCLUDING THROUGH ANY COMPANY WEBSITE OR APPLICATION, OR PROVIDING DIRECT SHIP SERVICES ON BEHALF OF COMPANY, YOU AGREE THAT YOU HAVE READ AND UNDERSTAND AND AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS AGREEMENT WITHOUT CHANGE. YOU FURTHER REPRESENT AND WARRANT THAT (1) ALL THE INFORMATION YOU PROVIDE AS PART OF THE REGISTRATION PROCESS WILL BE ACCURATE AND COMPLETE AND (2) IF YOU ARE EXECUTING THIS AGREEMENT ON BEHALF OF AN ENTITY, YOU HAVE THE REQUISITE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE ENTITY YOU REGISTER AS SUPPLIER.

By clicking the “I ACCEPT” button below, you understand that execution of this Agreement by both Supplier and Company does not impose on Company any obligation (and Company has no obligation) to purchase or take delivery of Merchandise (or to enable the sale or delivery of Merchandise to any customer) or to use any services of Supplier.

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

STANDARD TERMS AND CONDITIONS

1. DEFINITIONS. As used in this Agreement or any Order (defined below), the following capitalized words shall have the meanings set forth below:

(a) “Account” means any right to receive payments arising under this Agreement.

(b) “Authorized Buyer” means any buyer or category lead (or successor or equivalent titles) of Company assigned to the category/department corresponding to the purchased Merchandise.

(c) “Change of Control” of Supplier means an event by which any person or entity, other than person(s) or entity(ies) having Control of Supplier as of the Effective Date, acquires Control of Supplier. “Control” means having direct or indirect power to direct, or cause the direction of, the management and policies of an entity, whether through the ownership of voting securities (even if less than majority ownership), contract, or otherwise.

(d) “Content” means product images, product descriptions, Supplier name, logo, trademarks, service marks, copyrights, trade dress, and other information and materials, and content for marketing and promoting Merchandise in connection with Company’s marketing of the Merchandise. Content also includes any product information collected by Company from your website, or otherwise made available to Company by Supplier (or by a third party at Supplier’s direction).

(e) “Effective Date” means the date this Agreement becomes effective as to both Company and Supplier.

(f) “Law” means any applicable international, foreign, or domestic law, regulation, order or other requirement imposed or compelled by a governing or regulatory authority having legal force (whether federal, state or local), including any treaty, statute, common law, judicial decision, rule, regulation, code or ordinance.

(g) “Merchandise” means all products, goods, materials, equipment, displays, articles, and tangible items supplied by Supplier to Company within the Territory, and all packaging, instructions, warnings, warranties, advertising and other services included therewith.

(h) “Order” means any written or electronic purchase order for Merchandise issued by Company through an Authorized Buyer.

(i) “Recall” means any removal of Merchandise from the stream of commerce or the issuance of a corrective action plan or other remedial action initiated by Supplier, a government entity, or Company.

(j) “Territory” means the United States of America, its territories and possessions and APO/FPO military addresses.

2. ORDERS; CANCELLATION. Supplier shall receive Orders and send Company invoices electronically unless otherwise agreed to by Company in writing. Supplier shall comply with Company electronic transmission requirements set forth here https://gsm.wal-mart.com/GSM_Web/Supplier Policies and Requirements/#EDI requirements. No Company representative has authority to order Merchandise except an Authorized Buyer through an Order issued pursuant to and subject to the terms of this Agreement. Supplier may ship only after receipt of an Order. Supplier may accept an Order only as follows: (i) a written confirmation notice to Company, if such notice is requested by Company, or (ii) shipping conforming Merchandise in accordance with this Agreement and the Order. Supplier is responsible for verifying the accuracy of all terms of sale on all Orders. Supplier shall notify Company of any inaccuracies not less than twenty-four (24) hours before shipment. If a change is necessary, no shipment is to commence without written confirmation of the change from an Authorized Buyer. If Merchandise ships before discovery of an error on the Order, the parties shall confer within forty-eight (48) hours of such discovery to determine the actions to be taken regarding the erroneous Order. Shipments made contrary to Company's routing instructions will be deemed F.O.B. destination (store, club or warehouse). Supplier's invoice, confirmation memorandum or other writing may not vary the terms of any Order. Supplier's failure to comply with one or more terms of an Order shall constitute breach of this Agreement. Company may cancel all or any part of an Order at any time before shipment.

3. DELIVERY TIME. THE TIME SPECIFIED IN AN ORDER FOR SHIPMENT AND/OR DELIVERY OF MERCHANDISE IS OF THE ESSENCE OF THIS AGREEMENT. If Merchandise is not shipped and/or delivered within the time specified, Company may, at its option and without limitation, cancel the order and/or reject any merchandise delivered after the time specified. Company may assess and collect reasonable damages for any deliveries of Merchandise not received by the time specified in the Order. Notwithstanding Company's remedies, Supplier shall inform Company immediately of any actual or anticipated failure to ship all or any part of an Order on the shipment date specified. Acceptance of any Merchandise shipped after or before the time specified shall not be construed as a waiver of any of Company's rights or remedies resulting from the untimely shipment.

4. SUPPLIER FINANCIAL INFORMATION; SUPPLIER NUMBER Supplier authorizes Company to obtain a current Dun & Bradstreet report (or such other risk evaluation report as may be designated by Company) for Supplier. The supplier number assigned to Supplier in connection with this Agreement is unique and personal to Supplier and is non-transferable. Any person other than Supplier that purports to transact business with Company under Supplier's vendor number will be jointly and severally liable with Supplier for all Supplier obligations to Company arising under this Agreement and any Order.

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

5. PAYMENT TERMS; CASH DISCOUNT; AUDITS. Payment terms shall be as set forth in Business Terms. Supplier shall comply with the Payment Process requirements set forth https://gsm.wal-mart.com/GSM_Web/Supplier Policies and Requirements/#Payment Process Requirements. Company or its auditors may inspect and audit Supplier's financial and other account records relating to the sale and return of Merchandise. Supplier shall provide reasonable assistance in such audits by providing supplemental records as reasonably requested by Company or its auditors to validate audit results.

6. SET-OFF. Company may recoup, set off, or credit against amounts payable to Supplier all present and future indebtedness of Supplier to Company arising from this or any other transaction with Supplier or any of its affiliates whether or not related to this Agreement. Company also may establish a reserve or place a hold on Supplier’s Account as set forth https://gsm.wal-mart.com/GSM_Web/Supplier Policies and Requirements/#Reservation of Account.

7. TAXES. Unless otherwise agreed, Company is purchasing Merchandise under this Agreement for resale and will supply necessary resale certificates to Supplier upon request. The Order price includes all taxes and fees which may be imposed upon Supplier by a taxing jurisdiction on the sale of Merchandise under this Agreement. The Order price does not include: (i) sales, excise or use tax for which Company is liable upon the sale or use of the Merchandise or (ii) taxes or fees that Supplier is required by Law to separately state on invoices to Company. If Supplier receives a refund of any taxes included in the Order price or otherwise collected from Company by Supplier, Supplier shall promptly pay or credit Company the amount of the refund, including any interest.

8. PRICE PROTECTION; PRICE GUARANTEE AND NOTICE OF PRICE INCREASES. Supplier guarantees its prices against manufacturer's or Supplier's own price decline. If Supplier reduces its price on any Merchandise sold to Company, which Merchandise has not yet been delivered to Company by Supplier or, if consistent with Supplier's practice, which Merchandise is currently in Company's inventory (including Merchandise on hand, in warehouses and in transit), Supplier shall at Company's discretion either issue a check or give Company a credit equal to the price difference for such Merchandise, multiplied by the units of such Merchandise to be delivered by Supplier and/or currently in Company's inventory. If at a reasonably close point in time with Supplier's sale of Merchandise to the Company, Supplier sells or offers to any competitor of Company any merchandise of like grade and quality at lower prices and/or on terms more favorable than those stated on the Order, then, except as prohibited by Law, the prices and/or terms of the Order shall be deemed automatically revised to equal the lowest prices and most favorable terms at which Supplier shall have sold or shall have offered such Merchandise, and payment shall be made accordingly. If Company becomes entitled to lower prices under this Section, but has already made payment at a higher price, Supplier shall promptly refund the difference in price to Company. Supplier shall give Company written notice of any proposed Merchandise price increase at least sixty (60) days before the effective date of the increase.

9. CONTENT. Supplier shall comply with Supplier Content requirements set forth https://gsm.wal-mart.com/GSM_ Web/Supplier Policies and Requirements/#Supplier Content Obligations. All right, title and interest in the underlying Content as originally provided by Supplier to Company will remain the exclusive property of Supplier or the original licensor of the Content. Supplier hereby grants Company a limited, royalty-free, non-exclusive, non-transferable right to publish, use, reproduce, distribute, transmit, display, modify, edit and create derivative works based on the Content on the Company website(s) or in the Company apps and in connection with the marketing and promotion thereof, in connection with the retail sale and rental of its products and services (including without limitation, all Company’s businesses). The rights in this Section include the right to have third parties exercise Company’s rights on its behalf, including third party service providers, and will not expire or terminate for so long as needed for marketing and fulfillment of the Merchandise (including handling of customer returns and warranties).

All Merchandise shall have an accurate UPC barcode (also known as an EAN/UPC symbol) that includes a valid Global Trade Item Number® (GTIN®) and will comply with GS1 US standards (found at http://www.gs1us.org) or such other of Company's UPC requirements, as amended from time to time. Where applicable, Supplier shall provide Company with a current, complete, and accurate Material Safety Data Sheet (“MSDS”) for the Merchandise.

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

10. INSURANCE REQUIREMENTS. During the term of this Agreement and for at least two (2) years thereafter, Supplier at its own cost and expense will procure and maintain insurance coverage from qualified underwriters meeting or exceeding the requirements posted at http://corporate.walmart.com/suppliers, which are incorporated into this Agreement, and comply with the Insurance requirements https://gsm.wal-mart.com/GSM_Web/Supplier Policies and Requirements/#Insurance. Company may change the requirements for insurance posted at http://corporate.walmart.com/suppliers at any time. Changes to the insurance requirements posted after the Effective Date of this Agreement, however, will not be applicable to Supplier until twelve (12) months after Company's posting of such changes. The requirements in this Section are not intended to and will not in any manner limit or qualify Seller’s obligations under this Agreement including, but not limited to, Supplier’s defense and indemnity obligations under Section 12.

11. REPRESENTATIONS AND WARRANTIES. By acceptance of an Order, Supplier represents, warrants and covenants that:

(a) Supplier is in compliance with and will continue to comply with Company’s Standards;

(b) Supplier and the Merchandise are in compliance with and shall continue to comply with all Laws applicable to the manufacture, mining, sourcing, distribution, assembly, packaging, transportation, and sale of the Merchandise;

(c) The Merchandise will be new and not used, remanufactured, reconditioned or refurbished, and will comply with all specifications contained in such Order and will be of equal or better quality as all samples delivered to Company;

(d) The Merchandise is genuine and is not counterfeit, adulterated, misbranded, falsely labeled or advertised or falsely invoiced within the meaning of any Laws;

(e) The Merchandise has been labeled, advertised and invoiced in accordance with the requirements of all Laws, and the Merchandise, and its sale by Company anywhere within the Territory does not violate any Law;

(f) The Merchandise shall be delivered in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the Merchandise is intended to be used, including but not limited to consumer use;

(g) The Merchandise and Content does not infringe upon or violate any patent, copyright, trademark, trade name, trade dress, trade secret, or any other rights belonging to others, and all royalties owed by Supplier, if any, have been paid to the appropriate licensor;

(h) All information regarding the Merchandise and Content, provided by or on behalf of Supplier to Company, including all weights, measures, sizes, legends or descriptions printed, stamped, attached or otherwise indicated with regard to the Merchandise, is true and correct, and conforms and complies with all Laws relating to the Merchandise;

(i) Where required by Law, or by Company’s policies, the Merchandise has been tested by third-party testing bodies approved by Company, found compliant with all applicable standards and Laws, and the results of such tests will be provided to Company at Company's request;

(j) There is no other impediment or restriction, legal or otherwise, that restricts prevents Supplier from selling and delivering the Merchandise to Company or Company from reselling the Merchandise to its customers;

(k) Supplier has all necessary rights to grant the rights and licenses granted under this Agreement, including with respect to Content; Supplier has secured and will secure all rights and licenses from the respective intellectual property rights holders of the Content provided under this Agreement;

(l) The Content does not and Supplier’s and Company’s permitted use of the Content does not infringe or misappropriate any third party intellectual property rights, privacy rights or publicity rights or violate any Law; and the Content is not deceptive, misleading or inaccurate or defame or otherwise injure any party, and

(m) The Merchandise is not transshipped for the purpose of mislabeling, evading quota or country of origin restrictions or avoiding compliance with the Standards and all Laws.

Nothing contained in this Agreement or an Order shall be deemed a waiver of any representations, warranties, or guarantees implied by Law.

12. INDEMNIFICATION. Supplier shall protect, defend, hold harmless and indemnify Company, including its affiliates, officers, directors, employees and agents, from and against any and all lawsuits, claims, demands, actions, liabilities, injuries, losses, damages, expenses, and attorneys’ fees and costs, regardless of whether such matters are groundless, fraudulent, or false, regardless of the cause or alleged cause thereof, and regardless of whether such matters arise out of or were caused by the alleged or actual joint or concurrent negligence of Company, its affiliates or their officers, directors, employees or agents arising in whole or in part out of any actual or alleged:

(a) Misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to any Merchandise or Content;

(b) Death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, arising out of any actual or alleged defect in the Merchandise (whether latent or patent), or assembly, sale, delivery, loading or unloading of the Merchandise, including but not limited to: (i) any actual or alleged failure to provide adequate warnings, labeling or instructions; (ii) any actual or alleged improper design, manufacture, construction, assembly, or installation of the Merchandise; (iii) any display or demonstration by Supplier or Supplier’s vendors or representatives on the Company’s premises; or (iv) any actual or alleged failure of the Merchandise to comply with specifications or with any express or implied warranties of Supplier;

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

(c) Violation of any Law relating to the Merchandise, or to any of its components or ingredients, or to its manufacture, shipment, labeling, use or sale, or to any failure to provide a Material Safety Data Sheet or certification;

(d) Act, activity or omission of Supplier or any of its employees, representatives or agents, including but not limited to activities on Company's premises;

(e) Use of any vehicle, equipment, fixture or material of Supplier or Company in connection with any sale to or service for the Company; and

(f) Any in-store product demonstrator, point of sale display, promotional exhibit, other advertising display or material, pallet or other tangible materials, equipment or fixtures provided by Supplier and related to Merchandise or services under this Agreement.

Supplier shall promptly notify Company of the assertion, filing or service of any lawsuit, claim, or other matter that is or may be covered by this indemnity, and shall immediately take such action as necessary or appropriate to protect the interests of Company, its affiliates, officers, directors, employees and agents. On Company’s request, Supplier will promptly provide reasonable cooperation and assistance to Company with respect to any claim, lawsuit, demand, or investigation involving Company. Supplier shall have an obligation and duty to defend Company and its affiliates, officers, directors, employees and agents against any lawsuit, claim or other matter that is potentially within Supplier’s indemnity obligation as described in this Section until final adjudication of Supplier’s indemnity obligation. Supplier shall promptly notify Company of the legal counsel Supplier proposes to engage to defend and otherwise protect Company’s interest in such matter and such counsel shall be subject to Company’s approval, which Company shall not unreasonably withhold. Any counsel proposed, selected or provided by Supplier or its insurer to represent or defend Company or any of its affiliates, officers, directors, employees or agents shall follow the requirements set forth in Company’s Indemnity Counsel Guidelines. If Company determines that such legal counsel has not represented, defended or protected Company’s interests in accordance with the Indemnity Counsel Guidelines, or reasonably believes Supplier’s legal counsel is unwilling or unable to do so, Company may replace such counsel with other counsel of Company’s own choosing. In such event, any fees and expenses of Company’s new counsel, together with all expenses or costs incurred because of the change of counsel, shall be paid or reimbursed by Supplier as part of its indemnity obligation under this Agreement. Company shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against Company or any of its officers, directors, employees or agents, and Supplier will not settle or resolve any portion of any such claim or lawsuit without Company’s written approval, which Company will not unreasonably withhold. The duties and obligations of Supplier created here shall not be affected or limited in any way by Supplier’s fulfillment of its insurance requirements under this Agreement, or Company’s extension of express or implied warranties to its customers.

13. FORUM SELECTION; CHOICE OF LAW; STATUTE OF LIMITATIONS. This Agreement, any and all Orders, and any and all disputes arising under or relating to this Agreement, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to the internal law of Arkansas regarding conflicts of law. The federal and/or state courts of Benton and Washington County, Arkansas shall have exclusive venue and jurisdiction over any actions or suits relating to this Agreement, except where Company expressly agrees otherwise in writing, and except where Company brings any action or suit against Supplier under or with respect to Section 10 (Insurance Requirements) or Section 12 (Indemnification). The parties shall not raise, and expressly waive, any defenses based on venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Any legal action brought by Supplier against Company must be filed within two (2) years after the date payment on the Order was due or it shall be deemed forever waived. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

14. RECALLS; REPORTING OF DEFECTS; TESTING. If Merchandise is the subject of a Recall, Supplier shall be responsible for all matters and costs associated with the Recall, including but not limited to:

(a) Consumer notification and contact;

(b) All expenses and losses incurred by Company in connection with such Recall (and where applicable, any products with which the Recalled Merchandise has been packaged, consolidated or commingled), including but not limited to refunds to customers, lost profits, transportation costs, the cost to Company of its associates' time, systems expenses in processing any Recall, and all other costs associated therewith; and

(c) Initial and subsequent contact and reporting of the Recall to any government agency having jurisdiction over the affected Recalled Merchandise. Supplier shall promptly, and in no event later than twenty-four (24) hours after its decision to initiate a Recall or its receipt of a Recall notice from a government entity, inform Company of the Recall. Supplier shall promptly inform Company of its becoming aware of any defect in the Merchandise that could reasonably be expected to cause damage, illness, injury or death to humans, animals, or property, or the noncompliance of the Merchandise with any applicable safety or regulatory standard or Law, whether imposed by a government entity or by Company.

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

If a government agency initiates any inquiry or investigation relating to the Merchandise or similar or related goods of Supplier, Supplier shall notify Company immediately and take reasonable steps to resolve the matter without exposing Company to any liability or risk. After acceptance of delivery, Company may periodically conduct testing of Merchandise for compliance with Laws, and other standards and specifications, the costs of which shall be paid or reimbursed to Company by Supplier.

15. LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS REVENUES, BUSINESS INTERRUPTION AND THE LIKE), ARISING FROM OR RELATING TO THE RELATIONSHIP BETWEEN SUPPLIER AND COMPANY, INCLUDING ALL PRIOR DEALINGS AND AGREEMENTS, OR THE CONDUCT OF BUSINESS UNDER OR BREACH OF THIS AGREEMENT OR ANY ORDER, CANCELLATION OF ANY ORDER OR ORDERS OR THE TERMINATION OF BUSINESS RELATIONS, REGARDLESS OF WHETHER THE CLAIM UNDER WHICH SUCH DAMAGES ARE SOUGHT IS BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, STATUTE, REGULATION OR ANY OTHER LEGAL THEORY OR LAW, EVEN IF COMPANY OR SUPPLIER HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE SPECIFIC RIGHTS AND REMEDIES EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING SECTIONS 12 (INDEMNIFICATION) AND 14 (RECALLS),OR LIMIT LIABILITY FOR NEGLIGENT OR WILLFUL BREACH OF THE USER AGREEMENT.

16. REMEDIES. Supplier's breach of or failure to comply with any of the Terms and Conditions of this Agreement or any Order shall be grounds for Company to exercise any one or more of the following remedies:

(a) Cancellation of all or any part of any undelivered Order without notice, including but not limited to the balance of any remaining installments on a multiple-shipment Order;

(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, Company may return the Merchandise or hold it at Supplier's risk and expense. Payment of any invoice shall not limit Company’s right to reject or revoke acceptance. Company shall be under no duty to inspect the Merchandise, and notice to Supplier of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to Company by its customers. Unless Company otherwise agrees in writing, Supplier shall not have the right to make a conforming delivery within the contract time;

(c) Termination or suspension of all current and future business relationships;

(d) Recovery from Supplier of any damages or expenses sustained by Company as a result of Supplier's breach; and

(e) Buyer's remedies under the Uniform Commercial Code and such other remedies as are provided under applicable Law.

These remedies are not exclusive and are in addition to all other remedies available to Company at Law or in equity.

17. FORCE MAJEURE. If any place of business or other premises of Company or Supplier shall be affected by lockouts, strikes, riots, war, acts of terrorism, fire, civil insurrection, flood, earthquake, acts of God, or any other casualty beyond that party's control (but not including market fluctuations other than those caused by reason of the foregoing), which might reasonably tend to impede or delay the delivery, receipt, handling, inspection, processing, sale or marketing of the Merchandise covered by this Agreement, the party so impacted may, at its option, cancel all or any part of the undelivered Order hereunder by giving prompt written notice to the other party.

18. ASSIGNMENT. Except as specifically set forth in the https://gsm.wal-mart.com/GSM_Web/Supplier Policies and Requirements/#Payment Process Requirements regarding factoring, Supplier may not assign, delegate, or otherwise transfer to any entity any of its rights or obligations under this Agreement or under any Order (including any rights to any Company vendor number) without Company’s written consent. For purposes of and without limiting the foregoing, a Change of Control of Supplier will be deemed to constitute an assignment (or purported assignment) of this Agreement by Supplier. Any purported assignment in violation of this provision will be void.

19. INTELLECTUAL PROPERTY. Supplier shall not produce, distribute, sell or dispose of Merchandise, or apply for, assign, license, or abandon, any intellectual property right, that incorporates intellectual property that is owned by or licensed to Company, including Company’s name, logo, trademarks, trade secrets, service marks, patents, copyrights or trade dress, without the prior written approval of Company.

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

20. COMPLIANCE WITH STANDARDS FOR SUPPLIER. Supplier will comply with the requirements set forth in the Standards located at http://corporate.walmart.com/sourcing-standards-resources, and as may be amended from time to time by Company.

21. SEVERABILITY; WAIVER. No finding that a part of this Agreement is invalid or unenforceable shall affect the validity of any other part of the Agreement. A party's failure to enforce at any time any provision of this Agreement will not be construed as or constitute a continuing waiver of such provision. Any waiver of any of the Terms and Conditions of this Agreement or any Order must be in writing signed by an authorized representative of Company or Supplier.

22. NOTICES. Except as otherwise specifically provided in this Agreement, any notice or demand which under the terms of this Agreement or under any Law must or may be given or made shall be in writing and shall be given or made by overnight express service addressed as follows: if to Company: to the address as instructed by Walmart If to Supplier: to Supplier's address set forth in the General Supplier Information form that is part of the supplier registration process. Such notice or demand shall be deemed given on the second business day after deposit of such notice or demand with the overnight express service.

23. TERM; TERMINATION. This Agreement will commence on the Effective Date and continue in effect until terminated. This Agreement will not become effective as to Company until Company notifies you in writing that you have been approved as a supplier of Company. If Company has notified you in writing that you have been approved as a supplier for Company, then this Agreement will become effective as to both Company and Supplier on the date you click or clicked “I ACCEPT” and such action by you shall be execution of this Agreement by, and the same as, your physical signature on this Agreement. If Company does not approve you as a supplier of Company in writing after you have clicked “I ACCEPT”, then this Agreement will be considered null and void ab initio and will be of no force and effect. If Company has accepted Supplier as a supplier but Company has not yet issued an Order to Supplier, Company may terminate this Agreement immediately for any or no reason and without penalty by providing written notice to Supplier.

Either party may terminate this Agreement for any or no reason and without penalty on thirty (30) days’ notice. This Agreement will continue to apply to any Order dated before the termination of this Agreement, even if the Merchandise is delivered or accepted after termination of this Agreement.

24. NO THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement, Company and Supplier intend the Terms and Conditions of this Agreement and any Order to solely benefit Company and Supplier. Company and Supplier do not otherwise intend to, and do not, confer third-party beneficiary rights on any other person or entity.

25. SURVIVAL OF PROVISIONS. Sections 6, 11-16, and 18-19, and any other provisions of this Agreement that by their nature are reasonably intended to survive termination, will survive the termination of this Agreement.

26. CHANGES TO TERMS; BUSINESS PROGRAMS AND PROCESSES. From time to time, Company may modify this Agreement, ands alter, amend, or create business programs, processes, directives and policies. When it does, Company will provide notice to Supplier of such changes via its Retail Link system, its corporate website (http://corporate.walmart.com/suppliers), and/or by such other means of direct notification to Supplier as Company may determine. After receiving such notice(s), Supplier's acceptance of Orders will serve as confirmation of its acceptance of Company’s modifications, and/or new or amended business programs, processes, directives and policies. If you do not agree to such changes after receiving notice of them, you will notify Company in writing and may not continue to offer to sell, sell, or make deliveries of Merchandise to Company or its customers.

27. NO BUSINESS EXPECTATION. Company has no obligation and makes no promises to purchase any minimum amount of Merchandise from Supplier. Projections, past purchasing history and representations about quantities to be purchased are not binding on Company, and Company shall not be liable for any act or expenditure (including but not limited to expenditures for equipment, labor, materials, packaging or capital expenditures) by Supplier in reliance on them.

28. INTEGRATED AGREEMENT. This Agreement (and all linked Supplier policies and requirements https://gsm.wal-mart.com/GSM_Web/Supplier Policies and Requirements, each as may be amended from time to time), the Standards (as may be amended from time to time), any Order, and the User Agreement constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement. All prior agreements, negotiations, dealings and understandings, whether written (including any electronic record) or oral, regarding the subject matter hereof, are superseded by this Agreement. Any changes to this Agreement shall be in writing and executed by both parties. If there is a conflict of terms between this Agreement, an Order, the Standards, the User Agreement, business terms, business programs, processes, directives or policies incorporated into this Agreement, this Agreement shall be the controlling document.

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Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

Sam’s Club Supplier Agreement Appendix

This Appendix constitutes and is part and incorporated into the Supplier Agreement. The terms of the Supplier Agreement are binding and enforceable as to this Appendix.

1. STANDARD PURCHASE ORDER ALLOWANCE

These allowances apply to each Order issued, unless otherwise agreed to by the parties.

Purchase Order Allowance	%	Payment Method	Payment Frequency
SW - Swell Allowance (SW or DM)	1.0	Off Invoice	Each Invoice

2. PAYMENT TERMS

2.0%	Cash Discount
30	Cash Discount Days Available
45	Net Payment Days Available

3. SHIPPING TERMS

Prepaid - F.O.B. Supplier

No minimum purchase is required for prepaid freight terms. No freight charges are to be added to invoices. Refer to the current Routing Instructions for detailed instructions.

4. CONDITION OF SALE

Condition of Sale	Definition
N/A	N/A

5. PRODUCT CHEMICAL INFORMATION

Does Supplier currently sell, or anticipate selling, to Company under this Agreement any item of Merchandise that contains a powder, gel, paste, or liquid that is not intended for human consumption or any of the following products that are intended for human inhalation, consumption, or absorption: Lozenges, pills or capsules (e.g. pain relievers, vitamins); Medicated swabs, wipes and bandages; Patches (heated and/or medicated); Energy bars, diet supplements and vitamin drinks; Liquids (e.g. cough medicine, eye drops, ear drops, nasal spray and inhalers); Medicated shampoos, gums, ointments and creams; Lip balm, lip creams and petroleum jelly; Contraceptive foam, films, and spermicides; and Product/Equipment sold with chemicals (e.g. vaporizer sold with medication), and electronic cigarettes?

YES             ✔ NO

6. RETURN POLICY

Company may return to Supplier, at Supplier’s expense, Merchandise that is: (i) defective or nonconforming; (ii) returned to Company by customer (either in−store or online); (iii) subject to Conditions of a Guaranteed Sale or Overstock/Stock Balancing; or (iv) subject to a Recall or product withdrawal under Section 14 of the Supplier Agreement (in any case “Returned Merchandise”). Returned Merchandise will remain returnable for sixty (60) days after Company and Supplier mutually agree to shut−off returns. Company will manage Returned Merchandise as follows: Supplier will be charged the greater of the landed price of the Merchandise or the current Merchandise cost plus a 10% handling charge for all Returned Merchandise. Returned Merchandise will be shipped with return freight charges billed back to Supplier. Returns are F.O.B Company’s dock.

9

Supplier Number: 607499	Agreement Number: 607499-64-2	Effective Date: 02/03/2020

Swell Allowance

Supplier will allow the Member Satisfaction Merchandise Allowance stated in this Agreement. The percentage must be adequate to cover all costs associated with Returned Merchandise, including but not limited to defective/returned merchandise and handling costs, or additional claims will be filed by the Company at its fiscal year end.

NOTWITHSTANDING THE FOREGOING (AND UNDER ANY OPTION), SUPPLIER AUTHORIZES COMPANY TO PROCESS AND MANAGE RETURNED MERCHANDISE AS COMPANY CHOOSES IN ITS DISCRETION (BUT WITHOUT AFFECTING RESPONSIBILITY FOR RETURN COSTS), IF COMPANY DETERMINES, FOR WHATEVER REASON (INCLUDING THE CONDITION OF THE MERCHANDISE AND ITS PACKAGING), THAT THE OPTION SELECTED BY SUPPLIER IS UNSUITABLE. IN ADDITION, COMPANY IS NOT REQUIRED TO RETURN EMPTY OR DAMAGED PACKAGING TO SUPPLIER (OR RETURN CENTER) TO SUPPORT A CLAIM FOR RETURNED MERCHANDISE.

7. Distribution Method

DC (Warehouse) ASN - No DSDC - No

10

MASTER VENDOR AGREEMENT

This Master Vendor Agreement (“Agreement”) is entered into this 31 day of July, 2018, by and between TRADER JOE’S COMPANY and its subsidiaries (including Trader Joe’s East Inc.). (hereinafter collectively referred to as “TJ’s”) and Stonegate Foods, a CALIFORNIA (“VENDOR”).

SCOPE OF AGREEMENT

A. TJ’s and VENDOR desire to enter into (or continue) a business relationship with each other whereby TJ’s may from time to time issue purchase orders to VENDOR for certain products.

B. TJ’s and VENDOR desire to set forth herein the terms and conditions that will govern their business relationship.

C. TJ’s and VENDOR acknowledge that this Agreement contains the entire agreement and understanding between the Parties concerning the business relationship between TJ’s and VENDOR, and any and all prior oral or written agreements or understandings between the Parties related hereto are superseded. No representations, oral or otherwise, express or implied, other than those specifically referred to in this Agreement, have been made by any party hereto, except that any prior Vendor Representation Agreement regarding VENDOR’s indemnity obligations to TJ’s for the use of third-party brokers or intermediaries is incorporated into this Agreement by reference, but in the event of a conflict between the two agreements, the provisions of this Agreement control.

D. TJ’s and VENDOR understand that this Agreement preempts the existence of and/or overrides any previous agreements, whether express or implied, or whether oral or in writing, between TJ’s and VENDOR concerning TJ’s obligation and/or commitment to purchase goods from VENDOR.

TERMS AND CONDITIONS

1.	Purchase Orders: It is understood and agreed that, by entering into a business relationship with VENDOR, TJ’s may from time to time issue, but has not committed to issue, purchase orders to VENDOR. The parties to this Agreement understand that this Agreement and business relationship may never result in TJ’s issuing any purchase orders to VENDOR and that by entering into this Agreement neither party has undertaken any obligations to the other except as expressly provided herein. VENDOR is not entering into this Agreement in reliance on the issuance of any future purchase orders by TJ’s to VENDOR.

(a)	This Agreement shall be incorporated by reference and made a part of any purchase order hereinafter issued by TJ’s to VENDOR.

(b)	Each of the terms and conditions set forth in this Agreement will apply to each purchase order unless otherwise specified by TJ’s in writing.

(c)	The purchase order shall set forth the description and quantity of goods, price, arrival date or schedule, payment terms, pack/size, net weight per unit, type of packaging, point of delivery, and other terms.

(d)	TJ’s is under no obligation to purchase goods from VENDOR regardless of whether VENDOR is willing or able to supply TJ’s. And VENDOR may not produce or procure any goods for TJ’s in the absence of a purchase order for said goods.

In those special circumstances (usually related to seasonal goods) where TJ’s and VENDOR agree to purchase and supply a certain volume of goods, such commitment and obligation must be documented in writing prior to the issuance of the initial purchase order, in the form set forth in Exhibit A, which is attached hereto and incorporated by reference.

Absent such prior written approval from TJ’s, TJ’s will not be obligated to purchase nor will VENDOR be obligated to supply goods other than described in individual purchase orders.

(e)	No contract shall exist with respect to an individual purchase order unless and until it has been accepted by VENDOR as provided herein. VENDOR may accept a purchase order by signing and returning it to TJ’s or by the shipment of goods in accordance with the terms set forth in the purchase order. TJ’s reserves the right to demand a written acceptance of a purchase order at any time prior to shipment.

2.	VENDOR’s Representations and Warranties: The following representations and warranties shall apply to each and every purchase order issued by TJ’s to VENDOR:

(a)	VENDOR represents and warrants that any goods sold to TJ’s shall be of merchantable quality; shall be consistent with any samples submitted to and accepted by TJ’s; and shall be of uniform kind, quality, quantity, and net weight within each unit and among all units sold pursuant to said purchase order.

(b)	VENDOR represents and warrants that all goods will be delivered with a reasonable shelf life remaining agreed upon in advance by TJ’s and VENDOR based on the type and nature of the product and will have legibly printed on all packages coding information according to a coding method agreed upon in advance by VENDOR and TJ’s.

(c)	VENDOR represents and warrants that any foods sold by VENDOR to TJ’s do not in fact contain human public health pathogens or adulterants that are regulated as zero tolerance for their presence, are not at reasonable risk of containing such pathogens or adulterants, and are not manufactured, packaged, or otherwise produced at facilities contaminated with such pathogens or at reasonable risk of being contaminated with such pathogens.

(d)	VENDOR represents and warrants that VENDOR has absolute and good title to and full right to dispose of any goods sold to TJ’s and that said goods shall be, at the time of delivery to TJ’s, free of all security interests, liens, or other encumbrances.

(e)	VENDOR represents and warrants that the goods sold to TJ’s and any product information provided by VENDOR to TJ’s do not infringe upon or violate any patent, copyright, trademark, trade name, or, without limitation, any other rights belonging to others.

(f)	VENDOR understands that it must timely provide all product information requested by TJ’s. VENDOR represents and warrants the accuracy of all information it enters into TJ’s GORP system including but not limited to product information such as product name and description; nutritional information; ingredient lists; Kosher certifications; and claims that the products are “organic,” “non-GMO”, “natural,” “fat-free,” or contain “no preservatives” or “no artificial flavorings or colorings,” etc. To the extent that VENDOR provides information to TJ’s outside of GORP, VENDOR hereby represents and warrants the accuracy of all product information supplied by VENDOR to TJ’s regarding the goods. VENDOR further represents and warrants the accuracy of all nutritional claims and information, nutrient content claims, health claims, descriptive claims, and/or any other claims that appear on the labels and/or packaging of VENDOR’s goods, whether private-label or otherwise, regardless of whether such claims are made at the request and/or direction of VENDOR. VENDOR understands that it has a continuing obligation to assure the accuracy of all information it enters or has entered into TJ’s GORP system, and that it will immediately notify TJ’s if any such information is not completely accurate. VENDOR further understands that it has a continuing obligation to review the labeling and/or packaging of VENDOR’s goods, whether private label or otherwise, and to inform TJ’s immediately if VENDOR believes that the labeling and/or packaging related to any goods supplied to TJ’s by VENDOR is inaccurate or unlawful in any way.

(g)	VENDOR understands that it is VENDOR’s sole responsibility to provide TJ’s or its designated payment processing partners (including but not limited to Western Union) with accurate payment information and represents and warrants the accuracy of any and all such payment information.

(h)	VENDOR represents and warrants that no contractual or business relationship exists that prevents VENDOR from selling directly to TJ’s. As such, TJ’s may purchase directly from VENDOR, and VENDOR may sell directly to Trader Joe’s without the use or involvement of any broker or intermediary. VENDOR understands that the indemnification obligations set forth in Section 13 of this Agreement include the obligation, to the fullest extent permitted by law, to indemnify, defend and hold Trader Joe’s harmless from any and all claims brought by any party asserting that TJ’s purchase of goods from VENDOR constitutes wrongful and/or unlawful conduct, including but not limited to interference with contract or interference with prospective economic relations of any sort.

(i)	VENDOR represents and warrants that it shall comply with all applicable anti-bribery and anti-corruption laws, including the US Foreign Corrupt Practices Act (“FCPA”). VENDOR shall not make, directly or indirectly, in connection with this Agreement, a payment or gift of, or an offer, promise, or authorization to give money or anything of value to any Government Official or any other person or entity for the purpose of influencing any act or decision on such Government Official or such person or entity in his or her official capacity or for the purpose of inducing such Government Official or such person or entity to use his or her influence or position with any Government Entity to influence any act or decision in order to obtain or retain business for, direct business to, or secure an improper advantage for TJ’s or third-party intermediary.

(i)	“Government Official” means (i) any officer, employee, or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (v).

(ii)	“Government Entity” means (i) any national, state, regional, or local government, and any government agency or department, or political party; (ii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i); or (iii) any international organization such as the United Nations or the World Bank.

(j)	VENDOR represents and warrants that the goods sold to TJ’s were produced, harvested, manufactured, processed, packaged, labeled, transported, delivered, and sold in compliance with all applicable federal, state, and local laws and regulations of the United States of America and all of its subdivisions and, if applicable, the laws of any other country, state, or international governing body. See Exhibit B for specific requirements related to Proposition 65 and Exhibit C for specific information related to the toxics in packaging laws.

(k)	VENDOR represents and warrants that the resale of any of the goods by TJ’s would not be in violation of any federal, state, or local law or regulation of the United States of America or any of its subdivisions, or the laws of any other country, state, or international governing body, including but not limited to all Weights and Measures regulations applicable to the goods. Said products shall fully comply at the time of purchase and/or through the date listed as the “expiration” or “sell by” date.

(l)	VENDOR represents and warrants that the goods sold to TJ’s were not produced, harvested, manufactured, processed, packaged, labeled, transported, or delivered using forced or prison labor or forced or illegal child labor.

(m)	VENDOR represents and warrants that none of the goods sold to TJ’s are diverted, freight salvaged, distressed, or subject to any resale limitations, without TJ’s prior knowledge and written consent.

(n)	VENDOR represents and warrants that it will comply with all requirements of TJ’s GORP system.

(o)	VENDOR understands that it is VENDOR’s responsibility to pay any container and/or bottle fees applicable to goods supplied to TJ’s by VENDOR and otherwise comply with any federal, state, or local law or regulation of the United States of America regarding container and/or bottle deposits.

3.	Inspection Report and Product Recall Notification: VENDOR has the obligation to notify TJ’s within 24 hours of the issuance of any violation report following an inspection by any federal, state, or local inspector of any facility in which goods sold at TJ’s are manufactured, processed, produced, packaged, labeled, stored, grown, or harvested. VENDOR also has the obligation to notify TJ’s as specified in TJ’s Product Recall Protocol (Exhibit D). In the event of any and all product recalls that are either (i) agreed upon between VENDOR and TJ’s, or (ii) that are required (either by law or in the commercially reasonable judgment of TJ’s) because TJ’s has reason to believe the products are: defective; dangerous; incomplete; mislabeled; infringe upon intellectual property rights; produced in a facility that, in Trader Joe’s commercially reasonable judgment, poses unacceptable risks of product contamination by human public health pathogens; or are not in compliance with applicable laws or regulations, the products will be returned to VENDOR or destroyed at VENDOR’s expense. This expense includes any administrative costs, handling costs, warehousing and/or storage costs, actual shipping and/or freight costs, disposal costs, or customer refunds arising out of the recall.

4.	Packing Requirements: TJ’s will not accept any goods which do not conform with the following packing requirements:

(a)	All goods must be adequately contained, packaged, and labeled so as to satisfy all legal and commercial requirements for such goods.

(b)	All goods must be packed according to the pack/size, net weight per unit, and type of packaging set forth in the purchase order. Any changes must be approved by TJ’s in writing prior to shipment by VENDOR.

(c)	Subject to Section 4(a) of this Agreement, VENDOR agrees to print the following information on one side of each case in characters that are prominent, conspicuous, and easy to read and that are at least 1 inch tall: SKU number, product description, expiration date, pack/size, and production lot number/pack date. If VENDOR fails to print this information on the cases, VENDOR, at TJ’s sole discretion, may be charged for the cost of labeling.

(d)	All code, expiration, and pack dates 1) on the outside of shipping cases, shipping cartons or 2) on the packaging of any products supplied to TJ’s by VENDOR, should be in month/day/year format. Each individual package must bear coding information according to a coding method agreed upon in advance by VENDOR and TJ’s. VENDOR should ship no more than one date code per pallet, but if more than one code is included, the oldest code must be on the top of the pallet and tags must be placed on all four sides of the pallet indicating that it contains multiple date codes.

5.	Bar Code Labeling of Packages: Each package must be labeled with a bar code meeting the following requirements:

(a)	All private-label goods (i.e., goods to be resold under TJ’s trade name) shall be labeled with an EAN-8 code, which shall be assigned by TJ’s to a product upon request by VENDOR.

(b)	All branded products shall be labeled with a UPC Consumer Package Code conforming to and in accordance with the guidelines and specifications of the Uniform Code Council. VENDOR shall be responsible for informing TJ’s buyer of the UPC code for a new product prior to issuance of the initial purchase order for that product and for providing TJ’s buyer with at least 30 days’ advance written notice of any changes in the UPC code for any existing products.

(c)	Unless the labels were printed by TJ’s, VENDOR shall be responsible for the readability of bar codes and for ensuring that the bar codes have an ANSI Symbol Grade of “C” or better per ANSI X3.182 – 1990 Bar Code Print Quality Guideline.

(d)	If the bar code for any product is not readable (unless the labels were printed by TJ’s) or if VENDOR failed to provide accurate or updated information concerning that product’s bar code, TJ’s, at its sole discretion, may charge VENDOR for any resulting costs and damages (including, but not limited, to the cost of recalling product from the stores and the cost of relabeling) or may reject the goods and return them to VENDOR for a full credit of the purchase price and all costs incurred in returning the goods to VENDOR.

6.	Shipping and Warehouse Requirements: VENDOR agrees to comply with the Shipping and Warehouse Requirements set forth in Exhibit E, which is attached hereto and incorporated herein by reference. If TJ’s issues shipping and warehouse requirements via the GORP system, the requirements stated in GORP shall supersede and replace Exhibit E to the extent they impose any new or greater requirements on VENDOR.

7.	Time of Delivery: VENDOR agrees to deliver the goods by the arrival date or according to the schedule specified in the purchase order. Time is of the essence of this contract and each purchase order issued by TJ’s to VENDOR. Should VENDOR fail to deliver the goods by the arrival date or according to the schedule specified in the purchase order, TJ’s may, at its sole option and without limitations, cancel said purchase order or any undelivered portion of said order and hold VENDOR liable for any damages sustained by TJ’s as a result of said late delivery.

8.	Inspection and Acceptance of Goods: TJ’s has the right to inspect the goods within a reasonable time after their arrival at TJ’s warehouse before accepting or rejecting the goods. TJ’s will notify VENDOR of any apparent nonconformity, breach, or rejection of the goods within the time frame required by the Perishable Agricultural Commodities Act (“PACA”), at the time the goods are delivered to TJ’s, to the extent PACA is applicable to these terms and remains in effect (for produce) or within 7 days of said inspection (for all other goods). TJ’s reserves the right to reject goods and return them to VENDOR at any time should it discover any latent nonconformity or defect in quality.

(a)	If TJ’s rejects the goods or a portion of the goods, VENDOR will be responsible for all warehouse handling charges, duties, freight, labels, and other costs associated with the rejected goods. TJ’s will not be required to accept any substitute performance or to allow VENDOR to cure the original tender.

(b)	TJ’s reserves the right to return to VENDOR any goods that are in violation of any of the terms, conditions, warranties, or requirements of this Agreement or any purchase order issued by TJ’s to VENDOR.

(c)	Any private-label goods that TJ’s rejects must not be sold, donated, given, or otherwise transferred by VENDOR to any third party or to be salvaged. VENDOR must provide a Certificate of Destruction from an authorized production destruction site confirming that any rejected private-label goods have been destroyed.

9.	Waiver of Consequential Damages: In the event of breach or cancellation of the purchase order by TJ’s, TJ’s liability, if any, shall be limited to the purchase price of the goods actually shipped by VENDOR to TJ’s prior to notice of the facts giving rise to said breach or cancellation. Under no circumstance will TJ’s assume liability to VENDOR for incidental or consequential damages of any kind (including, but not limited to, lost profits, loss of business reputation, loss of capital investments, and/or employee severance payments).

10.	Payment Terms and Invoice Requirements: For produce, the payment terms specified in the purchase order shall be 10 days after acceptance of the goods and shall commence upon receipt by TJ’s of VENDOR’s invoice, documentary proof of delivery of the goods, and, if applicable, a credit memo acknowledging any costs or damages chargeable to VENDOR. For all other goods, the payment terms specified in the purchase order shall commence upon receipt by TJ’s of VENDOR’s invoice, documentary proof of delivery of the goods, and, if applicable, a credit memo acknowledging any costs or damages chargeable to VENDOR. VENDOR agrees that, should TJ’s be unable to meet the payment terms specified in this Section 10 owing to delayed receipt of VENDOR’s invoice, documentary proof of delivery of the goods, or, if applicable, a credit memo acknowledging any costs or damages chargeable to VENDOR, VENDOR will not hold TJ’s liable for default and will extend the payment terms specified in this Section 10 on terms mutually agreeable to VENDOR and TJ’s. See Exhibit F for specific requirements related to invoicing.

11.	Coupons/Promotions: Unless otherwise agreed between VENDOR and TJ’s, TJ’s will not accept any products which are subject to any coupons or other promotional programs or redeem any such coupons or promotions at any point of sale.

12.	Insurance Requirements: VENDOR will, at VENDOR’s sole expense, maintain insurance coverage at all times while providing products to TJ’s. As such, within five (5) days of execution of this Agreement, VENDOR must submit to TJ’s a current certificate of insurance (“Certificate”) issued by VENDOR’s insurance company or broker that meets the minimum requirements set forth in Exhibit G.

13.	Indemnification and Resolution of Claims:

(a)	VENDOR shall, to the fullest extent permitted by law, indemnify, defend, and hold TJ’s (and its officers, directors, shareholders, employees, agents, or insurers) harmless from and against any and all claims, actions, liabilities, damages, costs, expenses, penalties, fines and losses of any kind brought by a third party (including but not limited to private parties and government agencies) against TJ’s (and its officers, directors, shareholders, employees, agents, or insurers) arising out of or related to (a) the sale of goods by VENDOR to TJ’s; (b) the involvement of an agent, broker, distributor, or sales representative in any such sale or any existing or prior relationship between VENDOR and an agent, broker, distributor, or sales representative; (c) the marketing, advertising, or resale of those goods by TJ’s; (d) the purchase, consumption or use of those goods by any person; or (e) the breach or alleged breach of any of the representations and warranties made herein by VENDOR. This indemnity obligation shall apply even if the claim is groundless, false, or fraudulent, shall apply regardless of whether it is covered by either TJ’s or VENDOR’s insurance, and shall apply to any acts or omissions, willful misconduct, or negligent conduct, whether active or passive, and to any suit or action founded upon such claims.

(b)	Unless otherwise agreed in writing by TJ’s and VENDOR, in connection with any indemnity or obligations set forth in this Section 13, TJ’s will be entitled to use legal counsel of its choice, and VENDOR agrees to reimburse TJ’s for all attorneys’ fees, costs and expenses incurred by such counsel.

(c)	If TJ’s is obligated to respond to a third-party subpoena or other compulsory legal order regarding products supplied to TJ’s by VENDOR or TJ’s business relationship with VENDOR, VENDOR agrees to reimburse TJ’s for all attorneys’ fees, costs and expenses incurred by TJ’s responding to and/or resolving the subpoena or order.

14.	No Assignment or Delegation of Duties: VENDOR shall not delegate or assign any obligation owed to it by TJ’s (including, but not limited to, the factoring of an account receivable) or the performance of any obligation due from it to TJ’s, without the written consent of TJ’s.

15.	Publicity: VENDOR shall not publicize its business relationship with TJ’s in any manner (including, but not limited to, verbal or written disclosure to any third party or the public display of TJ’s private-label merchandise at trade shows or in advertisements) without TJ’s prior written consent unless such publicity is necessary in the performance of VENDOR’s obligations under this Agreement or any purchase order which incorporates this Agreement.

16.	Proprietary Information: Unless otherwise agreed to in writing by TJ’s, TJ’s is entitled to exclusivity on the formulation of all private-label merchandise. During the course of this business relationship, TJ’s may disclose to VENDOR certain information that, if disclosed, would allow a competitor to create a substantially similar product [including recipes, formulae, production specifications, processing procedures, packaging, production quantities, pricing, marketing strategies, market research, sales results, supply sources, “trade secrets” as defined in the Uniform Trade Secrets Act, all information concerning any products developed specifically for or at the request or suggestion of TJ’s (other than a minor reformulation or modification of an existing product of VENDOR), and other commercial information] (hereinafter referred to as “Proprietary Information”). TJ’s requires such information to be kept and VENDOR agrees to keep in strictest confidence.

(a)	All Proprietary Information disclosed, either orally or in writing, by TJ’s to VENDOR (including VENDOR’s employees, agents, and representatives) shall be kept strictly confidential and shall not be disclosed to any other party for any reason, either during or after termination of our business relationship, until such time as said information is made known to the public by TJ’s or TJ’s gives its prior written consent to the disclosure.

(b)	VENDOR shall make no use, nor authorize any use, of any Proprietary Information for any purpose unrelated to this Agreement or any purchase orders issued pursuant to this Agreement, whether for VENDOR’s own benefit or the benefit of others, including the sale to third parties of any products developed specifically for or at the request or suggestion of, TJ’s (other than a minor reformulation or modification of an existing product of VENDOR). In other words, VENDOR cannot take any information related to products developed specifically for TJ’s and use that information to make substantially similar products to sell to any third party; nor may VENDOR sell products developed specifically for TJ’s to any third party.

(c)	VENDOR will take appropriate measures to restrict the dissemination of Proprietary Information on a “need to know” basis and will ensure that its employees, agents, and representatives are aware of and agree to be bound by the terms of this Agreement. To the extent VENDOR maintains any proprietary or TJ’s information, VENDOR shall comply with the Information Security Guidelines in Exhibit H. Without limiting any of TJ’s rights or remedies hereunder and notwithstanding anything to the contrary in this Agreement, TJ’s may immediately terminate this Agreement upon written notice if VENDOR breaches its confidentiality obligations with respect to Proprietary Information hereunder or fails to comply with the Information Security Guidelines. VENDOR shall, to the fullest extent permitted by law, indemnify, defend, and hold TJ’s (and its officers, directors, shareholders, employees, agents, or insurers) harmless from and against any and all claims, actions, liabilities, damages, costs, expenses, penalties, fines and losses of any kind arising out of or related to VENDOR’s breach of its confidentiality obligations with respect to Proprietary Information hereunder or its failure to comply with the Information Security Guidelines.

(d)	Upon termination of the business relationship between TJ’s and VENDOR, VENDOR will not pack any products using labels or other packaging developed by or for TJ’s and shall, at TJ’s direction, immediately destroy or return all such materials and all written Proprietary Information to TJ’s. VENDOR further agrees that it will not copy TJ’s trade dress or copyrights in its labels and other packaging.

(e)	Any use or disclosure of Proprietary Information in violation of this Agreement shall entitle TJ’s to injunctive relief restraining such unauthorized use or disclosure without the requirement to post a bond, together with damages, costs, and attorney’s fees.

17.	Private-Label Products: The following terms and conditions shall apply to any private-label goods (i.e., goods to be resold under TJ’s trade name) sold by VENDOR to TJ’s:

(a)	VENDOR will not make any changes in the recipe for said goods (including, but not limited to, adding, deleting, or changing any of the ingredients, changing upstream ingredient suppliers and/or manufacturers, or changing the cooking times or methods) without the prior written approval of TJ’s.

(b)	VENDOR agrees that TJ’s owns the copyright, trademark, and trade dress on all labels (including the copy, artwork, and product name) bearing the TJ’s trade name (regardless of whether the copy, artwork, or product name was developed by or for TJ’s or was supplied or suggested to TJ’s by VENDOR). VENDOR shall require any printer of labels or packaging for private-label goods to make no modifications to the approved label provided by VENDOR without prior written approval from TJ’s.

(c)	VENDOR will not allow any products bearing labels or other packaging developed by or for TJ’s to be sold, donated, given, or otherwise transferred by VENDOR to any third party or to be salvaged, including but not limited to, goods that are rejected by TJ’s pursuant to Section 8 of this Agreement. VENDOR further agrees that it will not copy TJ’s copyrights, trademarks, or trade dress in its labels and other packaging.

(d)	VENDOR agrees to fully comply with all TJ’s Minimum Vendor Requirements as documented and available for download in myLibrary in the GORP system except for where an approved and signed variance request is on file and maintained by VENDOR. VENDOR also agrees to submit all required food safety & quality programs as requested in the vendor set-up and QA Approval scorecards in GORP and meet all finished product testing requirements as applicable to the product category.

(e)	VENDOR understands and agrees that, prior to the issuance of any purchase orders for a product, VENDOR must provide to TJ’s Quality Assurance Department the product information requested by TJ’s either via GORP or (if directed by TJ’s) TJ’s Product Specification Information form.

(f)	If TJ’s discontinues a private-label product through no fault of VENDOR’s, TJ’s will not be liable for any packaging (including but not limited to labels, containers, bags, and wrappers) costs except as provided in a Packaging Commitments/Reorder Agreement between VENDOR and TJ’s for said product. Any Packaging Commitments/Reorder Agreement between VENDOR and TJ’s shall be documented in writing, in the form set forth in Exhibit I, which is attached hereto and incorporated by reference.

18.	Audits and Site Visits: VENDOR agrees that TJ’s has the absolute right to audit, visit, or tour any facilities used for the production or storage of goods sold to TJ’s. VENDOR agrees that it shall pay all costs for any such audit conducted by TJ’s designated third-party auditor and that TJ’s may deduct from any outstanding invoices with VENDOR the amounts due for such audit if VENDOR does not timely comply with this obligation.

19.	Additional Terms for Brokers, Distributors, or Sales Representatives:

(a)	If VENDOR is a broker, distributor, or sales representative, the following additional terms shall apply:

(i)	VENDOR agrees, upon request by TJ’s, to disclose to TJ’s VENDOR’s costs of goods from the manufacturer and any other costs incurred in connection with the goods and the VENDOR’s markup on said costs. Within 14 days of written request by TJ’s, VENDOR shall furnish TJ’s with documentation of said costs and markups.

(ii)	VENDOR agrees, upon request by TJ’s, to disclose to TJ’s any contractual or other business relationship between VENDOR and the manufacturer or supplier of the goods. Within 14 days of written request by TJ’s, VENDOR shall furnish TJ’s with copies of all contracts or other documents establishing said relationship.

(iii)	VENDOR agrees that TJ’s has the absolute right to audit, visit, or tour the facilities of any manufacturer or producer of the goods sold to TJ’s.

(b)	If VENDOR is represented by or acting through a broker, distributor, or sales representative, the following additional terms shall apply:

(i)	VENDOR agrees that TJ’s may communicate with VENDOR either directly or through VENDOR’s authorized agent, broker, distributor, or sales representative (“AGENT”).

(ii)	VENDOR represents and warrants that any audit, visit, or tour by TJ’s of the facilities where the goods are produced does not violate any contractual or other business relationship between VENDOR and AGENT.

(iii)	VENDOR represents and warrants that direct communication between TJ’s and VENDOR does not violate any contractual or other business relationship between VENDOR and AGENT.

(iv)	VENDOR represents and warrants that it will not sell any goods to TJ’s in violation of any contractual or other business relationship between VENDOR and AGENT.

(v)	VENDOR represents and warrants that VENDOR unambiguously understands that AGENT is not an agent or representative of TJ’s and that AGENT has no authority, express or implied, to legally obligate or otherwise bind TJ’s.

(vi)	Upon request by TJ’s, VENDOR agrees to disclose to TJ’s any contractual or other business relationship between VENDOR and AGENT that would govern the sale of goods to TJ’s. VENDOR will furnish TJ’s with copies of all contracts or other documents establishing such a relationship within 14 days of TJ’s request.

20.	Mailing Address: All purchase orders, invoices, notices, and other documents should be sent to the parties at the following addresses unless the party is notified in writing by the other party to send any documents to a different address:

Trader Joe’s Company
800 South Shamrock Avenue
Monrovia, California 91016-6346

VENDOR:
Stonegate Foods
6305 Alondra Blvd,
Paramount, CA 90723,

21.	Additional Vendor Documents and/or Information: In addition to any documents specified above, VENDOR agrees to submit the following documents and/or information to TJ’s within five (5) days of execution of this Agreement:

(a)	A copy of VENDOR’s Federal Inspection Certificate, its Processed Food Registration Certificate issued by the State of California, or any similar certificate issued by any other state (or VENDOR may provide the name of the government agency and its registration number in a letter);

(b)	If VENDOR’s principal place of business is not located within the United States:

(i)	Documents sufficient to show that VENDOR is duly licensed to operate in its country of residence and has complied with any local registration requirements.

(ii)	Any completed US withholding certificates (W-8 series of forms) necessary to claim an exemption from or reduction in withholding.

(c)	If VENDOR’s principal place of business is located within the United States, a completed IRS Form W-9, Request For Taxpayer Identification Number and Certification.

(d)	Proof of compliance with the food facility registration requirements of the Public Health Security and Bioterrorism Act of 2002 and Food Safety Modernization Act, including any certificates of registration and/or registration numbers.

22.	Additional Requirements for Vendors of Dietary Supplements: If VENDOR is a supplier of products subject to the Dietary Supplement & Nonprescription Drug Consumer Protection Act (the “FDCA”), VENDOR acknowledges and agrees that TJ’s is assigning the reporting requirement of the FDCA to VENDOR, as set forth in Exhibit J, which is attached hereto and incorporated herein by reference.

23.	Additional Requirements for Vendors of Produce: If VENDOR is a supplier of produce, VENDOR acknowledges and agrees that it will provide only non-GMO and non-irradiated produce to TJ’s, regardless of whether the produce is branded label or private label. In addition, any produce item that is listed as a “Genetically Engineered Suspect Ingredient” on El’s Acceptable Ingredient List for Food and Dietary Supplements must include a non-GMO affidavit documenting from seed source to harvest: corn, papaya, radicchio, tomatoes, and yellow squash.

24.	Claims and Disputes: Any dispute, claim, or controversy arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation or validity this Agreement, any purchase order issued by TJ’s to VENDOR, or any aspect of the business relationship between VENDOR and TJ’S, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, CA, before one arbitrator. Unless otherwise agreed by TJ’s and VENDOR, the arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Notwithstanding Section 25(b) of this Agreement, this Section shall be governed by, construed in accordance with, and enforced under the terms of Federal Arbitration Act, and no ruling and/or decision of a California court or provision of California law, including, but not limited to, Section 1281.2 of the California Code of Civil Procedure, shall be construed to apply to the enforcement of this Section or construed to govern the scope of discovery available to the parties or any other aspect of the arbitration’s procedure. Any dispute, claim, or controversy arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation or validity this Agreement, any purchase order issued by TJ’s to VENDOR, or any aspect of the business relationship between VENDOR and TJ’S, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration regardless of whether a party to the arbitration is also a party to litigation in a pending court action or special proceeding with a third party and/or third parties arising out of the same transaction or series of related transactions.

(a)	Except that Section 25(a) of this Agreement shall be governed by, construed in accordance with, and enforced under terms of the Federal Arbitration Act, this Agreement and any purchase order issued which incorporates this Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding any laws regarding the conflict or choice of laws and the United Nations Convention on Contracts For the International Sale of Goods. Venue for any action or arbitration arising out of or relating to this Agreement or any purchase order issued which incorporates this Agreement, or the breach thereof, shall be in Los Angeles County, California, U.S.A. and the parties hereby consent to personal jurisdiction in said county.

(b)	The prevailing party in any action, arbitration, or other proceeding by which one party to this Agreement seeks to enforce its rights under the Agreement or any purchase orders that incorporate this Agreement shall be entitled to recover its attorney’s fees and all costs, fees, and expenses incurred in connection with said action, arbitration, or proceeding.

25.	Warranties: All warranties contained herein are continuing warranties and will be binding upon VENDOR with respect to all goods that VENDOR ships or delivers to TJ’s (including goods that are in transit).

26.	Additional Terms and Conditions: If this paragraph is initialed by VENDOR and TJ’s, this Agreement is supplemented by the Additional Terms and Conditions contained in the attached Exhibit K._______ VENDOR _______ TJ’s.

27.	Amendments: This Agreement can only be modified by a writing signed by duly authorized representatives of both TJ’s and VENDOR. The failure of either party to insist on strict performance of any provision of this Agreement, or to exercise any right or remedy, will not be deemed a waiver of such performance, right or remedy, of that or any other provision of this Agreement.

28.	Validity: If any provision of this Agreement is held to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

29.	Section Headings: The section headings set forth in this Agreement are for convenience only and shall not be construed as part of this Agreement. When the context requires, the plural shall include the singular and singular the plural.

30.	Neutral Drafting: Any ambiguities in the Agreement are not to be construed against either party as this Agreement shall be deemed to be drafted neutrally.

31.	Counterparts: This Agreement may be executed in duplicate counterparts or by facsimile or PDF or similar electronic format, each of which shall be considered an original, and which together shall constitute one and the same instrument.

TRADER JOE’S COMPANY	VENDOR	Stonegate Foods

BY	BY	/s/ Martha Martinez
Martha Martinez Controller
(Print Name and Title)	(Print Name and Title)
	FED TIN:	54-2135710

EXHIBIT A

VOLUME PURCHASE AGREEMENT

This Volume Purchase Agreement (“Agreement”) is entered into as of the effective date indicated below (“Effective Date”), by and between TRADER JOE’S COMPANY and its subsidiaries (including Trader Joe’s East, Inc.) (hereinafter collectively referred to as “TJ’s”) and Stonegate Foods (“VENDOR”).

This Agreement consists of this signature sheet and the Master Vendor Agreement (“MVA”) executed by TJ’s and Vendor. As provided in the MVA, TJ’s will not be liable for any costs (including, but not limited to, costs for finished goods and raw ingredients) for product inventory remaining in the event TJ’s discontinues the private-label product.

Product Name: __________________________________

UPC No.: __________________________________

VENDOR: __________________________________

Effective Date of

Volume Purchase Agreement: __________________________________

Term of Agreement and Delivery Terms: __________________________________

Price Term: __________________________________

Volume Commitment: __________________________________

(1) Volume based on average sales of _______________________ number of weeks prior to termination.

TJ’s will fulfill this Volume Purchase Agreement by issuing individual purchase orders in accordance with the terms set forth herein; VENDOR shall deliver the goods in compliance with those purchase orders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date,

TRADER JOE’S COMPANY	VENDOR
BY	BY

(Print Name and Title)	(Print Name and Title)
FED TIN:

EXHIBIT B

VENDOR REPRESENTATION REGARDING PROPOSITION 65 COMPLIANCE

Trader Joe’s continually strives for higher quality in order to deliver more value to our customers. We intend to meet customer expectations, particularly with regard to product safety. As such, we would like to take this opportunity to remind you of your obligation as a business partner to ensure that all products you sell to Trader Joe’s are in full compliance with all applicable laws and regulations, including California’s Safe Drinking Water and Toxic Enforcement Act, Cal. Health & Safety Code § 25249.5 et seq. (“Proposition 65”).

As set forth in Section 2 of this Agreement, VENDOR has represented and warranted to TJ’s, amongst other things:

●	VENDOR will comply with all requirements of TJ’s GORP system;

●	The accuracy of all information entered into TJ’s GORP system;

●	The accuracy of all product information supplied by VENDOR to Trader Joe’s;

●	The goods sold to Trader Joe’s by VENDOR were produced, harvested, manufactured, processed, packaged, labeled, delivered, and sold in compliance with all applicable laws; and

●	The resale of any of the goods by Trader Joe’s would not be in violation of any laws.

In light of such representations and warranties, TJ’s requires VENDOR to review and agree to the following terms related to VENDOR’s relationship with TJ’s. By signing this document, you agree that you understand that the terms below are to be read in conjunction with, and do not override or modify in any way the requirements of, the Master Vendor Agreement.

On this 31 day of July, 20l8, Stonegate Foods (“VENDOR”) hereby acknowledges and agrees to the following terms provided herein:

1.	The Agreement Requires Compliance with Proposition 65: VENDOR understands that, as part of its obligations under this Agreement, all goods sold to TJ’s by VENDOR must fully comply with Proposition 65.

2.	VENDOR Represents and Warrants Compliance with Proposition 65: VENDOR represents and warrants that all goods sold to TJ’s by VENDOR do and will comply with Proposition 65 and, as such, either (a) do not contain chemicals known to the State of California to cause cancer or reproductive toxicity at a level requiring a Proposition 65 warning; or (b) may contain chemicals known to the State of California to cause cancer or reproductive toxicity at a level requiring a Proposition 65 warning, in which case VENDOR represents and warrants that it has informed Trader Joe’s in writing of the chemicals and levels that it believes may require a warning. In the event a warning is required, VENDOR agrees that the placement of a warning sign at shelf level or at checkout (even as to multiple products in a category) would be appropriate or, if not, will provide recommendations as to what type of Proposition 65 warning would be appropriate.

3.	VENDOR Commits to Make Test Results Available: Should Trader Joe’s request access to laboratory testing or other analytical results regarding the levels of chemicals contained in goods sold to TJ’s by VENDOR, VENDOR shall share such information and will provide it to TJ’s promptly upon request.

4.	Indemnification of Related Claims: As provided above, the Master Vendor Agreement requires that all goods sold to Trader Joe’s by VENDOR fully comply with Proposition 65. Thus, VENDOR agrees, to the fullest extent permitted by law, to indemnify, defend and hold TJ’s harmless from any and all claims brought by any party that TJ’s resale of products sold it to by VENDOR (whether private-label or otherwise) are or were sold in violation of Proposition 65. VENDOR further agrees that its obligation to indemnify, defend and hold TJ’s harmless from Proposition 65 claims will apply regardless of Cal. Code Regs. tit. 27 § 25600.2 (or any other similar provision of law governing the respective responsibilities of product suppliers and retailers to provide Proposition 65 warnings), such that VENDOR shall be obligated to indemnify, defend and hold TJ’s harmless from any Proposition 65 claims arising out of TJ’s resale of VENDOR’s products regardless of whether VENDOR 1) provides TJ’s with warning materials for its products, or 2) supplies TJ’s with private-label products.

Please sign below to acknowledge that you have received, read and will adhere to the above terms while engaged in business with Trader Joe’s.

AGREED AND ACKNOWLEDGED BY:

VENDOR:	Stonegate Foods

BY:	/s/ Martha Martinez

Date:	7/3/2018

EXHIBIT C

VENDOR REPRESENTATION REGARDING TOXICS IN PACKAGING LAWS

Trader Joe’s is committed to providing its customers with safe products, and as Trader Joe’s business partner, we expect you to deliver products that meet this commitment. As such, we would like to remind you of your obligation to ensure that all products you sell to Trader Joe’s are in full compliance with all applicable laws and regulations, including the toxics in packaging laws in the following states, as well as any similar laws in other states:

●	California, Toxics in Packaging Prevention Act, Cal. Health & Safety Code § 25214.11 et seq.

●	Connecticut, Conn. Gen. Stat. § 22a-255g et seq.

●	Florida, Fla. Stat. § 403.7191

●	Georgia, Ga. Code Ann. § 12-8-160 et seq.

●	Illinois, 415 Ill. Comp. Stat. 5/21.5

●	Iowa, Iowa Code § 455D.19

●	Maine, Me. Stat. tit. 32, § 1731 et seq.

●	Maryland, Md. Code Ann., Environment § 9-1901 et seq.

●	Minnesota, Minn. Stat. § 115A.965

●	Missouri, Mo. Rev. Stat. § 260.820 et seq.

●	New Hampshire, N.H. Rev. Stat. Ann. § 149-M:32 et seq.

●	New Jersey, Toxic Packaging Reduction Act, N.J. Rev. Stat. § 13:1E-99.44 et seq.

●	New York, Hazardous Packaging Law, N.Y. Envtl. Conserv. Law § 37-0201 et seq.

●	Pennsylvania, Safe Packaging Act, 35 Pa. Stat. and Cons. Stat. Ann. § 6024.101 et seq.

●	Rhode Island, Toxic Packaging Reduction Act, 23 R.I. Gen. Laws § 23-18.13-1 et seq.

●	Vermont, Vt. Stat. Ann. tit. 10, § 6620a et seq.

●	Virginia, Reduction of Heavy Metals in Packaging Act, Va. Code Ann. § 10.1-1425.20

●	Washington, Wash. Rev. Code § 70.95G.005 et seq.

●	Wisconsin, Wis. Stat. § 100.285 et seq.

For more information about state toxics in packaging laws, VENDOR may contact the Toxics in Packaging Clearinghouse, which coordinates the implementation of toxics in packaging legislation on behalf of its member states.

As set forth in Section 2 of this Agreement, VENDOR has represented and warranted to Trader Joe’s, amongst other things, that:

●	VENDOR will comply with all requirements of Trader Joe’s GORP system;

●	The accuracy of all information entered into Trader Joe’s GORP system;

●	The accuracy of all product information supplied by VENDOR to Trader Joe’s;

●	The goods sold to Trader Joe’s by VENDOR were produced, harvested, manufactured, processed, packaged, labeled, delivered, and sold in compliance with all applicable laws; and

●	The resale of any of the goods by Trader Joe’s would not be in violation of any laws.

In light of such representations and warranties, Trader Joe’s requires VENDOR to review and agree to the following terms related to VENDOR’s relationship with Trader Joe’s:

On this 31` day of July, 2018, Stonegate Foods (“VENDOR”) hereby acknowledges and agrees to the following terms provided herein:

1.	The Agreement Requires Compliance with State Toxics in Packaging Laws: VENDOR understands that, as part of its obligations under this Agreement, all goods sold to Trader Joe’s by VENDOR must fully comply with state toxics in packaging laws.

2.	VENDOR Represents and Warrants Compliance with State Toxics in Packaging Laws: VENDOR represents and warrants that all goods sold to Trader Joe’s by VENDOR do and will comply with state toxics in packaging laws.

3.	VENDOR to Provide Certificates of Compliance: VENDOR shall provide Trader Joe’s with applicable certificates of compliance with state toxics in packaging laws regarding packaging and/or packaging components of goods sold to Trader Joe’s by VENDOR.

4.	Indemnification of Related Claims: As provided above, the Master Vendor Agreement requires that all goods sold to Trader Joe’s by VENDOR fully comply with Toxics in Packaging Laws. Thus, VENDOR agrees, to the fullest extent permitted by law, to indemnify, defend and hold Trader Joe’s harmless from any and all claims or enforcement actions brought by any party regarding Trader Joe’s resale of products sold it to by VENDOR (whether private-label or otherwise) that are or were sold in violation of state toxics in packaging laws.

Please sign below to acknowledge that you have received, read and will adhere to the above terms while engaged in business with Trader Joe’s.

AGREED AND ACKNOWLEDGED BY:

VENDOR :	Stonegate Foods

BY:	/s/ Martha Martinez

Date:	7/31/2018

EXHIBIT D

PRODUCT RECALL PROTOCOL

Trader Joe’s Product Recall Protocol sets forth clear expectations that must be followed if any item sold to Trader Joe’s is subject to, or has the potential to be subject to, a recall.

It is the vendor’s obligation to notify Trader Joe’s at the first sign of any food safety issue which has the potential for resulting in a recall. First sign includes but are not limited to:

■	Any contact from a regulatory agency (FDA, USDA, Center for Disease Control, Public Health Department, etc.) indicating any form of a potential investigation related to products manufactured in the same facility as TJ’s product OR using the same raw materials (not lot) as the product in question, regardless if the product in question is a Trader Joe’s product or not.

■	Release of non-conforming product out of the manufacturing facilities control.

Such notification shall be done both verbally and in writing via email. Actual receipt of such notice by Trader Joe’s must be verified by the vendor. The sending of notice via email, letter or voicemail without reply from Trader Joe’s shall not constitute notice.

Trader Joe’s MUST be alerted prior to any report to a regulatory agency (FDA Reportable Foods Registry, USDA, etc.).

If a situation arises due to contact from a regulatory agency (FDA, USDA, Center for Disease Control, Public Health Department, etc.) Trader Joe’s requires notification within two hours of first contact from the agencv.

Below are Trader Joe’s recall contacts, please send written communication to all of the Trader Joe’s crew members listed below.

■	Carla Hechler, Snr. Director Food Safety & Regulatory Compliance

o	chechler@traderjoes.com

o	626-533-5636 (c); 626-599-2869 (o)

■	Sokrith Sea, Quality Control Director

o	ssea@traderjoes.com

o	626-622-5423 (c); 626-599-3763 (o)

■	Marcy Kopelman, Vice President of Merchandising

o	mkopelman@traderjoes.com

o	626-376-5150 (c); 626-599-3761 (o)

■	Colin Fields, Vice President of Merchandising

o	cfields@traderjoes.com

o	818-809-7921 (c); 857-400-3373 (o)

■	Matt Sloan, Vice President of Marketing-Product

o	msloan@traderjoes.com

o	626-376-5716 (c); 626-599-2813 (o)

■	Erin Baker, Vice President of Marketing-Communications

o	ebaker@traderjoes.com

o	626-260-8867 (c); 626-599-2805 (o)

■	Kenya Friend-Daniel, Director of Public Relations

o	kfriend@traderjoes.com

o	626-486-4847(c); 626-599-2898 (o)

■	Trader Joe’s Category Leader for the respective product(s)

2.	When notifying Trader Joe’s of an issue that has the potential to be a product recall, the following information should be provided as soon as possible.

■	Product name and TJ product SKU number

■	Product lot code and date code — all information that would be on the package, in the format that it is written on the package.

■	Reason for recall or description of the issue/investigation at hand and information on what has taken place thus far and immediate next steps being carried out.

■	Any instructions/information provided by a regulatory agency (if initiated by them).

o	A regulatory agency should not be contacted for an issue identified with a TJ’s product prior to communications with TJ’s.

■	Traceability details — When was this product shipped to TJ’s (WCD Distribution Centers), what quantity, which DC’s, what PO numbers.

■	Contact information for your company’s Recall Coordinator as well as 24 hour emergency contact info.

■	Contact information for who will be handling press and writing the press release in the event that it is necessary.

o	NOTE: For FDA Recalls - Any press materials referencing Trader Joe’s MUST be sent to TJ’s PRIOR to submittal for review and approval by the FDA. DO NOT send draft press releases to the FDA without approval from TJ’s

o	NOTE: For USDA Recalls — Draft Press releases issued by the USDA MUST immediately be sent to TJ’s to review within the given 30 minute window.

Company Name:	Stonegate Foods

Signature, Printed Name & Date (Office of the Company)

Signature, Printed Name & Date (Food Safety/Office of the Company)

EXHIBIT E

SHIPPING AND WAREHOUSE REQUIREMENTS

VENDOR must contact Trader Joe’s Service Center Appointment Clerk within a reasonable amount of time (requested time, 48 hours or greater) in advance of the arrival of a shipment in order to make an appointment for delivery of the goods. VENDOR acknowledges that the failure to provide timely notice may delay receipt of the goods and VENDOR agrees that, at TJ’s sole discretion, it may be charged for any damages and/or costs resulting from any such delay and/or it may result in the cancellation of the purchase order by TJ’s. Each shipment must be accompanied by a bill of lading specifying TJ’s Purchase Order no., and the TJ’s SKU no., product description, total number of cases shipped, vendor name, and gross weight and a packing slip/Bio Sheet that conforms to the Bio Terrorist requirements.

(a)	Warehouses will only book deliveries 3 days prior, on or within the 7 days after the Requested Delivery Date (abbreviated going forward as “RDD”) — the ETA on the PO.

(b)	Warehouses will not book deliveries for expired PO’s (PO’s that are more than 7 days past the ETA).

(c)	Warehouses will email vendors/drivers an appointment that falls within the RDD guidelines when they call to schedule a delivery appointment. An email confirmation will be required to complete the booking agreement between Warehouse and vendors/drivers.

The purchase order will specify whether the goods are to be delivered on slip sheets, floor stacked, or pallets. If the goods are to be delivered on pallets, TJ’s does not pay for pallets and VENDOR agrees that the pallets will conform to the following requirements:

(a)	The pallets must be #2 quality or better. The pallets may not have any missing or broken boards.

(b)	The pallets must be 40” x 48”, 4-way, wood pallets.

(c)	The maximum pallet heights (including the pallet) for each warehouse are:

Site	Site description	State	60”	65”	70”	72”	74”	78”	80”	84”	96”
901	TOLLESON AZ ALCOHOL	AZ	X
985	TOLLESON AZ CROSSDOCK	AZ	X
902	TOLLESON AZ INVENTORIED - PHOENIX	AZ	X
900	CHINO	CA	X
5043	CHINO DRY	CA	X
930	FONTANA	CA	X
5006	FONTANA ALCOHOL	CA	X
932	FONTANA COOLER	CA	X

Site	Site description	State	60”	65”	70”	72”	74”	78”	80”	84”	96”
980	FONTANA CROSS DOCK	CA	X
931	FONTANA DRY	CA	X
933	FONTANA JIT FRESH	CA							X
5003	FONTANA NON ALC BEVERAGES	CA	X
5013	REDLANDS	CA	X
981	US GROWERS	CA	X
5304	IRVING COOLER	TX	X
5303	IRVING DRY	TX	X
5309	IRVING FROZEN	TX	X
5305	IRVING TX JIT	TX							X
5308	XDOCK IRVING TEXAS	TX	X
993	JIT STOCKTON	CA							X
992	REFRIGERATED STOCKTON	CA	X
990	STOCKTON (GOLD STOCK)	CA	X
989	STOCKTON (WMS JR)	CA	X
5056	STOCKTON ALCOHOL	CA	X
5057	STOCKTON CONFECTION	CA	X
5054	STOCKTON COOLER	CA	X
988	STOCKTON CROSS DOCK	CA	X
5053	STOCKTON DRY	CA	X
5055	STOCKTON JIT	CA	X
5058	STOCKTON XDOCK	CA	X
5059	STOCKTON FREEZER/COOLER	CA	X
943	VERSACOLD MODESTO	CA								X
5106	LACEY ALCOHOL	WA	X
5107	LACEY CONFECTION	WA	X
5104	LACEY COOLER	WA	X
987	LACEY CROSS DOCK	WA	X
5103	LACEY DRY	WA	X
974	LACEY JIT	WA							X
5105	LACEY JIT	WA							X

Site	Site description	State	60”	65”	70”	72”	74”	78”	80”	84”	96”
972	LACEY NORTHWEST COOLER	WA	X
970	LACEY NORTHWEST DRY	WA	X
971	LACEY WA ALCOHOL	WA	X
5108	LACEY XDOCK	WA	X
5109	LACEY FREEZER	WA	X
5653	DAYTONA DRY	FL	X
5654	DAYTONA - REFRIGERATED	FL	X
5655	DAYTONA - JIT	FL							X
5656	DAYTONA - ALCOHOL	FL					X
5657	DAYTONA-TEMP CONTROL	FL		X
5658	DAYTONA — XDOCK	FL	X
5659	DAYTONA - FROZEN	FL				X
922	CHEESE PRODUCTION MINOOKA	IL					X
5354	MINOOKA COOLER	IL					X
5353	MINOOKA DRY	IL					X
5359	MINOOKA FROZEN	IL			X
5355	WCD JIT MINOOKA	IL					X
5358	WCD XDOCK MINOOKA	IL					X
953	JIT MIDDLEBORO	MA							X
954	MIDDLEBORO COOLER	MA							X
959	MIDDLEBORO CROSS DOCK	MA							X
968	FROZEN NAZARETH PA	PA	X
963	JIT NAZARETH	PA	X
962	NAZARETH COOLER	PA	X
965	NAZARETH COOLER	PA	X
969	NAZARETH CROSS DOCK	PA	X
961	NAZARETH PA	PA				X
5525	JIT Hartford	CT							X
5524	Cooler Hartford	CT							X

Site	Site description	State	60”	65”	70”	72”	74”	78”	80”	84”	96”
5528	Cross Dock Hartford	CT							X
5523	Dry Hartford	CT							X
5527	Temp Hartford	CT							X		X
5529	Frozen Hartford	CT				X

Any request to exceed the maximum pallet height must be approved in writing by Trader Joe’s prior to delivery.

(d)	A pallet may not exceed 2500 pounds gross weight.

(e)	The pallets must be stable, rackable, and stackable.

(f)	The ties and heights must be uniform for all pallets in a shipment.

(g)	Each layer of product should be configured in alternating patterns for stability.

(h)	All products (including ties and other packing materials) must be contained within the limits of the pallet.

(i)	All cases must be palletized so that the product information is visible from at least the 40” side of the pallet.

Trader Joe’s does not participate in the CHEP pallet program.

Any goods which are delivered on pallets which do not comply with the applicable pallet requirements will be repalletized and VENDOR agrees that, at TJ’s sole discretion, it may be charged for the costs of repalletizing the goods.

Pallets that comply with the applicable pallet requirements will be exchanged for like-type and like-quality pallets at the time of delivery, unless otherwise agreed. Any non-conforming pallets will be rejected and it will be the driver’s responsibility to wait while the goods are repalletized and to take the rejected pallets at that time; otherwise, TJ’s will dispose of the rejected pallets.

All refrigerated products shall be shipped and received at 40°F or less (product cannot be frozen). All frozen products shall be shipped and received at 0°F or less. Ice cream shall be shipped and received at -10°F to -20°F. Appropriate temperatures must be evidenced by a calibrated temperature monitoring device during transport from VENDOR.

A delivery of goods will only be received by TJ’s warehouse if the goods are delivered in clean trucks, TJ’s trays have been cleaned & sanitized by VENDOR, the packaging is clean and intact, there are no evident dents or tears, and the seals are intact. All products and transport trailers from VENDOR must comply with all applicable laws and regulations.

EXHIBIT F

INVOICING POLICIES

1.	Any invoice issued to TJ’s by VENDOR must conform to the following requirements:

(i) Must be 8 Y2” X 11”

(ii) Must include VENDOR’s name, address, and phone number.

(iii) Must include invoice number, invoice date, detail of items, quantities, and unit prices being billed, an invoice total, and corresponding Purchase Order number.

(iv) “Remit to” address must be clearly stated on the invoice if different than the vendor address

(v) Invoices should be system-generated, not hand-written, including the Purchase Order number. Excel or Word formats are acceptable.

2.	Invoices must be issued to TJ’s in a timely fashion. TJ’s and VENDOR agree and understand that TJ’s will not be obligated to pay (but may pay in its sole discretion) invoices issued more than six months after TJ’s acceptance of the goods at issue.

3.	The proof of delivery must be signed by a TJ’s employee or agent.

4.	Payment shall be deemed to have been made upon deposit of the check by TJ’s in the U.S. mail or when an electronic payment made by TJ’s is credited into an intermediary’s account.

ADDITIONAL REQUIREMENTS FOR ELECTRONIC INVOICES

As part of our initiative to reduce paper and make our invoice processing more efficient, TJ’s requires invoices to be submitted via e-mail or EDI. To email your invoices, follow these three steps to ensure your invoices are received and processed in a timely manner. All emailed invoices sent to TJ’s by VENDOR must be sent according to the following procedures:

5.	Create an e-mail message and address it to: invoices@traderjoes.com.

6.	Attach your invoice document(s) to the e-mail message. Each document you attach must contain only one invoice (include all pages of each invoice on one document), however you can attach multiple documents to an e-mail message to submit multiple invoices at one time. The document(s) you attach must be one of these supported types: .PDF (Adobe),.TIFF or .TIF (Tagged Image Format File),.DOC, DOCX, .XLS, and .XLSX (Microsoft Office 2003, 2007, 2010 and 2013 or later).

7.	Send your email (do not mail these invoices).

If you have any questions please contact the Trader Joe’s Accounts Payable Department. If for any reason we cannot process your invoices submitted via e-mail, an Accounts Payable representative will contact you to provide assistance.

EXHIBIT G

MINIMUM INSURANCE REQUIREMENTS

Any certificate of insurance (“Certificate”) issued by VENDOR’s insurance company or broker pursuant to Section 12 of this Agreement must meet the following minimum requirements:

1.	Coverage Amount: The Certificate must specify that VENDOR has general liability insurance coverage, which includes products liability and contractual liability, with limits of not less than $5 million, per occurrence and in the aggregate.

2.	Insurance Carrier: VENDOR’s insurance carrier must be rated “Class A: VII” or better as reported in A.M. Best’s Key Rating Guide and be authorized to do business in the United States.

3.	Additional Insured: “Trader Joe’s Company and its subsidiaries, affiliates, shareholders, directors, officers, agents, and employees” must be covered as additional insureds on the Certificate in order that TJ’s may be defended and indemnified in suits involving goods sold to TJ’s by VENDOR or security breaches of VENDOR’s facilities or IT systems that affect TJ’s proprietary or confidential information.

4.	Waiver of Subrogation: All insurance policies maintained pursuant to Section 12 of this Agreement will include a waiver of subrogation.

5.	Products Liability and Completed Operations: Products liability and completed operations insurance must provide coverage in respect of claims involving bodily injury or property damage arising out of or in connection with VENDOR supply of goods to TJ’s.

6.	Notice of Cancellation: The Certificate must indicate that TJ’s will be given at least 30 days’ written notice prior to the cancellation of VENDOR’s liability policy.

7.	Renewal and Change in Coverage: The Certificate must be renewed each year as long as J’s maintains this business relationship with VENDOR. In addition, VENDOR must provide TJ’s with a new Certificate if VENDOR makes any changes in its coverage or its insurance carrier.

8.	Self-Insured: Self-insurance is not acceptable except with the prior written approval of TJ’ s.

EXHIBIT H

INFORMATION SECURITY GUIDELINES

Any vendor that possesses TJ’s proprietary or confidential information (including, but not limited to, trade secrets, recipes, financial and pricing information, and contact information for TJ’s) outside the GORP system must:

1.	Protect against viruses and other threats to the integrity of TJ’s data by:

installing, maintaining, and applying anti-virus programs across servers and end user devices;

ensuring timely remediation of all virus outbreaks within the vendor environment; and keeping current with critical software updates across servers and end user devices.

2.	Protect against unauthorized access of TJ’s data by:

the timely inactivation and removal of all unused software and end-user accounts;

employing the use of strong passwords and the policies requiring password changes on a regular basis;

employing the use of firewalls to protect the vendor’s external network perimeter; and limiting access to TJ’s sensitive and confidential data.

3.	Continue to improve, in a timely manner, upon all IT security systems and controls by:

meeting or exceeding common sense IT security best practices as they continue to evolve; and

ensuring timely communication to vendor’s executive management of all IT security breaches or potential areas for IT security breaches.

4.	Notify TJ’s by email (Cyber Security: cybersecurity@traderjoes.com with a subject line of “Trader Joe’s Vendor Security Alert” and the vendor’s name) or by phone (626-8035205) of any IT security breach or loss of data affecting TJ’s data within 24 hours of discovery of the issue.

5.	Cooperate with any investigation TJ’s undertakes in the aftermath of a data breach.

6.	Return or destroy TJ’s data promptly upon termination of the Master Vendor Agreement.

EXHIBIT I

PACKAGING COMMITMENTS/REORDER AGREEMENT

This Commitments/Reorder Agreement (“Agreement”) is entered into as of the effective date indicated below (“Effective Date”), by and between TRADER JOE’S COMPANY and its subsidiaries (including Trader Joe’s East, Inc.) (hereinafter collectively referred to as “TJ’s”) and Stonegate Foods (“VENDOR”).

This Agreement consists of this signature sheet, the terms and conditions of the individual purchase orders issued from TJ’s to VENDOR, and the Master Vendor Agreement (“MVA”) executed by TJ’s and Vendor. As provided in the MVA, in the event TJ’s discontinues the private-label product, TJ’s will not be liable for any packaging costs (including, but not limited to, costs for labels, containers, bags, and wrappers) for inventory that exceeds the commitments/reorder agreement below.

Product Name: _____________________________________

UPC No.: _____________________________________

VENDOR: _____________________________________

Effective Date of

Packaging Commitment: _____________________________________

Quantity of Agreed-upon Packaging in inventory based on

(1) Volume:________________________________

(2) Packaging for product based on average sales for___ number of weeks prior to termination

This agreement must be renewed between Trader Joe’s and vendor when the agreed upon packaging in inventory reaches depletion.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

TRADER JOE’S COMPANY	VENDOR	Stonegate Foods
BY	BY	/s/ Martha Martinez
Martha Martinez
(Print Name and Title)	(Print Name and Title)
	FED TIN:	54-2135710

EXHIBIT J

REPORTING REQUIREMENTS

FOR VENDORS OF DIETARY SUPPLEMENTS

As a vendor of dietary supplements, you are providing products to Trader Joe’s that are subject to the Dietary Supplement & Nonprescription Drug Consumer Protection Act (the “FDCA”). The FDCA establishes two parallel reporting systems for nonprescription drugs and dietary supplements. The new reporting system is designed to identify potential public health issues associated with use of any of these products and enable the government, manufacturers, and retailers to respond more quickly to problems that are identified.

Pursuant to section 761(b)(2) of the FDCA, Trader Joe’s authorizes, and VENDOR hereby agrees, that VENDOR of the dietary supplements sold to Trader Joe’s will comply with the reporting requirements of section 761 of the FDCA, which requires mandatory serious adverse event reporting for dietary supplements.

A “serious adverse event” is defined as one that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect. In addition, a serious adverse event could be one that requires, based on reasonable medical judgment, a medical or surgical intervention to prevent the serious outcomes outlined in this paragraph.

VENDOR shall submit to the Secretary of Health and Human Services, using the MedWatch form, any report received of a serious adverse event associated with such dietary supplement when used in the United States, accompanied by a copy of the label on or within the retail packaging of that dietary supplement. Such report must be submitted by the VENDOR within 15 business days after the report is received through the domestic address or domestic phone number required to appear on the label of dietary supplements.

VENDOR also agrees that it will report any additional new medical information it receives within 1 year of the initial report related to the submitted serious adverse event report. Any such new information shall be submitted by VENDOR to the Secretary within 15 business days after receipt of this new information.

VENDOR shall maintain records of all adverse reports it receives, whether serious or not, related to any products sold to Trader Joe’s, for 6 years.

Trader Joe’s will direct to the VENDOR all adverse events associated with any dietary supplement product(s) that are reported to Trader Joe’s through the address or telephone number included on the label of the dietary supplement.

This agreement between Trader Joe’s and VENDOR related to products subject to the FDCA is effective and binding whether executed as a separate document or incorporated as an exhibit to a Master Vendor Agreement between Trader Joe’s and VENDOR. If incorporated as an exhibit to an executed Master Vendor Agreement, such agreement shall be valid and binding regardless of whether it is separately executed.

VENDOR shall, to the fullest extent permitted by law, indemnify, defend, and hold Trader Joe’s (and its officers, directors, shareholders, employees, agents, or insurers) harmless from and against any and all claims, actions, liabilities, damages, costs, expenses, penalties, fines and losses of any kind brought by a third party against TJ’s (and its officers, directors, shareholders, employees, agents, or insurers) arising out of or related to any failure to comply with the reporting requirements of the FDCA.

TRADER JOE’S COMPANY	VENDOR	Stonegate Foods
BY	BY	/s/ Martha Martinez
Martha Martinez
(Print Name and Title)	(Print Name and Title)
	FED TIN:	54-2135710

EXHIBIT K

ADDITIONAL TERMS AND CONDITIONS

Effective Date: 09/21/2017

WALMART GROCERY

MERCHANDISE AGREEMENT

General Supplier Information

Agreement Number:	SAP Supplier Number:	Supplier ID:
607499-91-1	1400560216

Specialty Group: None

Company Legal Name: STONEGATE FOODS INC

Doing Business As: Ittella Foods Inc

Legal Entity: Corporation

Taxpayer Identification Number ( TIN ): XX-XXX5710

Company Contacts

Supplier Agreement Accepted By: Martha Chaidez	Phone: 3107325875
CEO/President:	Phone:
CFO:	Phone:

Corporate Address	Remit Address
Address Line 1: 6305 ALONDRA BLVD	Address Line 1: 6305 ALONDRA BLVD
Address Line 2:	Address Line 2:
City: PARAMOUNT	City: PARAMOUNT
State: CA	State: CA
Zip: 90723-3750	Zip: 90723-3750

The Supplier Agreement detailed below has been accepted on behalf of the supplier by:

Martha Chaidez - (RLID : tm1ao3a )

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

GENERAL MERCHANDISE SUPPLIER AGREEMENT

(Standard Terms and Conditions for Suppliers)

This Supplier Agreement, (“Agreement”) is between supplier indicated on the GENERAL SUPPLIER INFORMATION form that is part of the supplier registration process (“Supplier” or “you”) and Wal-Mart Stores, Inc., and its direct and indirect US and Puerto Rico operating subsidiaries (hereinafter referred to collectively as “Company”). This Agreement consists of (1) these Standard Terms and Conditions for Suppliers (“Terms and Conditions”), (2) the Appendix and any Schedule(s) attached hereto and (2) Company’s minimum requirements and Standards for Suppliers posted at http://corporate.walmart.com/sourcing-standards-resources as may be amended from time to time by Company (collectively, the “Standards”).

BY CLICKING THE “I ACCEPT” BOX AND CLICKING THE “SUBMIT” BUTTON BELOW, BY OFFERING TO SELL, SELLING, OR DELIVERING ANY MERCHANDISE TO COMPANY OR ITS CUSTOMERS, INCLUDING THROUGH ANY COMPANY WEBSITE OR APPLICATION, OR PROVIDING DIRECT SHIP SERVICES ON BEHALF OF COMPANY, YOU AGREE THAT YOU HAVE READ AND UNDERSTAND AND AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS AGREEMENT (INCLUDING THE STANDARDS) WITHOUT CHANGE, AS THE STANDARDS MAY BE UPDATED FROM TIME TO TIME IN ACCORDANCE WITH THIS AGREEMENT. YOU FURTHER REPRESENT AND WARRANT THAT (1) ALL THE INFORMATION YOU PROVIDE AS PART OF THE REGISTRATION PROCESS WILL BE ACCURATE AND COMPLETE AND (2) IF YOU ARE EXECUTING THIS AGREEMENT ON BEHALF OF AN ENTITY, YOU HAVE THE REQUISITE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE ENTITY YOU REGISTER AS SUPPLIER.

By clicking the “I ACCEPT” button below, you understand that execution of this Agreement by both Supplier and Company does not impose on Company any obligation (and Company has no obligation) to purchase or take delivery of Merchandise (or to enable the sale or delivery of Merchandise to any customer) or to use any services of Supplier.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

STANDARD TERMS AND CONDITIONS

1. DEFINITIONS. As used in this Agreement or any Order (defined below), the following capitalized words shall have the meanings set forth below:

(a) “Account” means any right to receive payments arising under this Agreement.

(b) “Authorized Buyer” means any General Merchandise Manager, Divisional Merchandise Manager, Buyer, Sr. Buyer and Replenishment Manager (or successor or equivalent titles) of Company assigned to the category/ department corresponding to the purchased Merchandise.

(c) “Change of Control” has the meaning set forth in Section 20 of this Agreement.

(d) “Effective Date” means the date this Agreement becomes effective as to both Company and Supplier.

(e) “Electronic Data Interchange” (“EDI”) means the electronic transmission of information regarding specific business processes (invoicing, ordering, reporting, etc.) between two or more businesses according to standards mandated by Company.

(f) “Law” means any applicable international, foreign, or domestic law, regulation, order or other requirement imposed or compelled by a governing or regulatory authority having legal force (whether federal, state or local), including any treaty, statute, common law, judicial decision, rule, regulation, code or ordinance.

(g) “Merchandise” means all products, goods, materials, equipment, displays, articles, and tangible items supplied by Supplier to Company within the Territory, and all packaging, instructions, warnings, warranties, advertising and other services included therewith.

(h) “Must Arrive By Date” or “MABD” means the delivery date or period identified in an Order.

(i) “Order” means any written or electronic purchase order for Merchandise issued by Company through an Authorized Buyer.

(j) “Recall” means any removal of Merchandise from the stream of commerce or the issuance of a corrective action plan or other remedial action initiated by Supplier, a government entity, or Company.

(k) “Shared Services” means Company’s business division known as Global Shared Services, North America, or its functional successor, which is the accounting department of Company responsible for control and processing of new supplier agreements and updates to existing agreements.

(l) “Standards” means the Wal-Mart Stores, Inc. Standards for Suppliers posted at http://corporate.walmart.com/ sourcing-standards-resources and minimum requirements posted at http://corporate.walmart.com/suppliers/ minimum-requirements, as may be amended from time to time by Company.

(m) “Territory” means the United States of America, its territories and possessions and APO/FPO military addresses.

2. ORDERS; CANCELLATION. Supplier may ship only after receipt of an Order. Supplier may accept an Order only as follows: (i) a written confirmation notice to Company, if such notice is requested by Company, or (ii) shipping conforming Merchandise in accordance with this Agreement and the Order. Shipments made contrary to Company’s routing instructions will be deemed F.O.B. destination (store, club or warehouse). Supplier’s invoice, confirmation memorandum or other writing may not vary the terms of any Order. Supplier’s failure to comply with one or more terms of an Order shall constitute breach of this Agreement and shall be grounds for the exercise by Company of any of the remedies provided for in this Agreement or by applicable Law. Projections, past purchasing history and representations about quantities to be purchased are not binding on Company, and Company shall not be liable for any act or expenditure (including but not limited to expenditures for equipment, labor, materials, packaging or capital expenditures) by Supplier in reliance on them. Company may cancel all or any part of an Order at any time prior to shipment.

3. SUPPLIER FINANCIAL INFORMATION; CHANGE OF CONTROL. Within thirty (30) days prior to the Effective Date, upon each anniversary thereof, and at such other times as Company may request, Supplier hereby authorizes Company to obtain, at Supplier’s expense, a current Dun & Bradstreet report (or such other risk evaluation report as may be designated by Company) for Supplier. Supplier shall immediately notify Company upon any occurrence of a Change of Control of Supplier after the Effective Date. Where Company seeks assurances concerning Supplier’s financial health, Supplier shall provide reasonable assistance and provide additional financial reporting as requested by Company.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

4. PAYMENT TERMS; CASH DISCOUNT; AUDITS. Supplier shall transmit invoices on the same day Merchandise is shipped, but Company’s payment terms under an Order will be calculated from the latest of: (i) the date that Company accepts delivery of the Merchandise at the facility designated by Company and records receipt of the Merchandise on its Warehouse Management System (i.e., in exceptional situations, delivery or drop off on Company property may not be the same day that the Merchandise is recorded on its Warehouse Management System); (ii) the date that Company receives the invoice, or if disputed, the date the invoice is reconciled; (iii) the MABD; or (iv) if terms are “pay from scan,” the date of sale of the Merchandise by Company. Any cash discount selected by Supplier on the Appendix will be calculated on the gross amount of Supplier’s invoice. Company will make payment via electronic funds transfer (“EFT”), unless otherwise agreed to by Company in writing. Supplier shall provide any information and documents required by Company to establish EFT payment. Irrespective of any prior payments, Company or its auditors may inspect and audit Supplier’s financial and other account records relating to the sale and return of Merchandise. These audits may be conducted on a continual basis using Company’s internal data related to the sale and return of Merchandise. Supplier shall provide reasonable assistance in such audits by providing supplemental records as reasonably requested by Company or its auditors to validate audit results.

5. SET-OFF; RESERVATION OF ACCOUNT; CREDIT BALANCE. Company may recoup, set off, or credit against amounts payable to Supplier all present and future indebtedness of Supplier to Company arising from this or any other transaction with Supplier or any of its affiliates whether or not related hereto. If Company determines that Supplier’s performance under an Order and/or this Agreement is likely to be impaired, Company may establish a reserve or place a hold on Supplier’s Account to satisfy Supplier’s actual or anticipated obligations to Company arising from any such Order or this Agreement, by withholding payment of Supplier’s invoices. Company will disburse to Supplier any remaining amounts due on Supplier’s Account so held in reserve or release the hold if and when Company determines that the reserve is no longer necessary to secure Supplier’s obligations. Supplier will pay to Company in cash any credit balance upon written request. IMPORTANT NOTICE: ALL PAYMENTS OF MONIES OWED PURSUANT TO THIS SUPPLIER AGREEMENT AND PURCHASE ORDERS MUST BE MAILED TO THE FOLLOWING ADDRESS: WAL-MART STORES, INC./SAM’S CLUB, C/O CORPORATE ACCOUNTING, P.O. BOX 500787, ST. LOUIS, MISSOURI 63150-0787.

6. ASSIGNMENT OF ACCOUNTS. Supplier shall provide Company written notice of an assignment, factoring, or other transfer of its Account at least thirty (30) days prior to such assignment, factoring, or other transfer taking legal effect. Such written notice shall include the name and address of the assignee/transferee, the date the assignment is to begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Shared Services. Supplier may have only one assignment, factoring or transfer of its Account effective at any time. The assignment of any Account hereunder shall not affect Company’s rights set forth in Section 5 of this Agreement. Supplier shall defend, indemnify and hold Company harmless from any and all lawsuits, claims, demands, actions, damages (including reasonable attorney fees, court costs, obligations, liabilities or liens) arising from or related to the assignment, transfer or factoring of its Account. Supplier releases and waives any right, claim or action against Company for amounts due and owing under this Agreement where Supplier has not complied with the notice requirements of this provision. Notices required pursuant to this Section shall be mailed to: Wal-Mart Stores, Inc. Attn: Global Shared Services, North America, Master Data Management, 1301 S.E. 10th St. Bentonville, AR 72716-0680. Notwithstanding the foregoing or any other circumstance, Company reserves the right to remit payment to Supplier.

7. TAXES. Unless otherwise agreed, Company is purchasing Merchandise under this Agreement for resale and will supply necessary resale certificates to Supplier upon request. The Order price includes all taxes and fees which may be imposed upon Supplier by a taxing jurisdiction on the sale of Merchandise under this Agreement. The Order price does not include: (i) sales, excise or use tax for which Company is liable upon the sale or use of the Merchandise or (ii) taxes or fees that Supplier is required by Law to separately state on invoices to Company, If Supplier receives a refund of any taxes included in the Order price or otherwise collected from Company by Supplier, Supplier shall promptly pay or credit Company the amount of the refund, including any interest.

8. PRICE PROTECTION; PRICE GUARANTEE AND NOTICE OF PRICE INCREASES. Supplier guarantees its prices against manufacturer’s or Supplier’s own price decline. If Supplier reduces its price on any Merchandise sold to Company, which Merchandise has not yet been delivered to Company by Supplier or, if consistent with Supplier’s practice, which Merchandise is currently in Company’s inventory (including Merchandise on hand, in warehouses and in transit), Supplier shall at Company’s discretion either issue a check or give Company a credit equal to the price difference for such Merchandise, multiplied by the units of such Merchandise to be delivered by Supplier and/ or currently in Company’s inventory. If a court, regulatory agency or other government entity with jurisdiction finds that the prices on an Order are in excess of that allowed by any Law, the prices shall be automatically revised to equal a price which is not in violation of said Law. If Company overpays for Merchandise at a price in violation of this Section, Supplier shall promptly refund the difference between the price paid for the Merchandise and the price which is not in violation of this Section. If at a reasonably close point in time with Supplier’s sale of Merchandise to the Company, Supplier sells or offers to any competitor of Company any merchandise of like grade and quality at lower prices and/or on terms more favorable than those stated on the Order, then, except as prohibited by Law, the prices and/or terms of the Order shall be deemed automatically revised to equal the lowest prices and most favorable terms at which Supplier shall have sold or shall have offered such Merchandise and payment shall be made accordingly. If Company becomes entitled to such lower prices, but has already made payment at a higher price, Supplier shall promptly refund the difference in price to Company. Supplier shall give Company written notice of any proposed Merchandise price increase at least sixty (60) days prior to the effective date of the increase.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

9. SUPPLIER EDI RESPONSIBILITIES.

(a) Supplier shall electronically receive Orders and send Company invoices via EDI unless otherwise agreed to by Company in writing.

(b) Supplier shall ensure that access by its employees to the EDI interchange is restricted by password to those persons authorized to contractually bind Supplier.

(c) Supplier’s use of the EDI interchange acknowledges Supplier’s review and acceptance of the terms and requirements for using the EDI system to contract electronically.

(d) Supplier shall establish a unique user identification to identify itself, and the presence of the user identification in the EDI interchange will be sufficient to verify the source of the data and the authenticity of the document.

(e) EDI documents containing Supplier’s user identification will constitute a signed writing, and neither party shall contest the validity or enforceability of the document on the basis of lack of a signature or sufficient identification of the parties.

(f) EDI documents or printouts thereof shall constitute originals.

(g) EDI documents will be retained by both Company and Supplier in a form that is accessible and reproducible.

(h) If Company agrees to waive the EDI requirements of this Section of this Agreement, Orders may be sent via overnight mail at Supplier’s expense.

10. PURCHASE COSTS AND CONDITIONS. Supplier is responsible for verifying the accuracy of costs, discounts, allowances and all other terms of sale on all Orders. If incorrect information exists, Supplier shall notify Company of any inaccuracies not less than twenty-four (24) hours prior to shipment. If a change is necessary, no shipment is to commence without written confirmation of the change from an Authorized Buyer. If Merchandise ships prior to discovery of an error on the Order, the parties shall confer within forty-eight (48) hours of such discovery to determine the actions to be taken regarding the erroneous Order.

11. SHIPPER LOAD AND COUNT RESPONSIBILITIES. If Supplier is shipping to Company a full truckload collect, or full truckload under Company control, Supplier is responsible for monitoring its shipping process. Supplier is required to close the trailer, seal it with a Supplier-provided seal, and document the seal number on all copies of the Bill of Lading. All such shipments will be considered Shipper Load and Shipper Count, whether or not so notated. If Supplier fails to seal the trailer, or fails to reference and identify the seal on all copies of the Bill of Lading, and shortages occur, Supplier shall be liable for such shortages. The provisions of this Agreement supersede any contrary Bill of Lading term, clause, notation, other provision, or any other writing.

12. DELIVERY TIME. THE TIME SPECIFIED IN AN ORDER FOR SHIPMENT AND/OR DELIVERY OF MERCHANDISE IS OF THE ESSENCE OF THIS AGREEMENT AND IF SUCH MERCHANDISE IS NOT SHIPPED AND/OR DELIVERED WITHIN THE TIME SPECIFIED, COMPANY RESERVES THE RIGHT, AT ITS OPTION AND WITHOUT LIMITATION, TO CANCEL THE ORDER AND/OR REJECT ANY MERCHANDISE DELIVERED AFTER THE TIME SPECIFIED. In addition to the aforementioned remedy, Company may exercise any other remedies provided for in this Agreement or provided by applicable Law, including but not limited to those remedies provided by the Uniform Commercial Code. Company may assess and collect reasonable damages for any deliveries of Merchandise not received within the MABD. Notwithstanding Company’s right to cancel shipment, or to reject or revoke acceptance of Merchandise, Supplier shall inform Company immediately of any actual or anticipated failure to ship all or any part of an Order or the exact Merchandise called for in an Order on the shipment date specified. Acceptance of any Merchandise shipped after or before the MABD shall not be construed as a waiver of any of Company’s rights or remedies resulting from the untimely shipment.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

13. REPRESENTATIONS AND WARRANTIES. By acceptance of an Order, Supplier represents, warrants and covenants that:

(a) Supplier is in compliance with and will continue to comply with Company’s Standards;

(b) Supplier and the Merchandise are in compliance with and shall continue to comply with all Laws applicable to the manufacture, sourcing, distribution and sale of the Merchandise;

(c) The Merchandise will be new and not used, remanufactured, reconditioned or refurbished, and will comply with all specifications contained in such Order and will be of equal or better quality as all samples delivered to Company;

(d) The Merchandise is genuine and is not counterfeit, adulterated, misbranded, falsely labeled or advertised or falsely invoiced within the meaning of any Laws;

(e) The Merchandise has been labeled, advertised and invoiced in accordance with the requirements of all Laws, and the Merchandise, and its sale by Company anywhere within the Territory does not violate any Law;

(f) The Merchandise shall be delivered in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the Merchandise is intended to be used, including but not limited to consumer use;

(g) The Merchandise does not infringe upon or violate any patent, copyright, trademark, trade name, trade dress, trade secret, or any other rights belonging to others, and all royalties owed by Supplier, if any, have been paid to the appropriate licensor;

(h) All information regarding the Merchandise, provided by or on behalf of Supplier to Company, including all weights, measures, sizes, legends or descriptions printed, stamped, attached or otherwise indicated with regard to the Merchandise, is true and correct, and conforms and complies with all Laws relating to the Merchandise;

(i) Where required by Law, or by Company’s policies, the Merchandise has been tested by third-party testing bodies approved by Company, found compliant with all applicable standards and Laws, and the results of such tests will be provided to Company at Company’s request;

(j) All Merchandise shall have an accurate UPC barcode (also known as an EAN/UPC symbol) that includes a valid Global Trade Item Number® (GTIN®) and will comply with GS1 US standards (found at http://www.gs1us.org) or such other of Company’s UPC requirements, as amended from time to time;

(k) There is no other impediment or restriction, legal or otherwise, that limits, prohibits or prevents Supplier from selling and delivering the Merchandise to Company or limits, prohibits or prevents Company from reselling the Merchandise to its customers within the Territory;

(l) The Merchandise is mined, produced, manufactured, assembled, packaged and transported in compliance with the Standards and all Laws; and

(m) The Merchandise is not transshipped for the purpose of mislabeling, evading quota or country of origin restrictions or avoiding compliance with the Standards and all Laws.

Where applicable, Supplier shall provide Company with a current, complete, and accurate Material Safety Data Sheet (“MSDS”) for the Merchandise. Nothing contained in this Agreement or an Order shall be deemed a waiver of any representations, warranties, or guarantees implied by Law.

14. INDEMNIFICATION. Supplier shall protect, defend, hold harmless and indemnify Company, including its affiliates, officers, directors, employees and agents, from and against any and all lawsuits, claims, demands, actions, liabilities, injuries, losses, damages, expenses, and attorneys’ fees and costs, regardless of whether such matters are groundless, fraudulent, or false, regardless of the cause or alleged cause thereof, and regardless of whether such matters arise out of or were caused by the alleged or actual joint or concurrent negligence of Company, its affiliates or their officers, directors, employees or agents arising in whole or in part out of any actual or alleged:

(a) Misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to any Merchandise;

(b) Death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, arising in whole or in part, out of any actual or alleged defect in the Merchandise (whether latent or patent), including but not limited to: (i) any actual or alleged failure to provide adequate warnings, labeling or instructions; (ii) any actual or alleged improper design, manufacture, construction, assembly, or installation of the Merchandise; or (iii) any actual or alleged failure of the Merchandise to comply with specifications or with any express or implied warranties of Supplier;

(c) Violation of any Law relating to the Merchandise, or to any of its components or ingredients, or to its manufacture, shipment, labeling, use or sale, or to any failure to provide a Material Safety Data Sheet or certification;

(d) Act, activity or omission of Supplier or any of its employees, representatives or agents, including but not limited to activities on Company’s premises;

(e) Use of any vehicle, equipment, fixture or material of Supplier in connection with any sale to or service for the Company; and

(f) Any display, exhibit, pallet or other tangible items related to Merchandise or services under this Agreement.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

Supplier shall promptly notify Company of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by this indemnity, and shall immediately take such action as may be necessary or appropriate to protect the interests of Company, its affiliates, officers, directors, employees and agents. Upon Company’s request, Supplier will promptly provide reasonable cooperation and assistance to Company with respect to any claim, lawsuit, demand, or investigation involving Company that relates to the Merchandise or any obligations under this Agreement. Supplier shall promptly notify Company of the legal counsel Supplier proposes to engage to defend and otherwise protect Company’s interest in such matter. Supplier agrees that any counsel proposed, selected or provided by Supplier or its insurer to represent or defend Company or any of its affiliates, officers, directors, employees or agents shall represent, defend and protect Company’s interests strictly in accordance with the requirements set forth in Company’s Indemnity Counsel Guidelines. If Company determines that such legal counsel has not represented, defended or protected Company’s interests in accordance with the Indemnity Counsel Guidelines, or reasonably believes Supplier’s legal counsel is unwilling or unable to do so, Company may replace such counsel with other counsel of Company’s own choosing. In such event, any fees and expenses of Company’s new counsel, together with all expenses or costs incurred because of the change of counsel, shall be paid or reimbursed by Supplier as part of its indemnity obligation hereunder. Company shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against Company or any of its officers, directors, employees or agents, and Supplier will not settle or resolve any portion of any such claim or lawsuit without Company’s written approval, which Company will not unreasonably withhold. The duties and obligations of Supplier created hereby shall not be affected or limited in any way by Supplier’s fulfillment of its insurance requirements under this Agreement, or Company’s extension of express or implied warranties to its customers.

15. RECALLS; REPORTING OF DEFECTS; TESTING. If Merchandise is the subject of a Recall, Supplier shall be responsible for all matters and costs associated with the Recall, including but not limited to:

(a) Consumer notification and contact;

(b) All expenses and losses incurred by Company in connection with such Recall (and where applicable, any products with which the Recalled Merchandise has been packaged, consolidated or commingled), including but not limited to refunds to customers, lost profits, transportation costs, the cost to Company of its associates’ time, systems expenses in processing any Recall, and all other costs associated therewith; and

(c) Initial and subsequent contact and reporting of the Recall to any government agency having jurisdiction over the affected Recalled Merchandise. Supplier shall promptly, and in no event later than twenty-four (24) hours after its decision to initiate a Recall or its receipt of a Recall notice from a government entity, inform Company of the Recall. Supplier shall promptly inform Company of its becoming aware of any defect in the Merchandise that could reasonably be expected to cause damage, illness, injury or death to humans, animals, or property, or the noncompliance of the Merchandise with any applicable safety or regulatory standard or Law, whether imposed by a government entity or by Company.

If a government agency initiates any inquiry or investigation relating to the Merchandise or similar or related goods of Supplier, Supplier shall notify Company immediately thereof and take reasonable steps to resolve the matter without exposing Company to any liability or risk. After acceptance of delivery, Company may periodically conduct testing of Merchandise for compliance with Laws, and other standards and specifications, the costs of which shall be paid or reimbursed to Company by Supplier.

16. LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS REVENUES, BUSINESS INTERRUPTION AND THE LIKE), ARISING FROM OR RELATING TO THE RELATIONSHIP BETWEEN SUPPLIER AND COMPANY, INCLUDING ALL PRIOR DEALINGS AND AGREEMENTS, OR THE CONDUCT OF BUSINESS UNDER OR BREACH OF THIS AGREEMENT OR ANY ORDER, CANCELLATION OF ANY ORDER OR ORDERS OR THE TERMINATION OF BUSINESS RELATIONS, REGARDLESS OF WHETHER THE CLAIM UNDER WHICH SUCH DAMAGES ARE SOUGHT IS BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, STATUTE, REGULATION OR ANY OTHER LEGAL THEORY OR LAW, EVEN IF COMPANY OR SUPPLIER HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES. PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE SPECIFIC RIGHTS AND REMEDIES EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING SECTIONS 14 AND 15, OR LIMIT LIABILITY FOR NEGLIGENT OR WILLFUL BREACH OF SECTIONS 26 AND 30.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

17. REMEDIES. Supplier’s breach of or failure to comply with any of the Terms and Conditions of this Agreement or any Order shall be grounds for Company to exercise any one or more of the following remedies:

(a) Cancellation of all or any part of any undelivered Order without notice, including but not limited to the balance of any remaining installments on a multiple-shipment Order;

(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, Company may return the Merchandise or hold it at Supplier’s risk and expense. Payment of any invoice shall not limit Company’s right to reject or revoke acceptance. Company’s right to reject and return or hold Merchandise at Supplier’s expense and risk shall also extend to Merchandise which is returned by Company’s customers. Company may, at its option, require Supplier to grant a full refund or credit to Company of the price actually paid by any customer of Company for any such item in lieu of replacement with respect to any item. Company shall be under no duty to inspect the Merchandise, and notice to Supplier of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to Company by its customers. In respect of any Merchandise rejected (or acceptance revoked) by Company, there shall be charged to Supplier all expenses incurred by Company in: (i) unpacking, examining, repacking and storing such Merchandise (it being agreed that in the absence of proof of a higher expense that the Company shall claim an allowance for each rejection at the rate of ten percent (10%) of the price for each rejection made by Company); (ii) additional fees may be imposed if disposal is required; and (iii) landing and reshipping such Merchandise. Unless Company otherwise agrees in writing, Supplier shall not have the right to make a conforming delivery within the contract time;

(c) Termination or suspension of all current and future business relationships;

(d) Recovery from Supplier of any damages or expenses sustained by Company as a result of Supplier’s breach; and

(e) Buyer’s remedies under the Uniform Commercial Code and such other remedies as are provided under applicable Law.

These remedies are not exclusive and are in addition to all other remedies available to Company at Law or in equity.

18. INSURANCE REQUIREMENTS. During the term of this Agreement and for at least two (2) years thereafter, Supplier at its own cost and expense will procure and maintain insurance coverage from qualified underwriters meeting or exceeding the requirements posted at http://corporate.walmart.com/suppliers, which are incorporated into this Agreement.

(a) Company may change the requirements for insurance posted at http://corporate.walmart.com/suppliers at any time. Changes to the insurance requirements posted after the Effective Date of this Agreement, however, will not be applicable to Supplier until twelve (12) months after Company’s posting of such changes.

(b) Upon Supplier’s execution of this Agreement, Supplier must provide Company with a current Certificate of Insurance verifying Supplier’s compliance with the insurance requirements. The Certificate of Insurance must be dated not more than thirty (30) days before the Effective Date of this Agreement and not less than thirty (30) days before the expiration of the policy period of any policy identified in the Certificate of Insurance. Thereafter, Supplier must provide current Certificates of Insurance (i) at any time upon request of Company; (ii) not less than thirty (30) days prior to expiration of any policy required by this Agreement; and (iii) annually upon the Effective Date of this Agreement. The Certificate of Insurance must include the Supplier’s Supplier Number, if one has been assigned to Supplier. Supplier’s failure to provide Certificate(s) of Insurance to Company does not limit or diminish, in whole or in part, Supplier’s obligations in this Section 18.

(c) Supplier will provide written notice to Company at least thirty (30) days prior to any cancellation, expiration, substitution or material change of or to any policy of insurance required by this Agreement.

(d) Supplier’s failure to procure and maintain the insurance required by this Agreement constitutes a material breach and default under this Agreement by Supplier. In addition to and without limiting any other remedy available to Company, upon a breach by Supplier of its obligations under this Section, Company may withhold payment of any invoice and/or any Order until Supplier has provided written documentation of Supplier’s compliance with this Section.

(e) Upon Supplier’s execution of this Agreement, Supplier must provide Company with a Supplier Contact for product liability claims, including name, address, telephone, email and the name, telephone, and email contact information of Supplier’s insuring company.

The requirements of this Section 18 are not intended to and will not in any manner limit or qualify the liabilities or obligations assumed by Supplier under this Agreement including, without limitation, Suppliers indemnity obligations under Section 14 of this Agreement.

19. FORCE MAJEURE. If any place of business or other premises of Company or Supplier shall be affected by lockouts, strikes, riots, war, acts of terrorism, fire, civil insurrection, flood, earthquake, acts of God, or any other casualty beyond that party’s control (but not including market fluctuations other than those caused by reason of the foregoing), which might reasonably tend to impede or delay the delivery, receipt, handling, inspection, processing, sale or marketing of the Merchandise covered by this Agreement, the party so impacted may, at its option, cancel all or any part of the undelivered Order hereunder by giving prompt written notice to the other party.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

20. ASSIGNMENT; VENDOR NUMBER. Except as specifically set forth in Section 6, Supplier may not assign, delegate, or otherwise transfer to any entity any of its rights or obligations under this Agreement or under any Order (including any rights to any Company vendor number) without Company’s written consent. For purposes of and without limiting the foregoing, a Change of Control of Supplier will be deemed to constitute an assignment (or purported assignment) of this Agreement by Supplier. A “Change of Control” of Supplier means an event by which any person or entity, other than person(s) or entity(ies) having Control of Supplier as of the Effective Date, acquires Control of Supplier. “Control” means having direct or indirect power to direct, or cause the direction of, the management and policies of an entity, whether through the ownership of voting securities (even if less than majority ownership), contract, or otherwise. Any purported assignment in violation of this provision will be void. The vendor/supplier number assigned to Supplier in connection with this Agreement is unique and personal to Supplier and is non-transferable. Any person other than Supplier that purports to transact business with Company under Supplier’s vendor number will be jointly and severally liable with Supplier for all Supplier obligations to Company arising under this Agreement and any Order.

21. PUBLICITY; USE OF NAME AND INTELLECTUAL PROPERTY. Supplier shall not refer to Company in any advertising or published communication without the prior written approval of Company. Supplier shall not (i) produce, distribute, sell or dispose of Merchandise, or (ii) apply for, assign, license, or abandon intellectual property, that incorporates intellectual property that is owned by or licensed to Company, including Company’s name, logo, trademarks, trade secrets, service marks, patents, copyrights or trade dress, without the prior written approval of Company. Company may use Supplier’s name, logo, trademarks, service marks, marketing materials or content, copyrights and trade dress in connection with Company’s marketing of the Merchandise.

22. COMPLIANCE WITH STANDARDS FOR SUPPLIER. Supplier warrants that it has read and understands and will comply with the requirements set forth in the Standards located at http://corporate.walmart.com/sourcing-standards-resources, and as may be amended from time to time by Company.

23. SEVERABILITY; WAIVER. No finding that a part of this Agreement is invalid or unenforceable shall affect the validity of any other part hereof. A party’s failure to enforce at any time any provision of this Agreement will not be construed as a waiver of such provision or of any rights thereafter to enforce such provision. Any waiver of any of the Terms and Conditions of this Agreement or any Order must be in writing signed by an authorized representative of Company or Supplier.

24. FORUM SELECTION; CHOICE OF LAW; STATUTE OF LIMITATIONS. This Agreement, any and all Orders, and any and all disputes arising hereunder or relating hereto, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to the internal law of Arkansas regarding conflicts of law, and the federal and/or state courts of Benton and Washington County, Arkansas, shall have exclusive venue and jurisdiction over any actions or suits relating thereto, except where Company expressly agrees otherwise in writing. The parties shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Any legal action brought by Supplier against Company must be filed within two (2) years after the date payment on the Order was due or it shall be deemed forever waived. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

25. ACCOUNT RECONCILIATIONS. Supplier shall pay amounts due to Company within thirty (30) days of the accrual date of the obligation. To address uncertainties regarding unclaimed property and to provide for timely account reconciliations, Company may: (i) retain, without payment to Supplier, any Merchandise received by Company for which Supplier does not invoice Company within one-hundred-eighty (180) days of Merchandise receipt; (ii) resolve any immaterial discrepancy in Company’s accounts payable balance for Supplier in favor of and credited to Company, unless Supplier establishes within one-hundred-eighty (180) days after receiving a notification of claim from Company that such discrepancy should be resolved in favor of Supplier; and (iii) reasonably request a binding statement of account from Supplier, and Supplier shall provide same within thirty (30) days of such request, reflecting the aggregate cumulative balance owed by Company to Supplier through the date of such statement of account and such additional detail concerning same as Company may request.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

26. CONFIDENTIALITY. Except as required by Law, Supplier will treat as confidential: (i) this Agreement; (ii) any Orders; (iii) Company’s costs, pricing, marketing, sales, customer and strategic information; (iv) the nature or results of any testing, inspection, or audit; (v) any information obtained while in attendance at Company sponsored events or meetings; and (vi) any other information Company designates as confidential. Upon Company’s request, Supplier will promptly return or destroy Company’s confidential information.

27. SUPPLIER REPRESENTATIVES. Supplier will not allow any employee or agent to make deliveries or perform services on Company’s premises unless and until Supplier conducts a reasonable investigation and determines that such person does not pose a reasonably ascertainable risk to the safety or property of Company, its employees, customers, or invitees. Supplier will maintain employment authorization records (including Form I-9 records) for any of its employees who perform services or make deliveries on Company’s premises, and will make such records available for inspection and audit by Company for purposes of confirming compliance as Company may from time to time request.

28. NOTICES. Unless otherwise specifically provided for herein, any notice or demand which under the terms of this Agreement or under any Law must or may be given or made shall be in writing and shall be given or made by overnight express service addressed as follows: if to Company: Wal-Mart Stores, Inc., Attn: General Merchandise Manager (identify department or category), 702 SW 8th Street, Bentonville, AR 72716 (or, if to Sam’s Club, Attn: General Merchandise Manager (identify department or category), 2101 SE Simple Savings Drive, Bentonville, AR 72716). If to Supplier: to Supplier’s address set forth in the General Supplier Information form that is part of the supplier registration process. Such notice or demand shall be deemed given on the second business day after deposit of such notice or demand with the overnight express service.

29. TERM; TERMINATION. This Agreement will commence on the Effective Date and continue in effect until terminated. If Company has not approved you as a supplier (whether or not Company has expressly rejected your application to become a supplier) then this Agreement will not become effective as to Company until Company does notify you in writing that you have been approved as a supplier of Company. If Company has notified you in writing that you have been approved as a supplier for Company, then this Agreement will become effective as to both Company and Supplier on the date you click or clicked “I ACCEPT” and remains effective until terminated in accordance with this Section. If Company rejects your application to be a supplier or does not approve you as a supplier of Company in writing after you have clicked “I ACCEPT”, then this Agreement will be considered null and void ab initio and will be of no force and effect. If Company has accepted Supplier as a supplier but Company has not yet issued an Order to Supplier, Company may terminate this Agreement immediately for any or no reason and without penalty by providing written notice to Supplier.

Upon at least thirty (30) days notice, either party may terminate this Agreement for any or no reason and without penalty. This Agreement will continue to apply to any Order dated before the termination of this Agreement, even if the Merchandise is delivered or accepted after termination of this Agreement. The acceptance by Supplier of any Order shall constitute acknowledgment of, and agreement with, the terms and conditions of this Agreement, the Order, and Standards, business programs, processes, directives or policies incorporated into this Agreement, and a reaffirmation of the representations, warranties and covenants made in this Agreement.

30. INFORMATION SECURITY. Supplier represents that it currently follows industry best practices to prevent any compromise of its information systems, computer networks, or data files (“Systems”) by unauthorized users, viruses, or malicious computer programs which could in turn be propagated via computer networks, email, magnetic media or other means to Company. Supplier shall immediately notify Company if the security of Supplier’s Systems is breached or compromised in any way. Supplier shall apply appropriate internal information security practices, including, but not limited to, using appropriate firewall and antivirus software; maintaining countermeasures, operating systems, and other applications with up to date virus definitions and security patches; installing and operating security mechanisms in the manner in which they were intended and sufficient to ensure the Company will not be impacted nor its operations disrupted; and permitting only authorized users access to computer systems, applications, and Retail Link. Supplier shall: (i) use up-to-date antivirus tools to remove known viruses and malware from any email message or data transmitted to Company; (ii) prevent the transmission of attacks on Company via the network connections between Company and the Supplier; and (iii) prevent unauthorized access to Company systems via the Supplier’s networks and access codes. In accordance with all applicable US and international privacy Laws, Supplier shall safeguard confidential protected individually identifiable personal information (health, financial, identity) which is received, transmitted, managed, processed, etc. and require its subcontractors or agents to meet the above security precautions. If Supplier receives personally identifiable financial information of Company’s customers, it will maintain a current SSAE-16 SOC II audit.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

31. NO THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement, Company and Supplier intend the Terms and Conditions of this Agreement and any Order to solely benefit Company and Supplier. Company and Supplier do not otherwise intend to, and do not, confer third-party beneficiary rights on any other person or entity.

32. SURVIVAL OF PROVISIONS. Sections 5, 6, 13, 14, 15, 16, 17, 21, 24 and 26, and any other provisions of this Agreement that by their nature are reasonably intended to survive termination, will survive the termination of this Agreement.

33. LEGAL COMPLIANCE; ETHICAL, SOCIAL AND ENVIRONMENTAL STANDARDS.

(a) Supplier will comply with the Standards and Laws of the jurisdictions in which the Supplier and all factories that produce Merchandise operate. Supplier shall ensure through self-audits, third party audits or approved certification programs that all factories producing Merchandise, including subcontractors’ factories, are in compliance with the Standards and all Laws, including those pertaining to labor, worker safety, and the environment.

(b) Supplier agrees to disclose all factories producing Merchandise, including subcontractors’ factories, as required under Company’s factory disclosure policies, as may be amended from time to time. A description of Company’s disclosure policy is available at http://corporate.walmart.com/sourcing-standards-resources. All factories, including subcontractors’ factories may be subject to announced and unannounced audits and/or verification audits by Company, its third party service providers and, if applicable, governmental agencies. Supplier shall cooperate and ensure that all factories cooperate with such audits. Supplier shall, and shall cause its contract factories to, provide all reasonable assistance for the safety and convenience of such auditors and inspectors in the performance of such audits, including providing adequate working area at the production facilities. Supplier will bear or reimburse Company for the costs of such audits.

(c) Company reserves the right to cancel any outstanding Order, refuse any shipments and otherwise cease to do business with Supplier if Supplier fails to comply with any terms of the Standards or if Company reasonably believes Supplier has failed to do so.

34. NO BUSINESS EXPECTATION. Company has no obligation and makes no promises to purchase any minimum amount of Merchandise from Supplier. No person has authority, on Company’s behalf, to make any representations or promises to Supplier of any expected or possible level of business with Supplier or about Company’s intentions or expectations regarding any present or future business with Supplier. Company will never assume that Supplier will be willing to continue to deliver Merchandise under this Agreement or to accept any specific volume of Orders. Conversely, Supplier should never assume that Company will issue Orders for specific volumes, if any, of Merchandise, even if Supplier’s impression is based on discussions Supplier may have had with Company representatives. No Company representative has authority to order Merchandise except an Authorized Buyer through an Order issued pursuant to and subject to the terms of this Agreement.

35. BUSINESS PROGRAMS AND PROCESSES. From time to time, Company may alter, amend, or create business programs, processes, directives and policies. When it does, Company may provide notice to Supplier of such changes via its Retail Link system, its corporate website (http://corporate.walmart.com/suppliers), and/or by such other means of direct notification to Supplier as Company may determine. After receiving such notice(s), Supplier’s acceptance of Orders will serve as confirmation of its acceptance of Company’s new business programs, processes, directives and policies.

36. ENTIRE AGREEMENT. This Agreement, the Standards (as may be amended from time to time) and any Order constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement. All prior agreements, negotiations, dealings and understandings, whether written (including any electronic record) or oral, regarding the subject matter hereof, are superseded by this Agreement. Any changes in this Agreement shall be in writing and executed by both parties. Furthermore, if there is a conflict of terms between this Agreement, an Order, the Standards, business programs, processes, directives or policies incorporated into this Agreement, this Agreement shall be the controlling document.

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

Appendix

This Appendix constitutes and is part and parcel of the Supplier Agreement. The terms of the Supplier Agreement are binding and enforceable as to this Appendix.

1. STANDARD PURCHASE ORDER ALLOWANCE

These allowances apply to each Order issued, unless otherwise agreed to by the parties.

Purchase Order Allowance	%	Payment Method	Payment Frequency
SA - New Store Allowance	10.0	Off Invoice	Each Invoice
NW - New Warehouse Allowance	10.0	Off Invoice	Each Invoice
WA - Warehouse Allowance	1.0	Off Invoice	Each Invoice
QD - Warehouse Distribution Allowance	1.0	Off Invoice	Each Invoice
SW - Swell Allowance (SW or DM)	0.85	Off Invoice	Each Invoice

2. PAYMENT TERMS

2.0% Cash Discount

30 Cash Discount Days Available

45 Net Payment Days Available

3. SHIPPING TERMS

Collect - F.O.B. Supplier

No minimum purchase is required for prepaid freight terms. No freight charges are to be added to invoices. Refer to the current Routing Instructions for detailed instructions.

4. PRODUCT CHEMICAL INFORMATION

Does Supplier currently sell, or anticipate selling, to Company under this Agreement any item of Merchandise that contains a powder, gel, paste, or liquid that is not intended for human consumption or any of the following products that are intended for human inhalation, consumption, or absorption: Lozenges, pills or capsules (e.g. pain relievers, vitamins); Medicated swabs, wipes and bandages; Patches (heated and/or medicated); Energy bars, diet supplements and vitamin drinks; Liquids (e.g. cough medicine, eye drops, ear drops, nasal spray and inhalers); Medicated shampoos, gums, ointments and creams; Lip balm, lip creams and petroleum jelly; Contraceptive foam, films, and spermicides; and Product/Equipment sold with chemicals (e.g. vaporizer sold with medication), and electronic cigarettes?

☐ YES         ☑   NO

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Supplier Number: 607499	Agreement Number: 607499-91-1	Effective Date: 09/21/2017

5. GROCERY RETURN POLICY

Company may return to Supplier, at Supplier’s expense, Merchandise that is: (i) defective or nonconforming; (ii) returned to Company by its customer (store or online); (iii) subject to Conditions of a Guaranteed Sale or Overstock/Stock Balancing; (iv) unsalable because, without limitation, it is short-dated, out-of-date, broken, crushed, dented, overfilled, underfilled, unlabeled, mislabeled, contaminated, infested, soiled, leaking; or (v) subject to a recall or product withdrawal from sale (in any case, “Unsalable Merchandise”). Unsalable Merchandise will remain returnable for sixty (60) days after Company and Supplier mutually agree to shut-off returns. Company will manage Unsalable Merchandise as follows:

SWELL ALLOWANCE

Supplier has given a Swell Invoice Allowance shown in “Standard Purchase Order Allowances” which will be deducted from each invoice before payment is made for Merchandise. Supplier will give the Swell Allowance in lieu of actual Unsalable Merchandise deductions being processed at store level. The Swell Allowance percentage must be adequate to cover all Unsalable Merchandise. If the actual value of Unsalable Merchandise at cost exceeds the Swell Allowance, Company reserves the right to charge Supplier the difference. Unsalable Merchandise will be handled by Company by recycling, disposal, salvage, or donation.

NOTWITHSTANDING THE FOREGOING (AND UNDER ANY OPTION), SUPPLIER AUTHORIZES COMPANY TO PROCESS AND MANAGE UNSALABLE MERCHANDISE AS COMPANY CHOOSES IN ITS DISCRETION (BUT WITHOUT AFFECTING RESPONSIBILITY FOR RETURN COSTS), IF COMPANY DETERMINES, FOR WHATEVER REASON (INCLUDING THE CONDITION OF THE MERCHANDISE AND ITS PACKAGING), THAT THE OPTION SELECTED BY SUPPLIER IS UNSUITABLE IN ADDITION, COMPANY IS NOT REQUIRED TO RETURN EMPTY OR DAMAGED PACKAGING TO SUPPLIER (OR RECLAMATION FACILITY) TO SUPPORT A CLAIM FOR RETURNED MERCHANDISE.

6. SHIPPING INSTRUCTIONS

Supplier will ship all Merchandise in accordance with the then current Shipping and Routing Instructions, Wal-Mart Stores, Inc. (the “Routing Instructions”). Supplier acknowledges it has received a copy of the Routing Instructions. The current Routing Instructions, as may be reasonably amended by Company from time to time, shall be available on Retail Link. Each purchase order will show a routing, which is determined by Company’s Traffic Department. Supplier is liable for the excess transportation cost if the designated routing is not followed. If Supplier has a question concerning the routing selected, Supplier must call Company’s Traffic Department before releasing the shipment at the following number: (479) 277-9096.

7. DISTRIBUTION METHOD

DC (Warehouse) ASN - No DSDC - No

8. CONDITION OF SALE

Condition of Sale	Definition
N/A	N/A

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SEAFOOD SUPPLIER TERMS & CONDITIONS

1. These terms and conditions apply to all orders to purchase products (collectively, “Product”) issued by a direct or indirect subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”) to the Supplier of the Products listed below (“Supplier”). The Supplier shall perform according to these terms and conditions and all Pricing and Product Specifications Addendums and Purchase Orders (as defined below) entered into between the parties (collectively, the “Agreement”).

2. Product and Business Requirements.

(a) Supplier Supply Chain Information. Supplier represents and warrants that all information provided in the Seafood Supplier Application, including all supplements and related compliance requirements set forth therein, is true and correct and Supplier shall update on a regular basis any information in order to maintain its accuracy and completeness.

(b) WFM Product Specifications Definitions and Representations. Supplier has reviewed WFM’s quality standards, as set forth in the “Food: Acceptable/Unacceptable Ingredients” list provided on the vendor pages of WFM’s website https://supplier.wholefoodsmarket.com (username: vendor, password: wholefoods), and understands the requirement that all Product must be Chem-free, the unacceptable use of sodium tripolyphosphates on any fresh, frozen or retail packaged item (collectively, the “Ingredient List”) and any other Product specifications or requirements for doing business that WFM has provided to Supplier in writing, including, but not limited to, WFM Aquaculture Standards, which require a third party certification (collectively with the Ingredient List and the purchase order requirements the “WFM Requirements”). Supplier represents that it has or will provide WFM with information regarding its sourcing, production, processing, handling and record-keeping procedures and with a complete list of all ingredients used in the Products and in the production, processing and handling procedures, including those supplied and performed by any third party, and the identities of those third parties (“Supplier’s Standard Procedures and Ingredients”). Supplier’s Standard Procedures and Ingredients and the WFM Requirements are referred to in this Agreement as the “Product Specifications”. The term “Applicable Law” includes all requirements of any applicable domestic or foreign federal, state, provincial or local law, regulation or ordinance of the place where Products are grown, produced, processed, packaged, transported and the laws of the place where the Products are to be sold.

(c) Traceability Requirement. With the exception of Supplier’s that solely supply WFM with live mollusks, Supplier’s that sell products shall register with Trace Register and input all required documentation in order to allow WFM full traceability into the Product supply chain. Supplier shall not sell any Product to WFM that is not registered through Trace Register to ensure compliance with Product’s third party verified color rating.

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(d) Representations and Warranties. Supplier represents and warrants that until transfer of possession of its Products to the designated location listed in the Purchase Order (the “Delivery Point”) all Product (A) will be merchantable and comply with all Product Specifications; (B) will include packaging (if any) that is in compliance with all safety standards required by Applicable Law; (C) will not pose a health or safety hazard; (D) will not be contaminated with a foreign substance or contain any rancid ingredient; (E) will not include any ingredient that has not been disclosed to WFM; (F) will not include any major food allergen (within the meaning of Applicable Law) or be processed or packaged in a facility that uses a major food allergen in production processes unless it has been disclosed on the label in accordance with Applicable Law; (G) will not include any illegal, misleading or untrue label claim and will meet any certification requirements of any label claim; (H) will not be packed or held under insanitary conditions; (I) will not be adulterated or misbranded within the meaning of Applicable Law; (J) will be kept at appropriate temperatures throughout storage and transportation (K) will comply with all Applicable Law; and (L) upon payment, WFM will own the Product shipment free of any security interest, lien, pledge or other encumbrance of any nature. Supplier further represents and warrants that (i) if Supplier has knowledge that Products in a Product shipment may not comply with any representation, warranty or covenant made by Supplier or may otherwise pose a health or safety risk, Supplier will promptly notify WFM by phone and in writing; (ii) Supplier shall comply with all requirements and agreements contained in the WFM Seafood Supplier Application and will immediately notify WFM of any violation of the terms of that agreement or any related laws; (iii) Supplier will comply with the requirements described on the WFM Seafood Supplier Application; (iv) Supplier will not sell or substitute or attempt to sell or substitute products to WFM that are not “approved” by WFM via the Seafood Supplier Application; and (v) Supplier will provide full disclosure and updates to WFM of any notices, violations, fees, fines or other actions taken by any federal, state or local government regulatory agency against Supplier. Supplier further agrees that no proposed change to any Supplier Product or Supplier’s Standard Procedures and Ingredients will be deemed accepted by WFM unless WFM has agreed to the change in writing. Supplier agrees to promptly notify WFM in writing if Supplier becomes aware its Products or Standard Procedures and Ingredients fail to comply with any Product Specifications or Applicable Law.

(e) Social Accountability. Supplier shall comply with all WFM Labor and Human Rights Standards, including any required audits, which shall be based on the type of product and location Supplier and all employees and agents involved in the production, farming, processing or delivery of the Products will adhere to all Applicable Laws related to slavery and human trafficking as it pertains to the operation of their production facilities and their other business and labor practices, including but not limited to, the California Transparency in Supply Chains Act of 2010. Supplier specifically represents that it adheres to all local, state and national laws, codes and regulations governing all aspects of doing business including those that govern health, labor and employment, discrimination, the environment and disposal, safety, building and zoning for each location and country in which it does business. Supplier represents and warrants that (i) all work performed for it will be voluntary; (ii) its workers shall be free to leave upon reasonable notice; (iii) its workers, despite language, literacy, disability or other barriers, are informed of laws affecting labor, personal health and safety while at work; (iv) it will not use forced, bonded or indentured labor or involuntary prison labor; and (v) it is not involved in the recruitment, abduction, transport, harboring, transfer, sale or receipt of persons, through force, coercion, fraud or deception. Further, Supplier verifies its Product supply chains to ensure the above statements are true with respect to the producers and providers of goods and materials used by Supplier in Products sold to WFM.

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(f) Purchase Orders. All agreements to purchase a specific quantity of Products will be documented in a purchase order (a “Purchase Order”) issued by WFM. WFM shall issue a Purchase Order via electronic transmission. If Supplier desires to make any changes to any Purchase Order, Supplier must obtain the prior approval of WFM. If Supplier’s invoice or a shipping document conflicts with the Agreement, the provisions of these terms & conditions shall prevail.

(g) Delivery. Supplier will deliver Products in compliance with the Agreement appropriately packed for reshipment (unless delivered directly to a store). Supplier’s delivery of Product shipments will occur and title and risk of loss will pass when a Product shipment is received at the Delivery Point and an authorized representative of WFM has signed the bill of lading or other shipping document acknowledging its receipt. Supplier’s failure to timely deliver Product in compliance with the Purchase Order arrival date shall provide WFM the option, in its sole discretion, to cancel such Purchase Order.

3. Quality Assurance.

(a) Documentation. Supplier will maintain appropriate documentation evidencing compliance with this Agreement and shall, upon reasonable prior written notice from WFM, grant WFM reasonable access during normal business hours to this documentation. Supplier represents and warrants as follows: (i) Supplier and all third parties involved in production, processing and handling the Product until transfer of possession to WFM will maintain all licenses and registrations required by federal, state or local law to operate their businesses; and (ii) upon request, Supplier agrees to promptly provide WFM with such information or documentation.

(b) WFM Inspections. Supplier grants WFM and its agents the right to do the following at WFM’s expense: (i) to inspect all farms and processing or packing facilities during regular business hours; and (i) to have a representative on-site at any reasonable time.

4. Product Withdrawals & Recalls. Supplier has and will maintain a written recall plan for a reliable recall system which shall include appropriate tracking, coding and accounting systems for all Products for the entire supply chain, as well as securing necessary records for a minimum of two years beyond the expected shelf-life of the Product, or to the extent required by Applicable Laws of the country in which the Product is designated for sale, whichever is greater. Supplier shall immediately notify WFM of Product withdrawal or recall via email at: wfmfoodsafety.withdrawals@wholefoods.com. Supplier will provide WFM with primary and secondary contact numbers where WFM may reach Supplier outside of normal business hours with questions concerning time sensitive issues. Supplier will maintain updated primary and secondary 24-hour contact information for every Supplier, farm, processing facility, cold storage, broker, handling and transportation entity involved in both the inbound and outbound supply chain for each Product. At WFM’s request, Supplier will cooperate with and assist WFM with a consumer complaint, quality or regulatory issues, withdrawals, recalls or safety notices. WFM may withdraw or recall any Product for any reason at WFM’s own expense without liability or obligation to Supplier.

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5. Nonconforming Products. WFM may terminate any outstanding Purchase Order for a Product and/or reject, revoke acceptance of and either hold or return Products at Supplier’s expense if (i) there is evidence that a Product or part of any Product shipment fails to comply with the Agreement, (ii) conditions exist at any of the facilities in which the Product was produced, processed or handled that create a substantial risk that some of the Product could be contaminated or could fail to meet Product Specifications, or (iii) the Product is contaminated or otherwise fails to comply with the Agreement upon receipt at the Delivery Point. Payment of an invoice will not waive these rights and these rights are in addition to all others provided under law.

6. Insurance. Supplier shall obtain and maintain the insurance required by WFM (the “Insurance Coverage”) as determined through registration with WFM’s designated third party service provider (the “Insurance Portal”). Unless an exception is granted by WFM, the Insurance Coverage will be written by insurers in good standing that are licensed and admitted to do business in the locations where the Products are to be sold and the Insurance Coverage will be written on an occurrence basis by an insurance company classified by A M Best as a Class VII or larger with a Financial Strength Rating of at least A-. Through WFM’s Insurance Portal Supplier will provide a Certificate of Insurance naming Whole Foods Market, Inc. and its subsidiaries as an additional insured to the Company’s Commercial General Liability Policy and Umbrella/Excess Liability Policy and Supplier will provide a copy of the “CG20 15 Additional Insured” endorsement or its equivalent specifically covering products and completed operations. Supplier will require all of Supplier’s subcontractors to be insured against claims arising out of or relating to their performance of any of Supplier’s duties under the Agreement. Supplier will provide WFM 30 days’ notice of cancellation, as well as, a copy of the insurance and endorsements annually, upon renewal and/or upon material changes, or within 30 days of cancellation.

7. Indemnification.

(a) Supplier agrees to indemnify and hold harmless and defend WFM and Supplier hereby releases WFM from and against any and all Losses (defined below) caused in whole or in part by or arising from (i) Supplier’s breach or alleged breach of any representation, warranty, covenant or other obligation of Supplier set forth in the Agreement, (ii) the negligence, recklessness or willful misconduct of Supplier or any third party Supplier involved in the production, processing or handling the Product, (iii) the presence or activities of Supplier or any of its agents at any WFM premises, (iv) the failure of a Product to comply with any claim or representation on its label or the failure of a Product label to disclose information about the Product, including, but not limited to, information about allergens or country of origin, (v) any claim relating to a Product brought pursuant to California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65), (vi) any claim associated with the withdrawal or recall of a Product or safety notice if the withdrawal, recall or safety notice is based upon Product test samples or other evidence indicating that all or part of one or more Product shipments, as a result of a condition that existed upon receipt at the Delivery Point, failed to comply with the representations, warranties or covenants made by Supplier pursuant to the Agreement or could otherwise pose a health or safety risk, (vii) any claim initiated because of or resulting from the condition of a Product which existed prior to the acceptance of the Product shipment at the Delivery Point, (viii) any claim that a Product or its packaging or materials (or the use thereof whether alone or in combination with any other product or service) infringes upon or constitutes an unauthorized use of any patent, copyright, trademark, service mark, trade secret or other intellectual property right (collectively “Intellectual Property”); or (ix) the termination by any certifying agent of authorization to use their certifying marks. If the root cause of an adulteration discovered after delivery of a Product shipment to the Delivery Point is a result of the production, processing or handling of the Products in the Product shipment prior to delivery or the condition of the container at the time of delivery, then the adulteration will be regarded as having existed prior to the time of the acceptance of the Product shipment.

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(b) The obligation to indemnify set forth in this section includes an obligation to indemnify Whole Foods Market, Inc. and all its direct and indirect affiliates and each of their shareholders, members, managers, general and limited partners and other owners, their officers, directors, employees, agents, consultants and other representatives (in each case, an “Indemnitee”). The term “Losses” means losses suffered by an Indemnitee and all claims against an Indemnitee for losses, including, but not limited to, those relating to bodily injury, personal injury, illness, death, property damage or loss (including real and personal property whether owned or leased, and including loss of use), damages, liabilities, demands, liens, encumbrances, causes of action, obligations, costs and expenses including those relating to inspections, testing and product analysis, labor, publishing notices, storing, packaging, handling, transporting, re-labeling and/or destroying the product, refunds, WFM’s cost of unsold products, judgments, fines, fees, interest, awards or settlement amounts, reasonable attorneys’ fees, court costs and other costs of defense, and all claims that might be brought by (or losses suffered by) spouses, heirs, survivors or legal representatives, successors and assigns.

(c) WFM will have the option of investigating and negotiating a settlement of customer complaints and, where appropriate, of selecting counsel and controlling the defense of third party claims unless Supplier notifies WFM that its insurance provider has accepted the claim, in which case WFM shall have a right to participate in the investigation and settlement of complaints and to approve any choice of counsel and to participate in the settlement or defense. Supplier agrees to reimburse WFM for reasonable expenses (including reasonable attorneys’ fees and court costs) associated with investigating and settling or litigating claims as those expenses are incurred if the claim is subject to indemnification under this section.

8. Confidentiality. In connection with the negotiation of the terms of the Agreement and the provision of Products hereunder, WFM and Supplier may have acquired or may acquire or develop non public information relating to the other party and their businesses (“Confidential Information”). The parties agree that they will not disclose any Confidential Information to any third party unless the disclosure is necessary to fulfill the parties’ obligations under the Agreement and the third party has agreed in writing to keep the information confidential. The parties will use the degree of care it uses to protect their own confidential information to maintain the confidentiality of all Confidential Information, but in no case less than reasonable care.

9. Agreement Term; Termination. The Agreement shall be effective as of the date of execution by Supplier and will continue for as long as Supplier sells Product to WFM. Upon termination, all provisions of the Agreement, which are by their nature intended to survive termination, all representations and warranties, confidentiality and all indemnities shall survive such termination.

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10. Offset. WFM may deduct or offset payment of any amounts owed by Supplier to WFM as a result of (1) obligations described in these terms, (2) cost of onsite audits for selected rating units, (3) any other elections made by Supplier and (4) any other amounts owed under the law.

11. Governing Law; Forum and Jurisdiction; Waiver of Punitive Damages; Injunctive Relief. The relationship of the parties hereto and all claims arising out of or related to that relationship, including, but not limited to, the construction and interpretation of the Agreement, will be governed by the substantive laws of the State of Texas. The parties consent to venue in and the jurisdiction of the courts located in Austin, Travis County, Texas and acknowledge that these courts are proper and convenient forums. This is not an exclusive forum selection clause, however, to the fullest extent permitted by law, if an action is filed in the appropriate court in Austin, Travis County, Texas the parties waive any right to object to jurisdiction or venue in such court. The prevailing party in any action to enforce the Agreement will be entitled to recover all costs of the suit, including reasonable attorneys’ fees, expert fees and court costs.

12. Miscellaneous. The Agreement supersede all prior oral and written agreements between Supplier and WFM concerning the on-boarding of Supplier as a WFM approved vendor and the purchase of Products. The Agreement is binding upon and will inure to the benefit of the parties, their legal representatives and permitted successors and assigns. The Agreement may not be modified or waived except in writing. A waiver of any provision of the Agreement by a party will only apply to the occurrence involved and will not be construed as a continuing waiver. Failure or delay by a party to enforce the Agreement will not be construed as a waiver. Unless otherwise stated, all notices given in connection with the Agreement will be in writing and will be deemed to have been delivered as follows: (i) if sent by email, upon receipt of a return email from the recipient responding to the original email (ii) at the time of personal delivery, (iii) on date of delivery if mailed by certified mail, return receipt requested, (iv) at the time guaranteed by the courier if sent by a recognized national or international courier, as appropriate (in all cases postage prepaid) to Supplier at the address provided in the Seafood Supplier Application and to WFM at 550 Bowie Street, Austin, Texas 78703, Attention: Vice President of Purchasing-Perishables with a copy to General Counsel at the same address. If any provision of the Agreement is invalid, illegal, or unenforceable, it will be severed from the Agreement and the remainder of the Agreement will be enforced.

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SIGNED on	9/14/2017

SUPPILIER:	Ittella International INC. DBA: Stonegate foods

By:	/s/ Martha Martinez
Name:	Martha Martinez
Title:	Controller

Address:	6305 Alondra Blvd.
Paramount, CA 90723

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Date: January 7, 2015	Vendor A/P No.	________________________________________

	Dept. No	________________________________________

COSTCO WHOLESALE

BASIC VENDOR AGREEMENT
United States (2004)

Stonegate Foods INC. (“Vendor”) and Costco Wholesale Corporation (referred to as “Costco Wholesale”) agree that:

A.	Agreement Documents. All sales and deliveries of all merchandise by Vendor to Costco Wholesale (or other purchaser under paragraph C below), and all purchase orders by Costco Wholesale (or other purchaser under paragraph C below) to Vendor, will be covered by and subject to the terms of each of the following documents (collectively the “Agreement Documents”):

●	This Basic Vendor Agreement;

●	The attached Costco Wholesale Standard Terms United States (2004), as they may be amended in writing by Costco Wholesale from time to time (“Standard Terms”); and

●	Each Vendor Purchase Program Agreement, Item Agreement, or any other agreements (such as warehouse displays, promotions or rebates) that have been or will be signed between Vendor and Costco Wholesale.

B.	Inconsistency. The above Agreement Documents collectively are an agreement between us, are part of this Basic Vendor Agreement and are incorporated herein by reference. In case of any inconsistency among any Agreement Documents, the lowest such document in the above list will take priority over any document higher on the list.

C.	Purchaser. Each purchase will be made in the name of “Costco Wholesale,” but may be for the account of its affiliates or licensees.

D.	Insurance. The insurance requirements are set forth in Section 16 of the Standard Terms.

E.	Disputes. Disputes shall be resolved under Sections 20 and 21 of the Standard Terms.

F.	Relationship of the Parties. The relationship between Costco Wholesale and Vendor is that of an independent contractor and Vendor agrees that it has not and shall not hold itself out as, nor shall Vendor be deemed to be, an agent of Costco Wholesale.

G.	Vendor Code of Conduct. Vendor agrees to comply with Costco Wholesale’s Vendor Code of Conduct (December 2003), as it may be amended in writing by Costco Wholesale from time to time.

H.	Other Forms. The Agreement Documents supersede all terms in Vendor’s invoices and other forms, and all prior oral or written communications between us. No party is entering into these Agreement Documents in reliance on any oral or written promises, representations or understandings other than those in the Agreement Documents.

COSTCO WHOLESALE CORPORATION	VENDOR

By:	By	/s/ Salvatore Galletti

(Buyer)	(Signature of owner, Officer or other Authorized Employee)

By	Salvatore Galletti, CEO

(GMM)	(print Name and title)

COSTCO WHOLESALE

VENDOR PURCHASE PROGRAM AGREEMENT

Date: 1/7/15 New Supplier: ☐ Yes ☐ No (New suppliers must submit a Certificate of Insurance with this form)

Supplier Name: Stonegate Foods, Inc. BBA Supplier #: ______ - ______ Department: ______

Contact Name: Martha Martinez Fed ID # 54-2135710

Phone.... Country code (if necessary): ______ Area code: ______ Prefix: 310 Number: 732-5877 Extension: ______

Is this company 51% owned by a woman or minority? ☐ Yes ☐ No

Purchase Order / Correspondence:

Address: 1622 South Gaffey Street, Suite 201

City: San Pedro State/Province: California Zip/Postal Code: 90731

Country: USA Email: mchaidez@stonegatefoods.com

Fax.... Country code (if necessary): ______ Area code: ______ Prefix: 310 Number: 732-2118 Extension: ______

Fax.... Country code (if necessary): ______ Area code: ______ Prefix: ______ Number: ______ Extension: ______

Accounts Payable / Remittance:

Name: Martha Chaidez Factor: ☐ Yes ☐ No (Yes = remittance is sent to another company)

Address: 1622 South Gaffey Street, Suite 201

City: San Pedro State/Province: California Zip/Postal Code: 90731

Country: usa Email: mchaidez@stonegatefoods.com

AP Contact/ Extranet Administrator:

Name: Martha Martinez - Controller

Email: mmartinez@stonegatefoods.com

Phone.... Country code (if necessary): ______ Area code: ______ Prefix: 310 Number: 732-5877 Extension: ______

A/P Contact name given will be your company's Extranet Administrator

EFT/ EDI:

Payment Method: EFT (Electronic Funds Transfer). Send e-mail to eft@costco.com

EDI (Electronic Data Interchange) Requirements: Send e-mail to edi@costco.com

Order Desk Contact:

Name: Martha Chaidez

Phone.... Country code (if necessary): ______ Area code: ______ Prefix: 310 Number: 732-5877 Extension: ______

Representative:

Company: ______

Address: ______

City: ______ State/Province: ______ Zip/Postal Code: ______

Country: ______ Email: ______

Phone.... Country code (if necessary): ______ Area code: ______ Prefix: ______ Number: ______ Extension: ______

Fax.... Country code (if necessary): ______ Area code: ______ Prefix: ______ Number: ______ Extension: ______

Terms / Discounts and Logistics Information:

Region: ☐ All US ☐ BA ☐ BD ☐ E-Comm ☐ LA ☐ MW ☐ NE ☐ NW ☐ PR ☐ SD ☐ SE ☐ TX ☐ JP ☐ KO ☐ TW ☐ UK

☐ All CN ☐ Western CN ☐ Eastern CN ☐ CN E-Comm ☐ Other ______

Supplier minimum order ______ Minimum order type (select one): ☐ Cube ☐ Dollars ☐ Masterpack ☐ Pounds ☐ Other ______

Payment Terms:

______ % disc. calculated: ______ (G=gross/N=net) inv. if paid within ______ days from ______ (ROG/DOI) final payment due within ______ days

New Warehouse Payment Terms: ______ % ROG Home Delivery: ☐ Yes ☐ No (DOI must be approved by Costco VP)

DFI type: ______ ______ % DFI type: ______ ______ % DFI type: ______ ______ %

Chain DFI's: ☐ Yes ☐ No (Only one DFI can be a spoils allowance)

Freight Allowance: ______ % (of inv. subtotal) Freight Allowance: $ ______ Frt Charge: $ ______ per ______ (C=CWT, I=item)

Freight Terms: ______ (COL = collect, PPD = prepaid, VEN = supplier prepays freight and adds to invoice)

Misc. charge per PO: ______ % Misc. charge per PO: $ ______ Handling Charge per PO: $ ______

Days between receipt of PO and shipment: ______ New Warehouse Allowance: ______

For import item, Costco takes possession / ownership in City: ______ State/Province: ______ Country: ______

For RTV, salvage for credit, and/or destroy for credit transactions, deduct at Net Landed Cost: ______

Buyer: ______ Date: ______ GMM: ______ Date: ______

Supplier: [signature] (Signature of owner, Officer or Other Authorized Employee) Martha Martinez, Controller (Print Name and Title) Date: 1-7-2015

This Agreement incorporates the Costco Wholesale Standard Terms, as they may be amended from time to time, and any applicable signed agreements between us.

Updated 05/2013

Costco Wholesale STANDARD TERMS	United States (2004)

These terms and conditions (“Standard Terms”) apply to every purchase, sale, shipment and delivery of Merchandise from Vendor to Costco Wholesale Corporation (“Costco Wholesale”) or its affiliates or licensees (“Affiliate Purchasers”), and related transactions, unless otherwise agreed in writing and signed by Costco and by Vendor. Each purchase will be made in the trade name of “Costco Wholesale,” but will be for the account of either Costco, or of one of the Affiliate Purchasers. The term “Costco Wholesale” as used below means the entity or entities for which the purchase is being made. The term “Agreement Documents” refers to all documents as defined in the Basic Vendor Agreement.

I. MERCHANDISE AND PALLETS.

(a) “Merchandise” includes all goods described in any Costco Wholesale Purchase Order to Vendor and all packaging, instructions, warnings, warranties and other materials and services normally included or otherwise delivered with such Merchandise. Vendor shall comply with all packing (including pallets) requirements of the carrier and Costco Wholesale, and its cost is included in the price of the Merchandise. Vendor shall comply with Costco Wholesale’s Structural Packaging Specifications and inspect all Merchandise prior to shipment to ensure quality, safety and conformity and to ensure that the Merchandise is properly packed and loaded to prevent transit damage and tampering.

(b) “Pallets” must at a minimum, be of standard GMA #1 quality, 4 way entry (40” x 48”) or CHEP. In the event pallets do not meet these minimum standards, Costco Wholesale, at its sole option, may at Vendor’s sole expense reject the Merchandise and/or rework the pallets.

2. PURCHASE ORDERS. Vendor may ship only against a written Costco Wholesale Purchase Order (“Purchase Order”). A Purchase Order shall be considered an acceptance of any offer to sell by Vendor. Shipment in response to a Purchase Order is acceptance of the Purchase Order and of these Standard Terms. Except as specified in a Purchase Order, projections, any past purchasing history and representations about quantities to be purchased are not binding and Costco Wholesale shall not be liable for any act or expenditure (including expenditures for equipment, labor, materials or packaging) by Vendor in reliance on them. The relationship between Costco Wholesale and Vendor is that of an independent contractor and Vendor agrees that it has not and shall not hold itself out as, nor shall Vendor be deemed to be, an agent of Costco Wholesale.

3. P.O. & ITEM NUMBER. Vendor shall mark all invoices, bills of lading, and packing lists to show legibly the complete Costco Wholesale Purchase Order and Item number(s) to which they relate.

4. DOCUMENTS. Vendor shall comply with all billing, payment, claim and document instructions in the Costco Wholesale Vendor Credit Information Packet, as it may be revised in writing by Costco Wholesale from time to time. On the date any Merchandise is shipped, Vendor shall send to the “Bill To” address an original invoice that reflects Costco Wholesale’s Purchase Order and accounts payable vendor number. The actual scale weights shall be shown on all bills of lading and other shipping documents that must accompany the Merchandise to the shipping destination. Any claims submitted by Vendor to Costco Wholesale regarding unpaid invoices, partial payments, RTVs, rebate or audit deductions, etc. must be submitted on a Costco Wholesale Standard Vendor Claim Form.

5. PRICE CHANGES. The prices on Costco Wholesale’s Purchase Order are not subject to any increase or additional charges because of increased cost, any change in law or any other reason. Vendor must give Costco Wholesale thirty (30) days’ advance written notice of any price change on future orders.

6. PAYMENT. (30) days after delivery is completed under Section 7 below. Vendor shall not assign or factor its account without prior written notice by Vendor to Costco Wholesale’s accounting department. Said assignee or factoring third party is only entitled to the payment validly owed to Vendor and said assignment does not confer upon assignee or factor any other rights. Once the account has been assigned to a third party, the assignment shall not be changed or discontinued without the prior written consent of both the Vendor and such third party and prior written notice to Costco Wholesale’s accounting department.

Costeo Wholesale STA_NDARD TERMS	United States (2004)

7. DELIVERY. Vendor will be responsible for making all claims with the carrier in writing for all losses or damages and/or rework expenses regardless of whether Costco Wholesale arranges carriage, designates the carrier and/or pays the freight. Sales are on a delivered basis and Vendor’s delivery of the Merchandise will occur and title and risk of loss will pass only when and to the extent conforming Merchandise has been received at the Costco Wholesale warehouse or depot designated in the Purchase Order and a Costco Wholesale employee has signed the bill of lading or other shipping document acknowledging that receipt. If the Purchase Order designates an FOB sale with delivery to an ocean port or carrier for ocean shipment, the terms of sale and delivery will be FOB Vessel Incoterms 2000. All ocean shipments for Hawaii and Alaska are FOB Costco Wholesale.

8. LATE SHIPMENT. Costco Wholesale may at any time cancel any shipment not actually received by Costco Wholesale by the “Ship To Arrive Date” shown on the Purchase Order, without cost to or further obligation by Costco Wholesale. Vendor shall notify Costco Wholesale immediately if any shipment will not occur in time to arrive by the “Ship To Arrive Date”. Vendor may ship back orders and late shipments only to the extent authorized in writing by Costco Wholesale and only on a freight prepaid basis at Vendor’s expense.

9. COMPLIANCE WITH LAWS.

(a) Vendor warrants all Merchandise to be manufacture & processed, packaged, labeled, tagged, tested, certified, accurately marked, weighed, inspected, shipped and sold in compliance with all applicable industry standards and all applicable federal, state, provincial and local laws, treaties and regulations, including by way of example all laws and regulations relating to labor, health, safety, environment, serial and identification numbers, labeling, country of origin designation, and Customs requirements; all FDA, toxic substances, OSHA and EPA regulations, Federal Meat Inspection Act or Poultry Products Inspection Act, or any other food safety statute; and the requirements of California Proposition 65.

(b) Vendor agrees to execute and/or furnish to Costco Wholesale on reasonable request, all certifications, guaranties and other documents regarding and verifying compliance with such laws and regulations, including any Material Safety Data Sheet (“MSDS”) as required by OSHA regulations. Vendor shall supply Costco Wholesale, at Vendor’s expense, with an annual Good Manufacturing Practices (“GMP”) Food Safety Audit conducted by a Costco Wholesale approved independent third-party auditing company or by Costco Wholesale’s vendor auditing employees.

(c) Vendor must give prompt written notice to Costco Wholesale of any facts it learns indicating that Merchandise is not in compliance with such laws, regulations and/or standards in Section 9 (a) or any other provisions of these Standard Terms.

(d) Costco Wholesale reserves the right to cancel any Purchase Order if it reasonably believes Merchandise to be delivered does not comply with the requirements of this section.

10. U.L. All electrical Merchandise must be approved by Underwriter’s Laboratories, Inc. or the equivalent designated in writing by Costco Wholesale,

11. ABILITY TO SELL. Vendor warrants and represents to Costco Wholesale that the Merchandise and its resale will not infringe any patent, trademark, trade dress, trade name, copyright or other right of any third party; that the Merchandise is without defects and has adequate warnings and instructions; and that Vendor is not a party to any agreement or understanding, and that there is no other impediment or restriction that limits, prohibits or prevents Vendor from selling and delivering the Merchandise to Costco Wholesale or limits, prohibits or prevents Costco Wholesale from reselling the Merchandise.

12. REJECTION/MERCHANDISE RETURN.

(a)  Costco Wholesale at its option may, at any time, reject (or revoke acceptance of) and either return to Vendor or hold at Vendor’s risk and expense, any Merchandise, shipment or portion thereof that is non-conforming, or that is shipped contrary to Costco Wholesale’s instructions, or that is in excess of the quantities covered by the Purchase Order, or that allegedly contains any defect or inadequate warnings or instructions, or allegedly violates any law, regulation, or court or administrative order, or allegedly infringes any patent, trade name, trade dress, trademark, copyright or other right of any third party;

(b) Payment of any invoice does not limit Costco Wholesale’s right to reject or revoke acceptance. Vendor hereby assumes, and shall bear and pay. all risks and expenses of unpacking, examining, repacking, storing, holding and/or reshipping or returning any such Merchandise, and shall reimburse Costco Wholesale its net landed cost for such Merchandise as shown on the books of Costco Wholesale, in addition to any other remedies available to Costco Wholesale. In the event Vendor’s payment terms include a cash discount, such discount is not refundable to Vendor upon return of Merchandise pursuant to this Section 12;

Costeo Wholesale STA_NDARD TERMS	United States (2004)

(c) Vendor is responsible for all amounts arising from Costco Wholesale’s rejection or revocation of acceptance of Merchandise (including Merchandise which may have been processed and/or commingled with other product) and any amounts over and above any negotiated defective allowance;

(d) In the event Costco Wholesale cancels any Purchase Order pursuant to Sections 8 and 9, rejects any Merchandise for any reason set forth in Section 12(a), accepts customer returns pursuant to Section 13, or exercises its rights under Section 14, Costco Wholesale shall not be liable to Vendor for any damages.

13. CUSTOMER RETURNS. Costco Wholesale may reject or revoke acceptance of any Merchandise returned by Costco Wholesale’s customers for any reason stated in Section 12(a) above.

14. REFUND; OFFSETS. At Costco Wholesale’s option, Vendor shall grant a full refund to Costco Wholesale or, if Costco Wholesale so elects, a credit or replacement with respect to any shipment, Merchandise or portion thereof that Costco Wholesale rejects or revokes acceptance; and Costco Wholesale may offset any such amounts against amounts Costco Wholesale owes to Vendor or may owe in the future. Costco Wholesale may also offset costs associated with defective pallets, monies owed for regulatory fines or penalties (including associated attorneys’ fees), any rebates/incentive allowances and any other amounts owed or to be owed by Vendor against amounts Costco Wholesale owes to Vendor. Costco Wholesale may, at the end of a season at the close of a business relationship, or otherwise, hold back a reasonable reserve for future claims against amounts owed. In the event there remains an outstanding balance owed Costco Wholesale after such offset, Vendor shall immediately pay to Costco Wholesale said balance.

15. INDEMNITY. Vendor shall defend, hold harmless and indemnify Costco Wholesale, its subsidiaries, affiliates, and their employees, agents and representatives (collectively “Costco Wholesale”) from and against any and all claims (including claims of Costco Wholesale against Vendor), actions, liabilities, losses, fines, penalties, costs and expenses (including reasonable attorneys’ and experts’ fees) arising out of any of the following provided that the Vendor’s obligation to defend shall apply only to claims or actions brought by a third party against Costco Wholesale:

(a) Any actual or alleged infringement or misappropriation of any patent, trademark, trade name, trade dress, copyright or other right relating to any Merchandise, or other breach of these Standard Terms or the Agreement Documents;

(b) Any actual or alleged injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, claimed to result in whole or in part from the Merchandise or any actual or alleged defect in such Merchandise, whether latent or patent, including any alleged failure to provide adequate warnings, labeling or instructions;

(c) Any actual or alleged violation of any law, statute or ordinance or any judicial or administrative order, rule or regulation relating to the Merchandise, or to its manufacture, shipment, import, labeling, weights and measurements, use or sale, or any failure to provide an MSDS or certification; or

(d) Any act, activity or omission of Vendor or any of its affiliates, employees, representatives, agents or contractors, including activities on Costco Wholesale’s premises and the use of any vehicle, equipment, fixture or material of Vendor in connection with any sale to or service for Costco Wholesale.

These indemnities and obligations of Vendor shall not be affected, expanded or limited in any way by Costco Wholesale’s extension of warranties to its customers, or by any approval, specification, act or omission of Costco Wholesale. Vendor shall have no obligation to defend, hold harmless and indemnify Costco Wholesale for Costco Wholesale’s sole negligence or intentional wrongful acts.

16. INSURANCE.

(a) Vendor shall obtain and maintain, at its expense, a policy or policies of:

(i) Commercial General Liability (including product and completed operations, personal and advertising injury, contractual liability coverage) with a minimum of $2,000,000 General Aggregate limit; $2,000,000 Products and Completed Operations Aggregate limit; and $1,000,000 each occurrence, written on an occurrence form. Insurance shall be written on a world-wide basis.

Costeo Wholesale STA_NDARD TERMS	United States (2004)

(ii) For Vendors whose employees enter Costco Wholesale’s premises, Workers’ Compensation Insurance with statutory limits and Employers’ Liability (Stop-Gap Liability in monopolistic State Workers Compensation Fund states) insurance with minimum limits of $1,000,000 per accident combined single limit for bodily injury and property damage; Automobile Liability Insurance with $1,000,000 per accident combined single limit for bodily injury and property damage limits for each accident, including owned, non-owned and hired vehicles. Such insurance shall contain a waiver of subrogation endorsement in favor of Costco Wholesale.

(b) Vendor will provide Certificates of Insurance at all times naming Costco Wholesale Corporation and/or any subsidiary, proprietary company or corporation, partnership or joint venturer thereof as “Additional Insureds” with respect to General Liability and Automobile Liability policies, and attach the Broad Form Vendor Endorsement (ISO CG2015 1185) executed in favor of Costco Wholesale and Additional Insureds, to the Certificates of Insurance, and protecting all parties from the liability set forth in 16(a) above. Vendor’s insurers must be Best’s rated B+, VII or better. Vendor shall provide the Certificates of Insurance, evidencing the required coverage, prior to receiving a Purchase Order from Costco Wholesale.

(c) Policy limits may not be reduced, terms changed, or the policy canceled with less than thirty (30) days’ prior written notice to Costco Wholesale. Vendor’s insurance shall be primary with respect to any other insurance available to Costco Wholesale and shall contain a waiver of subrogation by Vendor’s insurance carrier against Costco Wholesale and its insurance carrier with respect to all obligations assumed by the Vendor pursuant to the Agreement Documents. It shall be the responsibility of the Vendor to ensure that any of its agents, representatives, subcontractors, and independent contractors comply with the above insurance requirements. Coverage and limits referred to above shall not in any way limit the liability of the Vendor.

17. RECALLS. In the event Merchandise is the subject of a recall (which includes safety notices) or other action required to bring the Merchandise into compliance with the Agreement Documents (whether initiated by Costco Wholesale, Vendor, or a government or consumer protection agency), Vendor shall be responsible for all costs and expenses associated with the recall, notice or action. Vendor shall promptly reimburse Costco Wholesale for all costs and expenses incurred by Costco Wholesale related to the recall, notice or action including recalling, shipping and/or destroying the Merchandise (and where applicable, any products with which the Merchandise has been packaged, consolidated or commingled), including refunds to customers and Costco Wholesale’s net landed cost of unsold Merchandise.

18. TAXES. Costco Wholesale’s purchase is for resale unless Costco Wholesale otherwise states in writing. Vendor’s pricing should be exclusive of all sales, use and like taxes. If claiming the resale sales tax exemption, Costco Wholesale will provide Vendor with valid tax exemption (resale) certificates for those states where deliveries are to be made. Vendor’s invoicing Costco Wholesale for any tax or fee shall constitute a warranty that Vendor is duly registered with the agency which levies the tax or fee. If Vendor does not remit the tax or fee to the appropriate agency, and/or if the same tax or fee is subsequently assessed by the agency against Costco Wholesale, Vendor shall reimburse Costco Wholesale for all amounts of tax or fee Costco Wholesale has remitted to Vendor to date and Vendor shall defend, indemnify and hold harmless Costco Wholesale against all losses, penalties, interest and expenses (including attorneys’ fees)

19. REMEDIES. The exercise of any remedy herein shall be without prejudice to any other right or remedy available to either party. At no time shall Costco Wholesale be liable for consequential damages incurred by Vendor.

Costeo Wholesale STA_NDARD TERMS	United States (2004)

20. DISPUTES AND ARBITRATION. All claims and disputes that (1) are between Vendor and Costco Wholesale or either’s subsidiaries, parents, affiliates, officers, directors and/or employees, and (2) arise out of or relate to the Agreement Documents or their subject matter, interpretation, performance or enforcement, or any other agreement, transaction or occurrence between Vendor and Costco Wholesale (including without limitation any tort or statutory claim) (“Dispute”) shall be arbitrated under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), in English at Seattle, Washington, before one neutral arbitrator who may be a national of any party and who shall be a member of the AAA’s Large Complex Case Panel. All documents and information relevant to the claim or dispute in the possession of any party shall be made available to the other party not later than sixty (60) days after the demand for arbitration is served, and the arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing. The arbitrator shall have the power to require discovery of third parties (including testimony and documents) to the fullest extent allowed by the laws of the State of Washington. The hearing may not exceed two days. The award shall be rendered within 120 days of the demand. The arbitrator may award interim and final injunctive relief and other remedies, but may not award punitive, exemplary, treble, or other enhanced damages. To the fullest extent permitted by law, no arbitration under the Agreement Documents shall be joined to an arbitration involving any other party, whether through class arbitration proceedings or otherwise. No time limit herein is jurisdictional. Any award of the arbitrator (including awards of interim or final remedies) may be confirmed or enforced in any court having jurisdiction. Notwithstanding the above, Costco Wholesale or Vendor may bring court proceedings or claims against each other (i) solely as part of separate litigation commenced by an unrelated third party, or (ii) if not first sought from the arbitrator, solely to obtain in the state or federal courts in King County, Washington, temporary or preliminary injunctive relief or other interim remedies pending conclusion of the arbitration. In the case of contradiction between the provisions of this Section 20 and the Commercial Arbitration Rules of AAA, this Section shall prevail. The limitations on remedies described above may be deemed inoperative to the extent necessary to preserve the enforceability of the agreement to arbitrate. If any provision of this agreement to arbitrate is held invalid or unenforceable, it shall be so held to the minimum extent required by law and all other provisions shall remain valid and enforceable.

21. VENUE: ATTORNEYS’ FEES. Vendor consents to the personal jurisdiction and exclusive venue of the federal and state courts in King County, Washington, for any court action or proceeding. The prevailing party in any arbitration or court action or proceeding shall be awarded its reasonable attorneys’ fees, expenses (including without limitation expert witness fees) and costs.

22. GOVERNING LAW. The Agreement Documents and all agreements between Vendor and Costco Wholesale shall be governed by and construed according to the laws of the State of Washington, without regard to conflicts of laws principles.

23. SEVERABILITY. If any provision of any Agreement Document or of any agreement between Vendor and Costco Wholesale is held invalid or unenforceable, it shall be so held to the minimum extent required by law and all other provisions shall remain valid and enforceable.

24. BAR CODES. Vendor shall place on all Merchandise sold to Costco Wholesale an accurate Universal Product Code (“UPC”) that complies with the written Costco Wholesale Uniform Product Code Requirements, as amended from time to time. Vendor will promptly supply Costco Wholesale with its manufacturer assigned UPC number. If Vendor fails to place an accurate UPC on any Merchandise, Costco Wholesale may assess Vendor for Costco Wholesale’s internal costs and any associated fines, costs, expenses or attorneys’ fees levied. If requested by Costco Wholesale, Vendor shall place Costco Wholesale’s assigned item number on all Merchandise supplied to Costco Wholesale.

25. CALIF. PROP. 65. Vendor represents it is fully aware of, and agrees to comply with, California Proposition 65 (Calif. Health & Safety Code 25249.5-25249.13) and its implementing regulations (22 Calif. Code Reg. § 12000 et seq), including the following:

(a) The Merchandise must not contain chemicals known to the State of California to cause cancer or reproductive toxicity; or

(b) The quantity of the chemical in question is in compliance with the Federal and California standards, or the Merchandise must carry a warning label that complies with California law.

Vendor shall provide Costco Wholesale a current MSDS that meets the requirements of OSHA regulations and California Admin. Code, Title 8, § 5194, or a statement from the manufacturer that no MSDS is legally required for the Merchandise.

26. OZONE LAWS. Vendor represents and certifies that:

(a) No Merchandise contains any foam or other substances (“Banned Substances”) banned under regulations adopted by the U.S. Environmental Protection Agency (“EPA”) or under any other U.S. laws or regulations; and

Costeo Wholesale STA_NDARD TERMS	United States (2004)

(b) The Merchandise either (a) does not contain and/or is not manufactured with the use of any Class I or Class II Ozone-Depleting Chemicals (“ODCs”), or (b) is properly labeled in full compliance with EPA regulations and other applicable laws and regulations.

27. INTELLECTUAL PROPERTY. The ownership and exclusive use of the trademarks and other intellectual property owned by or under license to Costco Wholesale and/or its affiliates, which include COSTCO WHOLESALE (and all derivatives thereof) and KIRKLAND SIGNATURE (and all derivatives thereof) shall remain vested in Costco Wholesale and/or such affiliates as the case may be, and Vendor shall have no rights or interest in them. Vendor agrees that prior to using such intellectual property in any manner, it will obtain prior written consent and comply with Costco Wholesale’s Guidelines. Vendor shall not contest, directly or indirectly, the ownership, validity, or enforceability of such intellectual property or use any confusingly other similar intellectual property.

28. CHILD/FORCED PRISON LABOR LAWS AND VENDOR CODE OF CONDUCT. Vendor represents and warrants that it and its subcontractors/suppliers will comply with all applicable labor and environmental laws and regulations of the country’ where the Merchandise is produced. Vendor further represents and warrants that it and its subcontractors/suppliers do not use any form of compulsory prison or slave labor, or illegal child labor and do not physically abuse their workers. Vendor also agrees to comply with Costco Wholesale’s Vendor Code of Conduct. Upon review of any unsatisfactory audit results, Castro Wholesale, in its sole discretion, reserves the right to terminate its relationship with a Vendor or any of its subcontractors/suppliers, cancel any Purchase Order, return or revoke acceptance of affected Merchandise and/or require corrective action be taken. The Vendor shall be liable for all related damages incurred by Costco Wholesale, including lost profits.

29. CONFIDENTIALITY.

(a) Vendor may be exposed to confidential information of Costco Wholesale. “Confidential Information” means non-public information, whether written, oral, recorded on tapes or in any other media or format, that Costco Wholesale designates confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information includes, without limitation, information relating to Costco Wholesale’s members, vendors, employees, business plans, marketing plans, product plans, processes, strategies, know-how, forecasts, and/or sales or financial information.

(b) Confidential Information shall not include information that Vendor can conclusively establish (i) entered the public domain without Vendor’s breach of any obligation owed to Costco Wholesale; (ii) was lawfully disclosed to Vendor from a source other than Costco Wholesale; or (iii) is or was rightfully in Vendor’s possession prior to disclosure by Costco Wholesale.

(c) Vendor agrees, both during and after the close of the business relationship with Costco Wholesale, to hold the Confidential Information in the strictest confidence and not to disclose such Confidential Information to any third party. Vendor shall, however, be permitted to disclose relevant aspects of such Confidential Information to its officers, employees, attorneys, auditors by a public accounting firm, or a federal or state government agency, on a need-to-know basis in order to perform its obligations under the Agreement Documents, provided that it has undertaken to protect the Confidential Information to the same extent as required under this Agreement Vendor shall give Costeo Wholesale notice immediately upon learning of any unauthorized use or disclosure of Confidential Information.

(d) In the event Vendor is served with any subpoena or other legal process requiring or purporting to require the disclosure of any Confidential Information, Vendor shall promptly notify Costco Wholesale and shall cooperate fully with Costco Wholesale and its legal counsel in challenging, opposing, seeking to limit or appealing any such legal process to the extent deemed appropriate by Costco Wholesale

30. CHANGE IN CONTROL /ASSIGNMENT.

(a) In the event of a change in control of
Vendor, Costco Wholesale shall have the option but not the obligation to cancel any Purchase Order that in whole or in part has not been fully performed.

(b) Any assignment of the Agreement Documents without Costco Wholesale’s prior written consent is void and if approved, the Agreement Documents will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

31. NO PUBLICITY. Vendor shall not, without the prior written consent of Costco Wholesale, refer to Costco Wholesale or any of its affiliates in any manner in press releases, advertising or other public or promotional statements.